Exhibit 10.1

Execution Version

CREDIT AND GUARANTEE AGREEMENT

Dated as of December 8, 2016

among

LIONS GATE ENTERTAINMENT CORP.

as Borrower

THE GUARANTORS REFERRED TO HEREIN

THE LENDERS REFERRED TO HEREIN

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBC CAPITAL MARKETS*,

CREDIT SUISSE SECURITIES (USA) LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

(solely with respect to the Term B Facility),

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

SUNTRUST ROBINSON HUMPHREY, INC.

(solely with respect to the Term A Facility and the Revolving Facility)

as Joint Lead Arranger and Joint Bookrunner

SUNTRUST BANK,

(solely with respect to the Term A Facility and the Revolving Facility)

as Co-Syndication Agent

WELLS FARGO SECURITIES, LLC,

(solely with respect to the Term A Facility and the Revolving Facility)

as Documentation Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

(solely with respect to the Term A Facility and the Revolving Facility),

BARCLAYS BANK PLC,

SUNTRUST BANK

(solely with respect to the Term B Facility),

as Co-Documentation Agents

and

BNP PARIBAS,

as Managing Agent

*RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates

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(continued)

(continued)

(continued)

Schedules

1.1	Schedule of Commitments
1.2	Certain Excluded Assets
1.3	Initial LUX/UK Guarantors
1.4	Existing Investment Commitments
2.3	Existing Letters of Credit
4.7(b)	Unrestricted Subsidiaries
4.15	Agreements for Indebtedness
4.21	Real Property
6.17	Post-Closing Actions

Exhibits

A	Notice of Borrowing
B	Notice of Continuation/Conversion
C-1	Term A Note
C-2	Term B Note
C-3	Revolving Note
D	Form of Compliance Certificate
E	Form of Solvency Certificate
F	Form of Assignment and Assumption
G	Form of Joinder Agreement

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CREDIT AND GUARANTEE AGREEMENT, dated as of December 8, 2016 (as may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among (i) LIONS GATE ENTERTAINMENT CORP., a corporation organized under the laws of the province of British Columbia, Canada (the “Borrower”); (ii) the Guarantors referred to herein; (iii) the Lenders referred to herein; and (iv) JPMorgan Chase Bank, N.A., as agent for the Lenders.

PRELIMINARY STATEMENTS

Pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2016 (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto, the “Merger Agreement”), by and among the Borrower, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly owned Subsidiary of the Borrower (“Merger Sub”), and Starz, a Delaware corporation (the “Target”), Merger Sub will merge with and into the Target, with the Target surviving such merger as a wholly-owned subsidiary of the Borrower, on the terms and subject to the conditions set forth in the Merger Agreement (the “Acquisition”).

The Borrower has requested that: (i) the Term A Lenders extend the Term A Loans to the Borrower on the Closing Date in an aggregate principal amount of $1,000,000,000 pursuant to this Credit Agreement, (ii) the Term B Lenders extend the Term B Loans to the Borrower on the Closing Date in an aggregate principal amount of $2,000,000,000 pursuant to this Credit Agreement and (iii) the Revolving Lenders provide the Revolving Facility in an aggregate principal amount of $1,000,000,000 pursuant to this Credit Agreement.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1	DEFINITIONS

(a)       Definitions. The following terms when used herein shall have the following meanings (unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference):

“Acquisition” shall have the meaning given to such term in the preliminary statements to this Credit Agreement.

“Additional Assets” shall mean:

(1)         any property, plant, equipment or other assets (excluding working capital or current assets for the avoidance of doubt) to be used by the Borrower or a Restricted Subsidiary in a Related Business; or

(2)         an investment in any one or more businesses or capital expenditures (which for purposes of this definition, shall include the acquisition of any item of Product) and any Permitted Investment, in each case used or useful to a Related Business.

“Additional Lender” shall mean any Additional Revolving Lender or any Additional Term Lender, as applicable.

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“Additional Revolving Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any Revolving Credit Commitment Increase or Incremental Revolving Credit Facility pursuant to an Incremental Amendment in accordance with Section 2.13; provided that the relevant Persons under Section 11.3 (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Revolving Lender’s providing such Commitment Increases, if such consent would be required under Section 11.3 for an assignment of Revolving Credit Commitments to such Additional Revolving Lender.

“Additional Term Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any Term Commitment Increase or Incremental Term Loan pursuant to an Incremental Amendment in accordance with Section 2.13; provided that the relevant Persons under Section 11.3 (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Term Lender’s making such Incremental Term Loans, if such consent would be required under Section 11.3 for an assignment of Loans to such Additional Term Lender.

“Adjusted EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income, in each case as to such Person and its Restricted Subsidiaries on a consolidated basis:

(1)         Consolidated Taxes; plus

(2)         Consolidated Interest Expense; plus

(3)         Consolidated Adjusted Charges; plus

(4)         restructuring charges, reserves or expenses and one-time charges (which, for the avoidance of doubt, shall include, without limitation, retention, severance, systems establishment costs, contract termination costs, integration costs and future lease commitments); plus

(5)         business optimization expenses; provided that any such business optimization expenses added back pursuant to this clause (5), together with the Non-S-X Adjustment Amount for such period, shall not exceed 15% of Adjusted EBITDA for such period; plus

(6)         non-operating expenses (minus non-operating income); plus

(7)         charges, costs and expenses relating to any issuance or incurrence of Capital Stock, any incurrence or repayment of Indebtedness or the consummation of any Investment, acquisition or disposition, in each case permitted by this Credit Agreement and whether or not successful, including fees, charges and expenses relating to the Transactions; plus

(8)         start-up costs relating to the Comic Con business; plus

(9)         other start-up costs in an aggregate amount not to exceed $25,000,000 for the relevant four-quarter reference period;

less, without duplication,

(10)        non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or

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cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period);

provided that effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof shall be excluded from the calculation of Adjusted EBITDA.

“Adjustment Date” shall have the meaning given to such term in the Applicable Pricing Grid.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders hereunder or such successor Administrative Agent as may be appointed pursuant to Section 10.10.

“Administrative Agent Fee Letter” shall mean the Fee Letter dated as of June 27, 2016 among the Administrative Agent and the Borrower, as amended, supplemented or amended and restated from time to time.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” shall have the meaning given to such term in Section 7.5(a).

“Affiliated Persons” mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States, England and Wales, the Grand Duchy of Luxembourg or Canada, any state or province thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Margin” shall mean:

(a) with respect to the Term B Loans, (i) 3.00% per annum, in the case of a Eurodollar Loan, or (ii) 2.00% per annum, in the case of a Base Rate Loan;

(b) with respect to the Term A Loans and the Revolving Loans, (i) 2.50% per annum, in the case of a Eurodollar Loan, and (ii) 1.50% per annum, in the case of a Base Rate Loan; provided, that

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on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to the Term A Loans and the Revolving Loans will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid” shall mean, with respect to the Term A Loans and the Revolving Loans, the table set forth below:

Net First Lien Leverage Ratio	Term A Loans and Revolving Loans Applicable Margin per annum for Eurodollar Loans	Term A Loans and Revolving Loans Applicable Margin per annum for Base Rate Loans
Category 1
Equal or Less than 3.75 to 1.00	2.00%	1.00%
Category 2
Equal or less than 4.50 to 1.00 but greater than 3.75 to 1.00	2.25%	1.25%
Category 3
Greater than 4.50 to 1.00	2.50%	1.50%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements and the related Compliance Certificate are delivered to the Lenders pursuant to Section 6.1(a) and Section 6.1(b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements or Compliance Certificate referred to above are not delivered within the time periods specified in Section 6.1(a) and Section 6.1(b), then, until the date that is three Business Days after the date on which such financial statements and Compliance Certificate are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing under Section 8.1(a), (f) or (g), the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

In the event that any financial statements under Section 6.1(a) and Section 6.1(b) or the related Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Application” shall have the meaning given to such term in Section 2.3(b).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Approved Jurisdiction” shall mean (1) the United States or Canada or any state (but not any territory) or province thereof, (2) if elected by the Borrower, England or Luxembourg or (3) any other jurisdiction approved by the Administrative Agent.

“Arranger” shall mean, collectively, the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Credit Agreement.

“Arranger Fee Letter” shall mean the Fee Letter dated as of June 27, 2016 among the Borrower, the Administrative Agent, the Arrangers party thereto and the other financial institutions party thereto, as amended, supplemented or amended and restated from time to time.

“Asset Sale” shall mean any direct or indirect sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, including any Sale/Leaseback Transaction, of (x) shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares) or (y) other than in the ordinary course of business, other property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of the Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)         a disposition of assets by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Borrower directly and/or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; provided, that in the case of a disposition of Collateral, the transferee, if a Guarantor subject to the Collateral Documents, shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC, the applicable PPSA, the CCQ, or other similar statute or regulation of the relevant provinces, states or jurisdictions;

(2)         the sale of Cash Equivalents or tax credits;

(3)         a disposition of inventory, including without limitation, Product (not constituting the sale of a Product that in the aggregate would be considered a “library”), in the ordinary course of business;

(4)         a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Borrower and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business (including the abandonment of any intellectual property or surrender or transfer for no consideration) or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;

(5)         the disposition of all or substantially all of the assets of the Borrower in a manner permitted under Section 7.6 or any disposition that constitutes a Change of Control;

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(6)         an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

(7)         any Permitted Investment and any Restricted Payment that is permitted to be made, and is made, under Section 7.2;

(8)         dispositions of assets or issuance or sale of Capital Stock of a Restricted Subsidiary in a single transaction or series of related transactions with an aggregate Fair Market Value of less than $20,000,000;

(9)         the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)       dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or insolvency or similar proceedings and exclusive of factoring or similar arrangements;

(11)        the issuance by a Restricted Subsidiary of Preferred Stock that is permitted under Section 7.1;

(12)        the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(13)        foreclosure on assets;

(14)        any sale of Capital Stock in, Indebtedness or other securities of or Investments in, an Unrestricted Subsidiary;

(15)        any exchange of assets (including Capital Stock) (including a combination of assets and Cash Equivalents) for assets (including Capital Stock) related to a Related Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(16)        sales of Product outside of the ordinary course of business (including the sale of Product that in the aggregate would be considered a “library”) if sold for not less than Fair Market Value and not in excess of $45,000,000 in the aggregate from the Closing Date;

(17)        sales of all or a portion of an interest in a Foreign Subsidiary that is not a Credit Party, provided that the consideration received is not less than Fair Market Value;

(18)        (A) the sale or transfer of Product or intellectual property Product to any ProdCo as part of any Permitted Slate Transaction or (B) any Permitted Slate Financing, including the sale or transfer of any interests in copyrights, distribution rights and/or financial proceeds as contemplated by the definition thereof; and

(19)        the creation of revenue participations of the type described in Section 7.1(c)(xvi).

“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit F hereto or such other form as is acceptable to the Administrative Agent, executed by the assignor, assignee and other parties as contemplated thereby.

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“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Bankruptcy Law” shall mean the Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or other U.S. federal or state law, Canadian federal or provincial law or the law of any other applicable jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors or plans of arrangement.

“Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%, provided that Base Rate with respect to the Term B Facility shall be at all times not less than 1.75%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Credit Agreement.

“Borrowing” shall mean the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date

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a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Eurodollar Loans are each a “type” of Loan.

“Bridge Credit Facility” shall mean the Bridge Credit and Guarantee Agreement, dated as of December 8, 2016, among the Borrower, the guarantors referred to therein, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. For the avoidance of doubt, the Bridge Credit Facility shall include any bridge loans or exchange notes incurred or entered into in accordance therewith.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York, the State of California, the Province of British Columbia or the Province of Ontario.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures by the Borrower and the Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of Product, fixed or capital assets, additions to equipment (including replacements, capitalized repairs and improvements during such period) or other assets that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any Indebtedness convertible into such equity.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that obligations of Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Borrower and the Restricted Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” shall mean:

(1)         Dollars, Canadian Dollars, pound sterling, euros, the national currency of any member state of the European Union or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)         securities issued or directly and fully Guaranteed or insured by the United States, Canada, Switzerland, the United Kingdom or any country that is a member of the European

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Union, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)         marketable general obligations issued by any State of the United States of America or any political subdivision thereof or any Canadian province or any public instrumentality thereof maturing within two years from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)         certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any commercial bank having a short term deposit rating at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(5)         repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)         commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments and in any case maturing within one year after the date of acquisition thereof;

(7)         Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)         interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(9)         instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CCQ” shall mean the Civil Code of Québec as in effect in the province of Québec on the date of execution of this Credit Agreement (as amended from time to time).

“Change in Law” shall mean the occurrence, after the date of this Credit Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case not publicly announced before the date of this Credit Agreement; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all

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requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

(i)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, amalgamation, consolidation, plan of arrangement or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity);

(ii)         the first day on which Continuing Directors cease to constitute a majority of the members of the Board of Directors of the Borrower or any Permitted Parent Holdco;

(iii)        the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or plan of arrangement), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than any Permitted Holder or a Restricted Subsidiary; or

(iv)        any change of control as defined in the Indenture for the Senior Notes.

“Claiming Guarantor” shall have the meaning given to such term in Section 9.8.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term A Loan Commitments or outstanding Term A Loans, (ii) Lenders having Term B Loan Commitments or outstanding Term B Loans and (iii) Lenders having Revolving Exposure and (b) with respect to Loans, each of the following classes of Loans: (i) Term A Loans, (ii) Term B Loans and (iii) Revolving Loans.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 5.1 hereof have been satisfied or waived.

“Closing Date Refinancing” shall mean all existing third party debt for borrowed money of (i) the Borrower and its Subsidiaries under (1) the Second Lien Credit and Guarantee Agreement dated as of March 17, 2015 (as amended, supplemented, modified, renewed or replaced prior to the date hereof) among the Borrower, the guarantors referred to therein, certain lenders parties hereto and JPMorgan Chase Bank, N.A., as administrative agent., (2) the Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of September 27, 2012, among LGEI, as borrower, the guarantors referred to therein, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, as amended by Amendment No. 1 thereto, dated as of December 20, 2013, pursuant to which Lions Gate Entertainment Corp. became the borrower thereunder, and as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to

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time prior to the date hereof, and (3) the Borrower’s Senior Secured Second Priority Notes due 2018 which were issued pursuant to that certain Indenture, dated as of July 19, 2013 (as amended, supplemented, modified, renewed or replaced prior to the date hereof), by and among the Borrower, the other guarantors referred to therein and U.S. Bank National Association, as trustee and (ii) the Target and its Subsidiaries under (1) the Credit Agreement, dated as of April 20, 2015 among Starz, LLC, as the borrower, the Bank of Nova Scotia, as administrative agent, and the other parties named therein and (2) the Indenture dated as of September 13, 2012 among Starz, LLC and Starz Finance Corp. as issuers, the guarantors named therein and U.S. Bank National Association, as trustee, in each case, being repaid, redeemed, defeased, discharged, refinanced or terminated in full and all guarantees and Liens (if any) in respect thereof being terminated and released (or arrangements reasonably satisfactory to the Administrative Agent being in place for the termination and release of such guarantees and Liens).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Obligations pursuant to the Collateral Documents, provided, that notwithstanding anything to the contrary herein or in any Fundamental Document, in no case shall the Collateral include any Excluded Assets.

“Collateral Account” shall have the meaning given to such term in Section 8.4(b).

“Collateral Documents” shall mean the Pledge and Security Agreement, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Patent Security Agreement, the Patent Security Agreement Supplements, the Trademark Security Agreement, the Trademark Security Agreement Supplements, the Hypothec, and any other instruments and documents executed and delivered pursuant to this Credit Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Administrative Agent for the ratable benefit of the Lenders.

“Comic Con” shall mean that certain subscription video on demand service (as such service may continue to organically evolve) or other related service operated by the Borrower, its Subsidiaries or its designees under the name “Comic Con HQ” or other derivation of the word “Comic Con”.

“Commitment Fee” shall have the meaning given to such term in Section 2.12(a).

“Commitment Fee Rate” shall mean 0.375% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the following grid:

Net First Lien Leverage Ratio	Commitment Fee Rate per annum
Category 1
Equal or Less than 3.75 to 1.00	0.250%
Category 2
Greater than 3.75 to 1.00	0.375%

If any financial statements are not delivered within the time periods specified in Section 6.1(a) and Section 6.1(b), then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in the grid shall apply. In addition, at all

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times while an Event of Default shall have occurred and be continuing under Section 8.1(a), (f) or (g), the highest rate set forth in the grid shall apply

“Commitment Increase” shall have the meaning given to such term in Section 2.13(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute

“Common Stock” shall mean with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Company Material Adverse Effect” shall mean (with all capitalized terms used in this definition of “Company Material Adverse Effect” (other than “Arrangers”), having the meanings ascribed thereto in the Merger Agreement): any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by the Agreement, (2) any actions required by the Agreement or, if the Company has requested in writing the consent of Parent (with the consent of the Arrangers, not to be unreasonably withheld or delayed, and which the Arrangers will in any case provide (or notify Parent that they will not provide) within two business days of the written request therefor from the Company) to take a specified action that is expressly prohibited by the Agreement and Parent unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of Parent (with the consent of the Arrangers, not to be unreasonably withheld or delayed, and which the Arrangers will in any case provide (or notify Parent that they will not provide) within two business days of the written request therefor from the Company) (provided that, for purposes of Sections 3.5(a) and 3.5(b) of the Agreement, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its

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Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of the Company to perform its obligations under the Agreement or to consummate the transactions contemplated thereby or would reasonably be expected to do so. Any event, occurrence, fact, condition, change, development or effect that does not constitute a Company Material Adverse Effect under the Agreement due to the scheduling thereof in the Company Disclosure Schedule shall not constitute a Company Material Adverse Effect for purposes of this definition.

“Complete” or “Completed” or “Completion” shall mean with respect to any item of Product, that (1) either (a) sufficient elements have been delivered by the Borrower or applicable Restricted Subsidiary to, and accepted, deemed or determined to be accepted and/or exploited by, a Person (other than the Borrower or applicable Restricted Subsidiary or Affiliates thereof) to permit such Person to exhibit the item of Product in the theatrical or other medium for which the item of Product is intended for initial exploitation or (b) an independent laboratory has in its possession a complete final 35 mm or 70 mm (or other size which has become standard in the industry) composite positive print, video master or other equivalent master copy of the item of Product as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution in the theatrical or other medium for which the item of Product is intended for initial exploitation, and (2) if such item of Product was acquired by the Borrower or a Restricted Subsidiary from an unaffiliated third party, the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event (including, without limitation, the payment of money not yet due) the occurrence of which might result in the Borrower or such Restricted Subsidiary losing any of its rights in such item of Product.

“Completion Guarantee” shall mean, with respect to any item of Product, a completion guarantee, in customary form consistent with the Borrower’s past practice or otherwise reasonable and customary for transactions of such nature, which (1) names the production financier to the extent such item of Product is financed in accordance with Sections 7.1(a), Section 7.1(b) or Section 7.1(c)(xii) as a beneficiary thereof to the extent of the Borrower’s or applicable Restricted Subsidiary’s financial interest in such item of Product and (2) guarantees that such item of Product will be Completed in a timely manner, or else payment may be made to such production financier of an amount of up to the aggregate amount expended on the production of such item of Product by, or for the account of, the Borrower or applicable Restricted Subsidiary plus interest on, and other bank charges with respect to, such amount.

“Compliance Certificate” shall mean the Compliance Certificate to be delivered pursuant to Section 6.2, substantially in the form of Exhibit D.

“Consolidated Adjusted Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) depreciation; plus

(b) amortization other than direct operating expenses, as calculated on the Closing Date; plus

(c) other non-cash expenses (including, without limitation, stock based compensation expenses including for stock appreciation rights or write-off of deferred financing charges, and non-cash reductions of Consolidated Net Income attributable to consideration paid to any Person in Capital Stock) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP,

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(but for each of clauses (a)-(c) excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period (other than accruals for stock appreciation rights));

plus

(d) print and advertising expenses (irrespective of whether such Person has actually made a cash payment in respect thereof during such period) for which such Person has an off-setting right of payment and/or guarantee (including, for the avoidance of doubt, any partial guarantee which such Person believes in good faith to be sufficient in size to cover any reasonably anticipated loses from these expenses) from a third-party producer (less the amortization of participation charges that would have been expensed had the print and advertising expense not been expensed in the GAAP financial statements, such amortization to be calculated in accordance with accounting based on the film forecasting method); plus

(e) any non-cash accelerated amortization of programming costs and other intangibles.

For the avoidance of doubt, the amortization of the allocation of the purchase price of a business to increase or decrease the carrying value of the assets and liabilities in accordance with GAAP is considered a non-cash expense.

“Consolidated Applicable Interest Charge” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1)         consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of original issue discount and deferred financing fees and expensing of any bridge or other financing fees); plus

(2)         consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus

(3)         interest income for such period (other than interest income attributable to the discounting of accounts receivable); minus

(4)         interest expense accrued as a result of Financial Accounting Standards Board Staff Position No. APB 14-1, to the extent such interest expense was included in clause (1) of this definition.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding

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(a) the current portion of any Indebtedness of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (1), (2), (3) (other than to the extent undrawn), (5), (6), (7) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (8) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) of the definition of “Indebtedness” of the Borrower and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements and provided further, that neither (i) unfunded commitments for Indebtedness nor (ii) Other Permitted Priority Indebtedness shall be included in the calculation of Consolidated Debt.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1)         consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and including amortization of deferred financing fees, debt issuance costs and expensing of any bridge or other financing fees); plus

(2)         consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus

(3)         interest income for such period (other than interest income attributable to the discounting of accounts receivables).

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that, subject to the limitations contained in clauses (3) through (6) below, equity of the Borrower or any Restricted Subsidiary in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)         any net income (but not loss) of any Restricted Subsidiary (other than (i) a Guarantor, (ii) Pilgrim JV and (iii) any other Restricted Subsidiary to the extent any such restriction relates to a Joint Venture, charter or other agreement or instrument entered into by the Borrower or a Restricted Subsidiary with a minority shareholder to the extent the Borrower has a call option on such minority shareholder’s Capital Stock) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been

15

waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that, subject to the limitations contained in clauses (3) through (6) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)         any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Borrower or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Borrower;

(4)         any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)         any extraordinary, nonrecurring or unusual gain or loss; and

(6)         the cumulative effect of a change in accounting principles.

“Consolidated Taxes” shall mean provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes taken into account in calculating Consolidated Net Income.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower or Permitted Parent Holdco, as the case may be, who: (1) was a member of such Board of Directors on the Closing Date (or, in the case of a Permitted Parent Holdco, the date such Permitted Parent Holdco acquired 100% of the Voting Stock of the Borrower if the members of the Board of Directors of such Permitted Parent Holdco were approved for the purpose of this definition, on or prior to such date, by a majority of the Continuing Directors of the Borrower); or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board of Directors at the time of such nomination or election.

“Contributing Guarantor” shall have the meaning given to such term in Section 9.8 hereof.

“Controlled Foreign Corporation” means any Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Copyright Security Agreement” shall have the meaning given to such term in the Pledge and Security Agreement.

“Copyright Security Agreement Supplement” shall have the meaning given to such term in the Pledge and Security Agreement.

“Credit Agreement” shall have the meaning given to such term in the introductory paragraph of this Credit Agreement.

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“Credit Extension” shall mean the advancing of any Loan or the issuance or extension of, or increase in the amount of, any Letter of Credit.

“Credit Parties” shall mean the Borrower and the Guarantors and “Credit Party” shall mean any one of them.

“Currency Agreement” shall mean in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Excess” shall have the meaning given to such term in Section 2.8(d) hereof.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless determined by the Administrative Agent to be the subject of a good faith dispute, (b) notified the Administrative Agent, the Issuing Bank, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or the Borrower (subject to the Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Required Lenders determine there to be a good faith dispute, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless determined by the Administrative Agent to be the subject of a good faith dispute, (e) (1) on or after the Closing Date, becomes or is insolvent or has a parent company that becomes or is insolvent, or (2) on or after the Closing Date, becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender pursuant to this clause (e) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof, or (f) on or after the Closing Date, has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Lender” shall mean (a) banks, financial institutions and other institutional lenders separately identified in writing by the Borrower to the Administrative Agent and made available

17

to the Lenders prior to the Closing Date and otherwise specified in writing by the Borrower to the Administrative Agent and made available to the Lenders from time to time (it being understood that any update shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans), (b) any competitors of the Borrower, the Target or their respective Subsidiaries that were separately identified in writing by the Borrower to the Administrative Agent made available to the Lenders (it being understood that any update shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans), and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Borrower to the Administrative Agent and made available to the Lenders from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)         matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)         is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)         is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of (a) the Final Maturity Date or (b) the date on which there are no Loans and no Revolving Credit Commitments outstanding, provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Credit Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to the termination of the Facilities.

“Distribution Agreements” shall mean (i) any and all agreements entered into by a Credit Party pursuant to which such Credit Party has sold, leased, licensed or assigned distribution rights or other exploitation rights to any item of Product to a Person that is not an Affiliate of such Credit Party and (ii) any and all agreements hereafter entered into by a Credit Party pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to any item of Product to a Person that is not an Affiliate of such Credit Party.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

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“ECF Payment” shall have the meaning given to such term in Section 2.8(c)(iii).

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved in writing by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks, and (iii) unless an Event of Default described in Section 8.1(a), (f) or (g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, in the case of assignments of Term B Loans, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice from the Administrative Agent of such request for its consent; provided further that, notwithstanding the foregoing, (A) “Eligible Assignee” shall not include (x) any Disqualified Lenders, (y) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (z) except as provided in Section 11.3, the Borrower or any Subsidiary of the Borrower and (B) in the case of assignments of Revolving Credit Commitments or Revolving Exposure, no Person shall be an Eligible Assignee pursuant to clause (a), (b) or (c) above unless such Person is, or is an Affiliate or an Approved Fund of, an existing Lender under the Revolving Facility.

“Environmental Laws” shall mean any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, the Waste Management Act, R.S.B.C. 1996, c. 481, the Transportation of Dangerous Goods Act, R.S.B.C. 1996, c. 458 and other such laws relating to the , storage, transportation, treatment and disposal of Hazardous Materials into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, together, in each case, with any amendment thereto, and the regulations adopted pursuant thereto.

“Equity Cure Period” shall have the meaning given to such term in Section 8.6.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is under common control with any Credit Party under Section 4001 of ERISA or which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean:

(a)         the failure of any Plan to be maintained and operated in all respects in accordance with all Applicable Laws, including ERISA;

(b)         the present value of all benefits under a Title IV Plan exceed the actuarial value of the assets of such Title IV Plan allocable to such benefits (based on those assumptions used to fund such Title IV Plan) as of the last valuation date applicable thereto;

(c)         any event described in Section 4043(c) of ERISA and the regulations promulgated thereunder with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived);

(d)        the imposition of any liability, or the existence of any circumstances pursuant to which any liability could be imposed, upon any Credit Party or any of their respective ERISA Affiliates under Chapter 43 of the Code with respect to any Title IV Plan or Multiemployer Plan, or with respect to any Plan that provides post retirement welfare coverage (other than as required pursuant to Section 4980B of the Code);

(e)         the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)          the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan;

(g)         the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;

(h)         the termination of a Title IV Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA;

(i)          the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan;

(j)          the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4245 of ERISA or a determination that a Multiemployer Plan is in “endangered”, “critical” or “critical and declining” status under the meaning of Section 432 of the Code or Section 304 or 305 of ERISA;

(k)         the termination of a Plan described in Section 4064 of ERISA;

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(l)          the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Title IV Plan;

(m)         a determination that any Title IV Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(n)         the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA);

(o)         the imposition of liability on any Credit Party or any ERISA Affiliate due to the cessation of operations at a facility under the circumstances described in Section 4062(e) of ERISA,

(p)         the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.

“ERISA Lien” shall mean any Liens under ERISA or Section 412 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements” shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement) and, provided, further, provided, that the Eurodollar Base Rate with respect to the Term B Facility shall be at all times not less than 0.75%.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

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“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” shall have the meaning given to such term in Section 8.1.

“Event of Loss” shall mean, with respect to any property or other assets, any of the following: (a) any loss, destruction or damage of such property or other assets or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property or other assets, or confiscation of such property or other assets, provided that to the extent that any property or assets subject to any such event would not have, if sold or disposed of immediately prior to such event, constituted an “Asset Sale” hereunder, such event will not constitute an “Event of Loss” for all purposes hereunder.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess, if any, of:

(a)         the sum, without duplication, of:

(i)          Consolidated Net Income for such fiscal year;

(ii)         the amount of all non-cash charges (including depreciation and amortization, including but not limited to amortization of film and television programs and programming rights, deferred financing costs or other non-cash interest, non-cash stock based compensation, or deferred tax provision) deducted in arriving at such Consolidated Net Income;

(iii)        decreases in Consolidated Working Capital for such fiscal year (provided that, for purposes of this clause (a)(iii) and clause (b)(iv) below, Consolidated Working Capital shall exclude the current portion of programming costs and tax credits receivable on film production);

(iv)        the aggregate net amount of non-cash loss on Asset Sales by the Borrower and its Restricted Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income; and

(v)         amounts received by the Borrower and its Restricted Subsidiaries during such fiscal year and included in deferred revenue which are not expected to be recognized within a year and thus are excluded from Consolidated Working Capital;

over

(b)         the sum, without duplication, of:

(i)          the amount of all non-cash credits included in arriving at such Consolidated Net Income;

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(ii)        the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such Capital Expenditures and any such Capital Expenditures financed with the proceeds of any Reinvested Deferred Amount);

(iii)        the aggregate amount of voluntary or mandatory payments or repurchases made or otherwise paid by the Borrower and its Restricted Subsidiaries during such period in respect of all principal on all Indebtedness, which payments are not prohibited under this Credit Agreement at the time made (whether such payment is made at maturity, as a result of mandatory or voluntary prepayment, acceleration or otherwise, but excluding (i) the principal amount of Indebtedness incurred to finance such payments or repurchases, (ii) the voluntary prepayments deducted pursuant to Section 2.8(c)(iii)(B) and (iii) payments of revolving loans or swingline loans to the extent not accompanied with a permanent reduction of commitments thereunder);

(iv)         increases in Consolidated Working Capital for such fiscal year;

(v)         the aggregate amount of spending by the Borrower and its Restricted Subsidiaries on investment in film and television programs or programing rights net of (A) borrowings and repayments on production loans and (B) tax credits received, in each case by the Borrower and its Restricted Subsidiaries in such fiscal year;

(vi)        any amounts utilized by the Borrower and its Restricted Subsidiaries subsequent to the applicable fiscal year and prior to the calculation of Excess Cash Flow to make payments on production loans relating to Product released before the end of such fiscal year;

(vii)       the aggregate net amount of non-cash gain on Asset Sales by the Borrower and its Restricted Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income;

(viii)      Revenue amounts included in Consolidated Net Income for such fiscal year which are not expected to be paid within a year and thus are excluded from Consolidated Working Capital;

(ix)         Payments made by the Borrower and its Restricted Subsidiaries during such fiscal year to pay tax liabilities incurred by current or former officers, directors and employees of the Borrower and its Subsidiaries upon the vesting of equity interests of any kind held thereby, including restricted stock units; and

(x)          any amounts included in the Consolidated Net Income attributable to the net income of any Subsidiary which is not a Wholly-Owned Subsidiary pursuant to clause (2) of the definition of Consolidated Net Income to the extent (and only for so long as) the distribution or dividend of such amounts to the Borrower or a Guarantor is subject to prior government approval or other restrictions due to the operation of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall mean:

(1)         the Fractional Aircraft Interest;

(2)         interests in the Headquarters JV;

(3)         any Capital Stock or other equity interests owned by the Borrower or any Guarantor to the extent that, and for so long as, a pledge of such Capital Stock or other equity interests would violate Applicable Law or an enforceable contractual obligation binding on or relating to such Capital Stock or other equity interests;

(4)         rights of any of the Borrower or any Guarantor under any license, contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that pursuant to the terms of such license, contract, agreement, purchase money arrangement or similar arrangement the granting of a security interest in such rights would result in a termination or right of termination of, or is otherwise prohibited under, such agreement by the other party thereto, but only to the extent such prohibition on assignment is enforceable; provided, however, that upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect;

(5)         any other assets to the extent that, and for so long as, taking a security interest in such assets would violate any Applicable Law or regulation or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation of or in connection with the acquisition of such assets;

(6)         any leasehold interest in real property;

(7)         any fee interest in real property with a Fair Market Value of $15,000,000 or less individually;

(8)         motor vehicles and other assets subject to certificates of title;

(9)         assets to the extent a security interest in such assets would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower;

(10)        those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, including those assets set forth on Schedule 1.2 hereto;

(11)        any of the Capital Stock of Subsidiaries not owned directly by a Credit Party;

(12)        any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or

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authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC;

(13)        “intent-to-use” trademark applications;

(14)       letter of credit rights (except to the extent a security interest therein can be perfected by the filing of UCC financing statements);

(15)       any commercial tort claim with a value not in excess of $15,000,000 individually;

(16)        voting equity interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulations Section 1.956-2(c)(2)) in excess of 65% of all such voting equity interests (and “stock entitled to vote”) in (i) any Controlled Foreign Corporation, (ii) any FSHCO and (iii) any subsidiary that is a disregarded entity for U.S. federal income tax purposes and owns any equity interests (or any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulations Section 1.956-2(c)(2)) in a Controlled Foreign Corporation or FSHCO; and

(17)       any demand deposit account established by a Credit Party at a commercial bank for the sole purpose of paying the production costs of a particular item of Product (or, in connection with any Permitted Slate Financing, the audio visual works (including motion pictures) to which such Permitted Slate Financing relates) in the ordinary course of business (each, a “Production Account”).

“Excluded Contributions” shall mean Net Cash Proceeds received by the Borrower from:

(1)         contributions to its common equity capital; or

(2)         the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such equity interests are sold, as the case may be.

“Excluded Subsidiary” shall mean any of the following:

(a)         each Immaterial Subsidiary;

(b)         each Subsidiary that is not a Wholly-Owned Subsidiary ;

(c)         each Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any Applicable Law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received);

(d)         each Subsidiary that is prohibited by any applicable contractual requirement (not created in contemplation of the acquisition by the Borrower of such Subsidiary) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such

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Subsidiary becomes a Subsidiary not in violation of Section 7.4 (and for so long as such restriction or any replacement or renewal thereof is in effect);

(e)         any Subsidiary which engages in no activities other than in connection with the financing of accounts receivable;

(f)          any Foreign Subsidiary of any Subsidiary organized in the United States, any state thereof, or the District of Columbia;

(g)         any U.S. Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Controlled Foreign Corporation;

(f)         any Foreign Subsidiary other than a Subsidiary which is organized in Canada or any province thereof other than Lions Gate International Motion Pictures S.A.R.L.;

(g)         any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including, without limitation, tax consequences (including as a result of the operation of Section 956 of the Code or any similar Applicable Law in any applicable jurisdiction)) of providing a guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby;

(h)         any other Subsidiary if in the reasonable good faith determination of the Borrower in consultation with the Administrative Agent, a guarantee by such Subsidiary would result in materially adverse tax consequences to the Borrower or any of its Subsidiaries;

(i)          each Unrestricted Subsidiary;

(j)          any Subsidiary that is a “captive” insurance company;

(k)         not-for-profit Subsidiaries;

(l)          Subsidiaries which are Special Purpose Producers to the extent that (i) such Special Purpose Producer (A) has incurred (or is reasonably expected in connection with the financing plan for such Special Purpose Producer to incur) production loans or any Other Permitted Priority Indebtedness or (B)(I) was formed for the purpose of holding or collecting tax credits in connection with the applicable production and (II) has guaranteed or granted liens on any of its assets to secure, or is reasonably expected to guarantee or grant liens on its assets to secure, the applicable production loan or any Other Permitted Priority Indebtedness and (ii) all distribution and other exploitation rights in the relevant Product or the audio-visual product or live or location-based entertainment produced by such Special Purpose Producer are licensed to a Credit Party; and

(m)        any ProdCo.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, as applicable, such Hedging Obligations (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity

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Exchange Act and the regulations thereunder or (b) in the case of a Hedging Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case the time the guarantee given by such Credit Party or the grant of such security interest, as applicable, becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean taxes imposed on or with respect to a Person or required to be withheld or deducted from a payment to a Person pursuant to this Credit Agreement or any other Fundamental Document: (1) where such Person is subject to such taxes by reason of its carrying on business (other than any taxes arising solely from such Lender having entered into this Credit Agreement) in the jurisdiction imposing such tax (the “Relevant Taxing Jurisdiction”), having a permanent establishment in the Relevant Taxing Jurisdiction, being organized under the laws of the Relevant Taxing Jurisdiction or a subdivision thereof, or being an actual or deemed resident in the Relevant Taxing Jurisdiction; (2) by reason of such Person not dealing at arm’s length with the Borrower or any Guarantor for any purpose, including pursuant to the Income Tax Act (Canada) or any applicable income tax treaty; (3) by reason of the failure of such Person to complete, execute and deliver to the Borrower or the applicable Guarantor any form or document to the extent applicable to such Person that may be required by law or by reason of administration of such law or which is reasonably requested in writing to be delivered to the Borrower or such Guarantor in order to enable the Borrower or such Guarantor to make any payments hereunder or under any other Fundamental Document without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered prior to the date on which the relevant payment is made; or (4) in respect of any taxes imposed under FATCA.

“Existing Convertible Notes” shall mean (a) the 4.00% Convertible Senior Subordinated Notes Due 2017 dated as of January 11, 2012 and related Guarantees issued under the Indenture dated as of January 11, 2012 among the Borrower, LGEI and The Bank of New York Mellon Trust Company, N.A.; and (b) the 1.25% Convertible Senior Subordinated Notes Due 2018 dated as of April 15, 2013 and related Guarantees issued under the Indenture dated as of April 15, 2013 among the Borrower, LGEI and U.S. Bank National Association.

“Extended Revolving Credit Commitment” shall have the meaning given to such term in Section 2.14(a)(ii).

“Extended Revolving Loans” shall have the meaning given to such term in Section 2.14(a)(ii).

“Extended Term Loans” shall have the meaning given to such term in Section 2.14(a)(ii).

“Extension” shall have the meaning given to such term in Section 2.14(a).

“Extension Offer” shall have the meaning given to such term in Section 2.14(a).

“Facility” shall mean any of the Revolving Facility and any Term Facility.

“Fair Market Value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

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“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).

“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” shall mean the Arranger Fee Letter and the Administrative Agent Fee Letter.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the final maturity date for the Revolving Facility.

“Final Maturity Date” shall mean, as at any date, the latest to occur of (a) the Term A Termination Date, (b) the Term B Termination Date, (c) the latest maturity date in respect of any outstanding Extended Term Loans and (d) the latest maturity date in respect of any Incremental Term Loans.

“Final Revolving Credit Termination Date” shall mean, as at any date, the latest to occur of (a) the Revolving Credit Termination Date, (b) the latest termination date in respect of any outstanding Extended Revolving Credit Commitments and (c) the latest termination date in respect of any Incremental Revolving Credit Facility.

“FinanceCo” means LG FinanceCo Corp., a British Columbia corporation and a direct Wholly-Owned Subsidiary of the Borrower.

“Fixed Dollar Incremental Amount” shall have the meaning given to such term in Section 2.14(b).

“Flood Insurance Laws” shall mean, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute there-to and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“Fractional Aircraft Interest” shall mean a fractional interest in an executive jet aircraft and/or a single purpose trust formed solely to hold such interest, with an acquisition cost for such interest or such trust which may not exceed $10,000,000.

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“FSHCO” shall mean any Subsidiary that owns no material assets (directly or through subsidiaries) other than equity interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulations Section 1.956-2(c)(2)) of one or more Controlled Foreign Corporations.

“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Collateral Documents, each Refinancing Amendment and each Incremental Amendment.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, subject in all cases to paragraph (c) below of this Article 1. All ratios and computations based on GAAP contained in this Credit Agreement will be computed in conformity with GAAP, except that in the event the Borrower is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Credit Agreement.

“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, Canada, Luxembourg or any foreign jurisdiction.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)         entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit or for indemnification in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean each Restricted Subsidiary which is a signatory of this Credit Agreement (including the Initial LUX/UK Guarantors) and any other direct or indirect Restricted Subsidiary acquired or created after the date hereof which becomes a signatory to this Credit Agreement as a Guarantor pursuant to Section 6.13.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.

“Headquarters JV” shall mean either (i) LGJW Colorado Partners, LLC or (ii) any other entity which is directly or indirectly owned in whole or in part by the Borrower and which is formed for the sole purpose of constructing, maintaining and owning an office building to be used as a headquarters of the Borrower and/or Subsidiaries thereof.

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“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Hypothec” shall have the meaning given to such term in the Pledge and Security Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.1(a) or 6.1(b), have assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date.

“Impacted Interest Period” shall have the meaning given to such term in the definition of “Eurodollar Base Rate”.

“Incremental Amendment” shall have the meaning given to such term in Section 2.13(a).

“Incremental Cap” shall have the meaning given to such term in Section 2.13(b).

“Incremental Equivalent Debt” shall mean secured or unsecured loans or notes issued in lieu of Incremental Facilities; provided that such loans or notes, if secured (i) are secured only by the Collateral and on a pari passu or junior basis with the liens securing the Obligations and (ii) are subject to a customary Intercreditor Agreement reasonably satisfactory to the Administrative Agent and provided, further that any such Incremental Equivalent Debt (x) otherwise satisfies clauses (A)(i), (B), (E), (F), (H) (solely with respect to such additional secured Indebtedness in the form of term loans that are secured on a pari passu basis with the Obligations), (I), (J) and (K) of Section 2.13(a) as if such Incremental Equivalent Debt were an Incremental Facility and (y) together with any Incremental Facility, does not exceed the Incremental Cap.

“Incremental Facility” shall mean, without duplication, (a) any Incremental Term Facility, (b) any Incremental Revolving Credit Facility, (c) the commitments (if any) of Additional Revolving Lenders to make Incremental Revolving Loans in respect of any Revolving Credit Commitment Increase and the Incremental Revolving Loans in respect thereof and/or (d) the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in respect of any Term Commitment Increase and the Incremental Term Loans in respect thereof.

“Incremental Revolving Credit Facility” shall have the meaning given to such term in Section 2.13(a).

“Incremental Revolving Loans” shall mean any revolving loans made under any Incremental Revolving Credit Facility or in respect of any Revolving Credit Commitment Increase.

“Incremental Term A Facility” shall mean the commitments (if any) of Additional Term Lenders to make Incremental Term A Loans in accordance with Section 2.13 and the Incremental Term A Loans in respect thereof.

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“Incremental Term A Loans” shall mean any term A loans (i.e., having no more than a 5 year maturity and no less than 2.5% average annual amortization per annum (except during any grace period or initial period)) made pursuant to Section 2.13.

“Incremental Term B Facility” shall mean the commitments (if any) of Additional Term Lenders to make Incremental Term B Loans in accordance with Section 2.13 and the Incremental Term B Loans in respect thereof.

“Incremental Term B Loans” shall mean any term B loans made pursuant to Section 2.13.

“Incremental Term Facility” shall mean the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in accordance with Section 2.13 and the Incremental Term Loans in respect thereof.

“Incremental Term Loans” means any term loans made pursuant to Section 2.13.

“Incur” shall mean issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1)         the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)         the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)         the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of Incurrence);

(4)         the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)         Capitalized Lease Obligations of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)         the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Borrower that is not a Guarantor, any Preferred Stock;

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(7)         the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)         the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)         to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and

(10)       to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

Notwithstanding anything in this Credit Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Credit Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Credit Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Credit Agreement.

“Indemnified Party” shall have the meaning given to such term in Section 10.4.

“Initial LUX/UK Guarantors” shall mean the Subsidiaries listed on Schedule 1.3.

“Initial Unrestricted Subsidiaries” shall mean each Subsidiary of the Borrower set forth in Schedule 4.7(b) to this Credit Agreement.

“Intercreditor Agreement” shall mean such intercreditor or subordination agreements reasonably acceptable to the Administrative Agent to be entered into from time to time with respect to Other Permitted Priority Indebtedness, Incremental Equivalent Debt, Permitted Slate Financing, Permitted Slate Transaction, Refinancing Notes, Refinancing Term Loans, Replacement Facilities, and Indebtedness secured by Liens permitted by clauses (1), (16), (17), (18), (20), (24), (33), (38) or (39) of the definition of “Permitted Liens”, or other secured Indebtedness permitted hereunder.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of:

(1)         Adjusted EBITDA of the Borrower, calculated on a Pro Forma Basis, for the most recently ended Test Period; to

(2)         Consolidated Applicable Interest Charge of the Borrower, calculated on a Pro Forma Basis, for such Test Period.

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“Interest Deficit” shall have the meaning given to such term in Section 3.8.

“Interest Payment Date” shall mean (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         the Borrower may not select an Interest Period under a particular Facility that would extend beyond the applicable Maturity Date of such Facility; and

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement” shall mean with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

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“Intra Group Liabilities” shall have the meaning given to such term in Section 9.10.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit or indemnity provision) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)         Hedging Obligations entered into in compliance with this Credit Agreement;

(2)         endorsements of negotiable instruments and documents in the ordinary course of business;

(3)         an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower;

(4)         accounts receivable, trade credit and advances to customers in the ordinary course of business;

(5)         commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business; and

(6)         any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business.

For purposes of Section 7.2 of this Credit Agreement,

(a)       “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(b)        any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(c)         if the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Borrower, the Borrower shall be deemed

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to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean each of (i)(a) JPMorgan Chase Bank, N.A., with respect to up to $100,000,000 of Letters of Credit, (b) Bank of America, N.A., with respect to up to $50,000,000 of Letters of Credit and (c) Deutsche Bank AG New York Branch, with respect to up to $50,000,000 of Letters of Credit, in each case, acting through any of its affiliates or branches, and (ii) any other Issuing Bank designated pursuant to Section 2.3(j) in each case in its capacity as an Issuing Bank, and its successors in such capacity as provided in Section 2.3(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term Issuing Bank shall include any such affiliates with respect to Letters of Credit issued by such Affiliate. Each reference herein to “the Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Joinder Agreement” shall mean the “Instrument of Assumption and Joinder”, substantially in the form attached hereto as Exhibit G.

“Joint Venture” shall mean a joint venture or similar venture with one or more unrelated parties (whether structured as a corporation, partnership, limited liability company or other entity) in which the Borrower or any of its Restricted Subsidiaries own Capital Stock and which is formed and operated to conduct a Related Business.

“Judgment Conversion Date” shall have the meaning given to such term in Section 11.10.

“L/C Backstop” shall mean, in respect of any Letter of Credit, (a) a letter of credit delivered to the Issuing Bank which may be drawn by the Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the Issuing Bank to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, in an amount not to exceed 102.00% of the undrawn face amount and any unpaid Reimbursement Obligations with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective Issuing Bank.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Revolver Percentage of the total L/C Exposure at such time. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of

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Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Obligations” shall mean the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” shall mean $200,000,000, as reduced pursuant to the terms hereof.

“Lender” and “Lenders” shall mean the several banks and other financial institutions and other lenders from time to time party to this Credit Agreement (excluding Disqualified Lenders), including each assignee Lender pursuant to Section 11.3.

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as notified to the Administrative Agent from time to time.

“Letter of Credit” shall have the meaning given to such term in Section 2.3(a).

“Letter of Credit Commitment” shall have the meaning given to such term in Section 2.3(a).

“LGEI” shall mean Lions Gate Entertainment Inc., a Delaware corporation, and its successors.

“LGF” shall mean Lions Gate Films Inc. and its successors.

“LGT” shall mean Lions Gate Television Inc. and its successors.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the applicable PPSA, the CCQ, or UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” or “Loans” shall mean any Revolving Loan, Term Loan, any loan issued under any Incremental Facility, any Extended Revolving Loan or Extended Term Loan, any loan issued pursuant to the final paragraph of Section 11.12(a) hereof or any Refinancing Term Loans or Loans under any Replacement Revolving Facility.

“Luxembourg Guarantor” shall have the meaning assigned to such term in Section 9.10.

“Majority Facility Lenders” shall mean, with respect to any Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans under such Term Facility, and with respect to the Revolving Facility, the holders of Revolving Exposures and Unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Exposures and Unused Revolving Credit Commitments at such time.

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“Material Adverse Effect” shall mean any change or effect that has a materially adverse effect on (a) the business, assets, properties, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the legal right, power or authority of any material Credit Party to perform its respective payment obligations under the Fundamental Documents to which it is a party or (c) the validity or enforceability of, or the rights, remedies or benefits available to the Lenders under, the Fundamental Documents, taken as a whole.

“Material Indebtedness” shall mean Consolidated Debt of the Borrower and the Guarantors in an aggregate principal amount equal to or greater than $75,000,000.

“Material Specified Guarantor” shall include each Guarantor representing at least 5% of the Total Assets or consolidated revenue of the Borrower and the Guarantors in the aggregate, provided that if the aggregate of all such Material Specified Guarantors does not represent at least 90% of the consolidated total assets and consolidated revenue of the Borrower and the Guarantors, one or more Guarantors shall be deemed to be a “Material Specified Guarantor” such that the requirement set forth above is satisfied on the Closing Date.

“Maturity Date” shall mean the Final Maturity Date or the Final Revolving Credit Termination Date, as applicable.

“Merger Agreement” shall have the meaning set forth in the preliminary statements hereto.

“Merger Sub” shall have the meaning set forth in the preliminary statements hereto.

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.14(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor-in-interest thereto.

“MQP” shall mean MQP, LLC and its successors.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the seven preceding plan years made or accrued an obligation to make contributions.

“Negative Pick-up Obligation” shall mean, with respect to any item of Product produced by anyone other than the Borrower or a Restricted Subsidiary, a commitment to pay a certain sum of money or other Investment made by the Borrower or Restricted Subsidiary in order to obtain ownership, distribution rights or sales agency rights in such item of Product. Negative Pick-up Obligation includes both “traditional” negative pickup arrangements and indirect structures.

“Net Available Cash” from an Asset Sale shall mean cash payments actually received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable, but only as and when actually received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

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(1)         all legal, accounting, investment banking, title and recording taxes, fees, expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP or otherwise payable (in the good faith determination of the Borrower) in connection with such Asset Sale (including any repatriation of the proceeds of such Asset Sale);

(2)         all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by Applicable Law be repaid out of the proceeds from such Asset Sale;

(3)         all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale;

(4)         the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale; and

(5)          in the case of any Asset Sale by a Subsidiary which is not a Wholly-Owned Subsidiary, a portion of the cash payments received by such Subsidiary equal to the portion of the economic interests in such Subsidiary which are not directly or indirectly owned by the Borrower.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or any Incurrence of Indebtedness, shall mean the cash proceeds of such issuance or sale or such Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually Incurred in connection with such issuance or sale or such Incurrence and net of taxes paid or payable (in the good faith determination of the Borrower) in connection with such issuance or sale or such Incurrence (including any repatriation of the proceeds of such sale or Incurrence).

“Net First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of:

(1)         (A) the total principal amount of Secured Funded Indebtedness that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries as of such determination date, minus (B) Unrestricted Cash as of such determination date in an amount not to exceed $200,000,000, to

(2)         Adjusted EBITDA of the Borrower, calculated on a Pro Forma Basis, for the most recent Test Period.

“Net Total Leverage Ratio” shall mean, as of any date of determination, the ratio of:

(1)         (A) the total principal amount of Consolidated Debt that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries as of such determination date, minus (B) Unrestricted Cash as of such determination date in an amount not to exceed $200,000,000, to

(2)         Adjusted EBITDA of the Borrower, calculated on a Pro Forma Basis, for the most recent Test Period.

“Non-Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Guarantor.

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“Non-S-X Adjustment Amount” shall have the meaning given to such term in the definition of “Pro Forma Basis”.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by a Credit Party or one or more Subsidiaries of a Credit Party primarily for the benefit of employees of the Credit Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided, however, that “Non-U.S. Plan” shall not include any such plan, fund or program sponsored or maintained by a Governmental Authority.

“Note” or “Notes” shall have the meaning given to such term in Section 2.11(d).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement

“Obligations” shall mean (a) the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, the face amount of the Commitment Fees, any reimbursement obligations in respect of Letters of Credit, costs and attorneys’ fees and all other monetary obligations of the Borrower and the Guarantors to the Administrative Agent, the Issuing Banks or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or the Fee Letters (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (b) all amounts payable under any Specified Swap Agreement or any Specified Cash Management Agreement, provided that (i) the Obligations of the Credit Parties under any Specified Swap Agreement and Specified Cash Management Agreements shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Credit Agreement or any Collateral Document shall not require the consent of any counterparty under such agreement pursuant to any Fundamental Document; and, provided, further, that notwithstanding anything to the contrary, for all purposes of the Fundamental Documents, the Obligations of any Guarantor shall exclude any Excluded Swap Obligation of such Guarantor.

“OFAC” shall have the meaning given to such term in Section 4.22.

“Officer” shall mean the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Strategic Officer, any President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower. Officer of any Guarantor has a correlative meaning.

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“Officers’ Certificate” shall mean a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Borrower.

“Other Applicable Indebtedness” shall have the meaning given to such term in Section 2.8(c)(ii).

“Other Permitted Priority Indebtedness” shall mean any Indebtedness which is (a) permitted to be Incurred after the Closing Date by Section 7.1(c)(xii), Section 7.1(c)(xiii), 7.1(c)(xiv), 7.1(c)(xvii) or 7.1(c)(xviii) hereof or (b) incurred prior to the Closing date but of any type described in the foregoing clause (a).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” shall have the meaning given to such term in Section 11.3(d)

“Participant Register” shall have the meaning given to such term in Section 11.3(d).

“Participating Interest” shall have the meaning given to such term in Section 2.3(d).

“Participating Lender” shall have the meaning given to such term in Section 2.3(d).

“payment default” shall have the meaning given to such term in Section 8.1(e).

“Patent Security Agreement” shall have the meaning given to such term in the Pledge and Security Agreement.

“Patent Security Agreement Supplement” shall have the meaning given to such term in the Pledge and Security Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and its successors.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Percentage” shall mean for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Holder” shall mean, at any time, each of:

(a)(i) Mark H. Rachesky, M.D., (ii) John C. Malone and (iii) any Affiliate of such Persons, or any Affiliated Persons of such Persons;

(b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (a) hereof is a member, provided that Persons described in clause (a) hereof beneficially own a majority of the Voting Stock of the Borrower beneficially owned by all members of such group; and

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(c) any Person (including the Borrower upon a sale of all or substantially all of its assets to a Subsidiary thereof in a transaction permitted under Section 7.6) (x) that acquires (or otherwise holds), directly or indirectly, 100% of the voting power of the Voting Stock of the Borrower (or the Successor Borrower) and, immediately after giving effect to such acquisition and any related transactions, has no material assets other than Capital Stock of the Borrower and (y) of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than any of the Permitted Holders specified in clauses (a) and (b) above, holds more than 50% of the total voting power of the Voting Stock thereof (any Person described in clause (c) hereof, a “Permitted Parent Holdco”).

“Permitted Investment” shall mean an Investment by the Borrower or any Restricted Subsidiary in:

(1)         the Borrower or a Restricted Subsidiary;

(2)         a Person that is engaged in a Related Business if as a result of such Investment:

(a)       such Person becomes a Restricted Subsidiary; or

(b)       such Person, in one transaction or a series of related transactions, is merged, amalgamated, or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(3)         cash and Cash Equivalents;

(4)         receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)         payroll, travel, services (e.g., shared services arrangements) to the extent permitted by Section 7.5(b)(vii) and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)         loans or advances to employees, officers or directors of the Borrower or any Restricted Subsidiary not in excess of $10,000,000 at any time outstanding;

(7)         any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a)         in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, insolvency, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)         as a result of a foreclosure (or similar remedy) by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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(8)         Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.8 or any other disposition of assets not constituting an Asset Sale;

(9)         Investments in existence on the Closing Date (including, for the avoidance of doubt, Investments of Target and its Subsidiaries) and all exchanges, extensions, refinancings and renewals thereof;

(10)       Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.1;

(11)       Guarantees and other Investments issued in accordance with Section 7.1 relating to Negative Pick-up Obligations, Program Acquisition Guarantees, minimum guarantees to acquire items of Product or interests therein, or similar activities, in each case in the ordinary course of business;

(12)       Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(13)       Investments made pursuant to investment commitments existing on the Closing Date set forth on Schedule 1.4 in (i) Playco Holdings Limited and (ii) other Joint Ventures in existence on the Closing Date;

(14)       with respect to the purchase price and/or construction costs expended by the Borrower and Guarantors for Borrower’s headquarters or any other real property of the Borrower and Guarantors, the portion of such purchase prices in excess of any mortgage related to such purchase price;

(15)       Investments in the Headquarters JV, at any time outstanding, not to exceed $40,000,000 (exclusive of any permitted guarantee);

(16)       Investments in Joint Ventures and Unrestricted Subsidiaries, in an amount, at any time outstanding, not to exceed the greater of $200,000,000 and 2.25% of Total Assets when made;

(17)       Investments (including debt obligations) received in connection with the bankruptcy, insolvency or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business;

(18)       nominal Investments in Special Purpose Producers;

(19)       Investments in and Guarantees of obligations of the Borrower, any Restricted Subsidiary, or any of their respective direct or indirect Subsidiaries or Joint Ventures (which Subsidiaries or Joint Ventures may engage in business unrelated to such Investment to the extent otherwise permissible under this Credit Agreement) in connection with co-productions, co-ventures or co-financing arrangements related to the production, distribution and/or acquisition of Product or an interest therein, in each case in the ordinary course of business consistent with past practice;

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(20)       Investments in an aggregate amount at any time outstanding not to exceed the greater of (a) $275,000,000 and (b) 3.0% of Total Assets when made; provided that at the time of and after giving effect to such Investment, no Default shall have occurred and be continuing or would occur as a consequence thereof;

(21)       the Transactions, including the consummation of the Acquisition pursuant to the terms of the Merger Agreement;

(22)       any acquisition or production of Product in the ordinary course of business, to the extent such action would be considered an Investment;

(23)       Letters of credit as to which the Borrower or a Restricted Subsidiary is the beneficiary and which are issued for the account of third party investors in Product of the Borrower or a Restricted Subsidiary;

(24)       Investments consisting of the contribution or transfer of the (A) Comic Con business or (B) Spanish-language OTT to an Unrestricted Subsidiary or Joint Venture (or the transfer of Capital Stock in a Subsidiary that owns the Comic Con business or Spanish-language OTT, as the case may be, such that such Subsidiary becomes a Joint Venture), provided that at the time of and after giving effect to such Investment, (x) no Default shall have occurred and be continuing or would occur as a consequence thereof and (y) the Borrower shall be in compliance with the financial ratios set forth in Section 7.9(a) and (b) for the relevant fiscal quarter on a Pro Forma Basis;

(25)       Investments in any ProdCo in accordance with the definition of “Permitted Slate Transaction”; and

(26)       Guarantees made in accordance with Section 7.1 or Section 6.13.

“Permitted Liens” shall mean, with respect to any Person:

(1)         Liens, which Liens may be pari passu with or junior to the Liens securing the Obligations pursuant to the Collateral Documents, securing (i) the Obligations, including without limitation the Loans and the Guarantees under Article 9 and any obligations owing to the Administrative Agent, Issuing Banks or Lenders under this Credit Agreement and the Collateral Documents (including Liens securing any Indebtedness pursuant to Section 2.13, Section 2.14, and Section 2.15), (ii) any Incremental Equivalent Debt or (iii) any Refinancing Notes;

(2)         pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)         Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens;

(4)         Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings,

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provided that any appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)         Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)         encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions or agreements (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially impair their use in the operation of the business of such Person;

(7)         Liens securing Hedging Obligations so long as the related Indebtedness is permitted under this Credit Agreement;

(8)         leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(9)         Liens arising out of attachments, judgments (to the extent not resulting in an Event of Default) or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which any appropriate reserves have been established in accordance with GAAP;

(10)        Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed or improved; provided that:

(a)         the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Credit Agreement and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)         such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)       Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)        Liens arising from any applicable UCC, CCQ or PPSA financing statement filings or other similar filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries;

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(13)       Liens existing on the Closing Date (other than Liens permitted under clauses (1), (16) or (20) of this definition) including, for the avoidance of doubt, Liens on assets of Target and its Subsidiaries;

(14)       Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(15)       Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into, or plan of arrangement with, the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(16)       Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary, which are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 pursuant to an Intercreditor Agreement;

(17)       [reserved];

(18)       Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1) (only with respect to Incremental Equivalent Debt and Refinancing Notes), (10), (13), (14), (15), (18) and (25) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)       any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)       Liens in favor of the Borrower or any Restricted Subsidiary, which are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 pursuant to an Intercreditor Agreement;

(21)       Liens to secure payment and performance obligations of the Borrower and Guarantors in connection with a revenue participation purchase agreement or similar arrangement for third-party investments in Product produced, acquired or distributed by the Borrower and such Guarantors in the ordinary course of business consistent with past practice;

(22)       Liens under industrial revenue, municipal or similar bonds;

(23)       Liens to secure Negative Pick-up Obligations, Program Acquisition Guarantees and other direct or indirect guarantees (including minimum guarantees) related to the acquisition, production or distribution of items of Product in the ordinary course of business to the extent such Lien is limited solely to such item of Product related to such Negative Pick-up Obligation, Program Acquisition Guarantee or other guarantee;

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(24)       Liens to secure Other Permitted Priority Indebtedness to the extent such Lien is limited solely to the item or items of Product or related Production Accounts relating to such Other Permitted Priority Indebtedness, which Liens may be prior to the Liens securing the Obligations pursuant to the Collateral Documents;

(25)       Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed at the time of Incurrence thereof, together with all other outstanding (x) Indebtedness secured by Liens pursuant to this clause (25) and (y) Refinancing Indebtedness secured by Liens incurred under clause (18) above in respect of Indebtedness previously secured by Liens under this clause (25), the greater of (a) $100,000,000 and (b) 1.25% of Total Assets;

(26)       Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.1;

(27)       Liens in favor of guilds or unions (whether pursuant to written security agreements, any producer’s or distributor’s assumption agreements, or otherwise), in each case which are required in the ordinary course of business pursuant to collective bargaining agreements;

(28)       Liens to secure distribution, exhibition and/or exploitation rights of licensees pursuant to Distribution Agreements or of licensors from whom any of the Borrower or the Restricted Subsidiaries has (directly or indirectly) obtained any distribution rights or other exploitation rights to any item of Product (or of Persons providing financing to obtain such rights) or Liens to secure production advances on an item of Product, provided that such Liens are limited to such distribution, exhibition and/or exploitation rights and the applicable revenue therefrom;

(29)       Liens customarily granted or incurred in the ordinary course of business with regard to services rendered by laboratories and post-production houses, record warehouses and suppliers of materials and equipment which secure outstanding trade payables;

(30)       possessory Liens (other than those of laboratories and production houses) which (a) occur in the ordinary course of business, (b) secure normal trade debt which is not yet due and payable and (c) do not secure Indebtedness;

(31)       customary Liens in favor of completion guarantors granted in connection with Completion Guarantees;

(32)       Liens granted by the Borrower or any Restricted Subsidiary that is a Special Purpose Producer to secure outside production financing otherwise permitted under this Credit Agreement;

(33)       Liens granted in connection with any Permitted Slate Financing in accordance with the definition thereof;

(34)       Liens to secure Replication Advances permitted by Section 7.1(c)(xiv);

(35)       Liens on tax credits to secure Indebtedness which is otherwise non-recourse to the Borrower or any Restricted Subsidiary, other than customary representations and warranties;

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(36)       Liens granted by either MQP, any Services Company that is the Borrower or any Restricted Subsidiary, LGF or LGT to secure MQP’s obligations to SGF pursuant to the SGF Co-Financing Arrangement;

(37)       Liens in connection with reversion or turnaround rights with respect to a project in development;

(38)       Liens granted by one or more of the Borrower and its Restricted Subsidiaries to secure Secured Funded Indebtedness permitted to be Incurred under Section 7.1(a) or any refinancing of such Indebtedness permitted pursuant to Section 7.1(c)(xi), in each case, which Liens are pari passu in priority with the liens securing the Obligations pursuant to the Collateral Documents pursuant to an Intercreditor Agreement;

(39)       Liens granted by one or more of the Borrower and its Restricted Subsidiaries to secure Indebtedness permitted to be Incurred under Section 7.1(b) or any refinancing of such Indebtedness permitted pursuant to Section 7.1(c)(xi), in each case, which Liens are junior in priority to the with the liens securing the Obligations pursuant to the Collateral Documents Obligations pursuant to an Intercreditor Agreement;

(40)       rights or other interests granted under the Co-Publishing Agreement, dated April 5, 2013 and effective as of January 1, 2012, among Lions Gate Music Publishing LLC and Lions Gate Records, Inc. and Warner/Chappell and its affiliated entities (as the same may be amended, restated, supplemented, or otherwise modified from time to time); and

(41)       Liens securing the Senior Notes in connection with the escrow of the proceeds thereof.

“Permitted Parent Holdco” shall have the meaning given to such term in the definition of “Permitted Holder”.

“Permitted Slate Financing” shall mean a financing arrangement in which two or more of the Borrower’s and/or Guarantor’s (as applicable) audio visual works (including motion pictures) are partially financed through an arrangement with a third party (“Permitted Financier”) who may be granted an interest in or share of the copyright, distribution rights, and/or certain financial proceeds from the subject audio visual works (collectively, “Permitted Financier Rights”) in connection with such financing arrangement, provided that (i) the only recourse of the Permitted Financier in connection with such arrangement against the Borrower or such Guarantor shall be limited to the Permitted Financier Rights, interests in related Production Accounts (if any), and customary representations and warranties given by the Borrower and/or Guarantor in connection with such arrangement and (ii) any such interest granted to the Permitted Financier in the Permitted Financier Rights and the other terms of such arrangement shall be reasonable and on an arm’s length basis and consistent with customary practice for transactions of such nature (as determined in good faith by the Borrower). The Borrower and/or Guarantors shall be entitled to grant any of the Permitted Financier Rights to a Permitted Financier and if a Lien is granted to the Permitted Financier in connection with such financing arrangement, such Lien shall be subject to an Intercreditor Agreement entered into by the Administrative Agent (a) setting forth that: (x) the Permitted Financier shall maintain a first priority security interest over any of the Permitted Financier Rights and/or any related Production Account, and (y) the Administrative Agent’s rights, claims and security interests in any such Permitted Financier Rights and/or related Production Accounts with the Permitted Financier shall be subordinated to the rights, claims and security interests of the applicable Permitted Financier with respect to such Permitted Financier Rights and/or any related Production Accounts and (b) otherwise on terms that are no less favorable, taken as a whole, to the Lenders than the terms of similar intercreditor

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arrangements entered into by the Borrower and its Subsidiaries consistent with past and customary practice.

“Permitted Slate Transaction” shall mean a transaction which the Borrower and/or the Guarantors may at their option consummate and which satisfies all of the following criteria:

(i)          the borrower or the issuer in such transaction (each, a “ProdCo”) will be a new corporation, limited liability company or limited partnership formed solely for the purpose of a Permitted Slate Transaction;

(ii)         each ProdCo will not engage in any business other than producing, acquiring or funding the print and advertising expenses of items of Product to be distributed by the Borrower or one or more Guarantors;

(iii)        the Borrower or any Guarantor and the other third party investors or financiers in such transaction will acquire (1) shares, membership interests, limited partnership interests, or other Capital Stock in the applicable ProdCo and/or (2) revenue participations in the items of Product to be produced by such ProdCo;

(iv)        the shares, membership interests, limited partnership interests, other Capital Stocks and/or revenue participations, in any ProdCo owned by the Borrower or one or more Guarantors will be Collateral but such ProdCo will not be a Guarantor;

(v)         each ProdCo will acquire from the Borrower or the Guarantors ownership of items of Product;

(vi)        each ProdCo will grant to the Borrower or any Guarantor distribution and exploitation rights in those items of Product acquired by such ProdCo;

(vii)       nothing in the documentation and/or structure for a Permitted Slate Transaction shall permit ProdCo to distribute the contractually mandated revenue generated thereby except on a pro rata or a basis which is greater than pro rata in favor of the Borrower or a Guarantor, other than a customary production fee or interest return on the amount invested (provided, however, that if this condition is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap); and

(viii)      ProdCo may not incur Indebtedness other than Subordinated Obligations (provided, however, that if this condition is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap).

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Pilgrim JV” means Pilgrim Media Group, LLC.

“Plan” means at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years and in respect of which any Credit Party or

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ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, among the Credit Parties party thereto and the Administrative Agent.

“PPSA” shall mean unless otherwise provided in this Credit Agreement, the Personal Property Security Act B.C. 1996 chapter 359 as heretofore and hereafter amended and in effect in the Province of British Columbia, or, where the context requires, the legislation of the other provinces or territories of Canada (other than Québec) relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories of Canada, as applicable.

“Preferred Stock,” as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prime Rate” shall mean the rate of interest per annum determined by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period, such calculation as will give pro forma effect to such events as if such events occurred on the first day of such period (the “Reference Period”):

(a)	the Transactions, any Asset Sale, any asset acquisition or Investment (or series of related Investments) permitted under this Credit Agreement, in each case, in excess of $25,000,000, any merger, amalgamation, consolidation (or any similar transaction or transactions) and any dividend, distribution or other similar payment,

(b)	any operational changes or restructurings of the business of the Borrower or any of its Restricted Subsidiaries that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Sale or asset acquisition described in clause (a) above) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith,

(c)	the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary,

(d)	any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (a) above); and

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(e)	any other event, in each case that by the terms of the Fundamental Documents requires a test, financial ratio or covenant to be calculated on a “Pro Forma Basis”.

Pro forma calculations made pursuant to this definition shall be determined in good faith by the Borrower, and shall be made without duplication of amounts already included pursuant to the definition of “Adjusted EBITDA”. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (b) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 18 month period following the consummation of such pro forma event; provided that the aggregate amount of such adjustments described in clause (b) of the immediately preceding paragraph that do not either (X) comply with Article 11 of Regulation S-X for any Reference Period or (Y) relate to or arise from the Transaction (the “Non-S-X Adjustment Amount”) shall not, when aggregated with the amount of any increase to Adjusted EBITDA pursuant to clause (5) thereof for such Reference Period, exceed 15% of Adjusted EBITDA for such Reference Period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (a) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as the Borrower may designate.

In the event that any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred, the Borrower may elect, pursuant to an Officers’ Certificate thereof delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (such election to be consistently applied for all purposes under this Credit Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Pro Forma Financial Statements” shall have the meaning given to such term in Section 4.5(e).

“ProdCo” shall have the meaning given to such term in the definition of “Permitted Slate Transaction”.

“Product” shall mean any motion picture, live event, film, music or video tape or other audio-visual work or episode thereof produced for theatrical, non-theatrical or television release or for

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exploitation in any other medium (including, without limitation, interactive media, multi-channel and digital platforms, stage plays, museum tours, theme parks or other location-based entertainment), in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter devised, with respect to which the Borrower or any of its Restricted Subsidiaries (1) is the copyright owner or (2) acquires an equity interest or distribution or sales agency rights. The term “item of Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Borrower and the Restricted Subsidiaries, and all rights therein and thereto, of every kind and character.

“Production Account” shall have the meaning given to such term in the definition of “Excluded Assets”.

“Program Acquisition Guarantees” shall mean any commitment of the Borrower or any Restricted Subsidiary to a producer or owner of Product in conjunction with the acquisition of Product, distribution rights or sales agency rights in Product by the Borrower or such Restricted Subsidiary to the effect that (1) the gross revenues to be generated in the future from the exploitation of such Product or the net revenues to be received by such producer or owner from the exploitation of such Product are reasonably anticipated by the Borrower to equal or exceed an amount specified in the acquisition agreement related to such Product or (2) otherwise requires payment by the Borrower or Restricted Subsidiary of a minimum amount specified in the acquisition agreement related to such Product regardless of actual performance of such Product.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Quotation Day” shall mean, with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Rating Agencies” shall mean each of S&P and Moody’s or if S&P or Moody’s or both of them shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for S&P or Moody’s as the case may be.

“Ratio-Based Incremental Amount” shall have the meaning given to such term in Section 2.13(b).

“Refinancing Amendment” shall have the meaning given to such term in Section 2.15.

“Refinancing Effective Date” shall have the meaning given to such term in Section 2.15(a).

“Refinancing Indebtedness” shall mean Indebtedness that is Incurred in exchange for, or to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, to “refinance,” “refinances” and “refinanced” each having a correlative meaning) any Indebtedness being refinanced (or previous refinancing thereof), provided, however, that:

(1)         the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (a) the Stated Maturity of the Indebtedness being refinanced or (b) 91 days later than the latest Maturity Date;

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(2)         the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (a) the remaining Average Life of the Indebtedness being refinanced or (b) 91 days after the remaining Average Life of the class of Term Loans then outstanding with the greatest remaining Average Life;

(3)         such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, interest or premiums required by the instruments governing such existing Indebtedness, any tender premiums with respect thereto, and fees and expenses Incurred in connection therewith);

(4)         if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Guarantees under Article 9, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantees under Article 9 on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being refinanced (as determined by the Borrower in good faith); and

(5)         Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Borrower or a Guarantor.

“Refinancing Notes” shall mean one or more series of secured or unsecured notes issued by a Credit Party (which, if secured, are secured (x) on a pari passu basis with the Facilities or (y) on a junior basis to the Facilities) in each case issued to refinance outstanding Indebtedness of the Borrower under any one or more Classes of Term Loans; provided that:

(a) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to an Intercreditor Agreement;

(b) no Refinancing Notes shall mature prior to the Final Maturity Date, or have an Average Life that is less than the Average Life of the Class of Term Loans being refinanced;

(c) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions);

(d) such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto;

(e) the other terms and conditions (excluding those referenced in clauses (b) and (d) above) of such Refinancing Notes shall be substantially identical to, or (taken as a whole) no less favorable (as reasonably determined by the Borrower) to the Borrower than, those applicable to the Term Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest Maturity Date of the relevant Term Loans existing at the time of such refinancing or replacement);

(f) the Refinancing Notes may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Term Loans being so refinanced and the borrower of the Refinancing Notes shall be the Borrower with respect to the Indebtedness being refinanced; and

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(g) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Class of Term Loans being so refinanced in accordance with Section 2.8(c).

“Refinancing Term Loans” shall have the meaning given to such term in Section 2.15(a).

“Register” shall have the meaning given such term in Section 11.3(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X (and the interpretations of the SEC) under the Securities Act.

“Regulations T, U and X” shall mean such regulation of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall have the meaning given to such term in Section 2.3(c).

“Reinvested Deferred Amount” shall have the meaning given to such term in Section 2.8(c).

“Rejecting Lender” shall have the meaning given to such term in Section 2.8(c).

“Related Business” shall mean the (1) development, production, distribution, acquisition or disposition of intellectual properties including films, live event, television, interactive media, music and video product or any other audio-visual work and/or rights therein or thereto, (2) operation of physical production facilities, (3) acquisition and operation of television channels and internet or digital distribution platforms and (4) any business which is related, ancillary or complementary to any of the foregoing activities, including, without limitation, the acquisition and operation of theme parks, museum tours, stage plays, or other live or location-based entertainment.

“Related Parties” shall mean, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.

“Relevant Existing Facility” shall have the meaning given to such term in Section 2.13(a).

“Relevant Taxing Jurisdiction” shall have the meaning given to such term in the definition of “Excluded Taxes”.

“Replacement Revolving Credit Commitments” shall have the meaning given to such term in Section 2.15(c).

“Replacement Revolving Credit Facility Effective Date” shall have the meaning given to such term in Section 2.15(c).

“Replacement Revolving Facility” shall have the meaning given to such term in Section 2.15(c).

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“Replication Advances” shall mean advances incurred pursuant to DVD replication, tape duplication or film processing transactions which require repayment if certain volume commitments are not fulfilled, provided that repayment of such advances (1) may not be accelerated or be required to be paid on demand unless such repayment obligation is completely unsecured, (2) do not require cash payments of interest and (3) are on terms at least as favorable as the Borrower’s or Restricted Subsidiary’s current replication deals; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Loans, to secure any such Replication Advances will not be considered to be less favorable to the Borrower.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the proceeds of any term loans incurred or guaranteed by the Borrower or any Guarantor incurred for the primary purpose of reducing the effective yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with Section 2.13(a)) to less than the effective yield (as determined by the Administrative Agent on the same basis) applicable to such Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Credit Agreement incurred for the primary purpose of reducing the effective yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of the Term B Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a Change of Control or with any acquisition or investment which is not permitted by the terms of the Credit Agreement, constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.

“Required Lenders” shall mean, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that the Revolving Credit Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required Lenders.

“Required RC Lenders” means, at any time, Lenders having Revolving Exposures and Unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Exposures and Unused Revolving Credit Commitments at such time; provided that the Revolving Exposures and Unused Revolving Credit Commitments held or deemed held by any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required RC Lenders.

“Required RC/TLA Lenders” means, at any time, Lenders having Revolving Exposures, Term A Loans and unused Revolving Credit Commitments in respect of the foregoing representing more than 50% of the sum of the total Revolving Exposures, outstanding Term A Loans and unused Revolving Credit Commitments in respect of the foregoing at such time; provided that the Revolving Exposures, Term A Loans and unused Revolving Credit Commitments in respect of the foregoing held or deemed held by any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required RC/TLA Lenders.

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“Resignation Effective Date” shall have the meaning given to such term in Section 10.10.

“Responsible Officer” shall mean, when used with respect to the Administrative Agent, any officer within the corporate trust department of the Administrative Agent having direct responsibility for the administration of this Credit Agreement, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Asset Sale Amount” shall have the meaning given to such term in Section 2.8(a).

“Restricted ECF Amount” shall have the meaning given to such term in Section 2.8(c).

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning given to such term in Section 7.2(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolver Percentage” means, for each Revolving Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Revolving Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Revolving Lenders acknowledge and agree that the Revolving Credit Commitments of the Revolving Lenders aggregate $1,000,000,000 on the date hereof.

“Revolving Credit Commitment Increase” shall have the meaning given to such term in Section 2.13(a).

“Revolving Credit Termination Date” means the earliest of (a) December 8, 2021, (b) such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, Section 8.2 or Section 8.3 hereof and (c) with respect to any Revolving Lender that has extended its Revolving Credit Commitment pursuant to an Extension consummated under Section 2.14 and with respect to any Issuing Bank that has consented to such extension, the extended maturity date of such Revolver Lender’s Revolving Credit Commitment.

“Revolving Exposure” shall mean, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of an Issuing Bank, the aggregate L/C Exposure in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

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“Revolving Facility” shall mean the credit facility for making revolving Loans and issuing Letters of Credit described in Section 2.2 and Section 2.3.

“Revolving Lender” shall mean each Lender that has a Revolving Credit Commitment or that holds Revolving Loans.

“Revolving Loans” shall have the meaning given to such term in Section 2.2.

“Revolving Note” shall have the meaning given to such term in Section 2.11(d).

“S&P” shall mean Standard & Poor’s Financial Services, LLC and any successor-in-interest thereto.

“Sale/Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person (other than the Borrower or any of its Restricted Subsidiaries) and the Borrower or a Restricted Subsidiary leases it from such Person.

“Screen Rate” shall have the meaning given to such term in the definition of “Eurodollar Base Rate”.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Funded Indebtedness” shall mean Consolidated Debt of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary (excluding (i) Liens that are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 and (ii) Permitted Liens other than (a) Permitted Liens incurred pursuant to clauses (1), (10), (13), (15), (25) or (38) of the definition thereof (to the extent any such Lien is not, pursuant to an Intercreditor Agreement, subordinated to the Liens securing the Obligations) and (b) Permitted Liens with respect to any permitted Refinancing Indebtedness or Refinancing Notes with respect to Indebtedness secured by Liens described in clause (a) (to the extent any such Lien is not, pursuant to an Intercreditor Agreement, subordinated in right of payment to the Obligations)).

“Secured Parties” shall have the meaning given to such term in the Pledge and Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Notes” means the 5.875% Senior Notes due 2024 of FinanceCo initially issued in an aggregate principal amount of $520,000,000 pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of October 27, 2016, between FinanceCo and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under which the Senior Notes were issued, as supplemented by the First Supplemental Indenture, dated as of December 8, 2016, among the Borrower, the Guarantors (as defined therein), FinanceCo and the Trustee.

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“Services Company” shall mean a corporation (which may or may not be a subsidiary of the Borrower) having a permanent establishment in Québec which provides production services pursuant to a production services agreement between MQP and such Services Company.

“SGF” shall mean SGF Entertainment Inc., a subsidiary of the Société Générale Financement du Québec and its successors.

“SGF Co-Financing Arrangement” shall mean the co-financing arrangement by and among MQP, the Borrower and SGF pursuant to which, among other things, (i) MQP agreed to sell revenue participation interests in certain motion pictures and television productions to SGF pursuant to that certain Revenue Participation Purchase Agreement among MQP, SGF, LGF and LGT dated as of July 25, 2007, (ii) MQP licensed certain motion pictures to LGF pursuant to that certain Master Distribution Agreement (Film Productions) between MQP and LGF, dated as of July 25, 2007 and (iii) MQP agreed to license certain television productions to LGT pursuant to that certain Master Distribution Agreement (Television Productions) between MQP and LGT, dated as of July 25, 2007.

“Significant Subsidiary” shall mean any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Slate Cap” shall mean, at any time, the greater of (a) $300,000,000 (plus any returns of capital actually received by the Borrower and the Guarantors in respect of Investments made after the Closing Date by them in all Permitted Slate Transactions) or (B) 3.5% of Total Assets at such time.

“Solvency Certificate” means the Solvency Certificate delivered pursuant to Section 5.1(f) hereof, substantially in the form of Exhibit E to this Credit Agreement.

“Spanish-language OTT” means the Borrower’s current Spanish-language subscription video on demand service (as such service may continue to organically evolve) or other related service operated by the Borrower, its Subsidiaries or its designees.

“Special Purpose Producer” shall mean a special purpose corporation or limited liability company formed solely for the purpose of producing a Product or any audio-visual product or live or location-based entertainment which, in each case, will be purchased or distributed in whole or in part by the Borrower or any of its Restricted Subsidiaries.

“Specified Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Restricted Subsidiary), but, at the Borrower’s option, including acquisitions of Capital Stock increasing the ownership of the Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Restricted Subsidiary); provided that the Borrower or a Restricted Subsidiary is the surviving entity or the surviving entity becomes a Restricted Subsidiary.

“Specified Cash Management Agreement” shall mean any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions owing by any Credit Party to any entity that was a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such relevant agreement was entered into or, if later, as of the Closing Date (or, if later, who

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becomes a Lender or an Affiliate of a Lender within 30 days after the Closing Date), provided that the Borrower may in its sole discretion designate, by delivering a written designation by the Borrower and such counterparty to the Administrative Agent, any agreement by a Restricted Subsidiary which is not a Credit Party which would constitute a “Specified Cash Management Agreement” if such Subsidiary were a Credit Party as (a) constituting a Specified Cash Management Agreement or (b) only partially constituting a Specified Cash Management Agreement.

“Specified Equity Contribution” shall have the meaning given to such term in Section 8.6.

“Specified Merger Agreement Representations” shall mean such of the representations made by or with respect to the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent that the Borrower (or its Affiliate) has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement.

“Specified Representations” shall mean those representations and warranties made by the Borrower and the Guarantors (after giving effect to the Acquisition) in the following Sections of this Credit Agreement:

(a)	solely as to corporate or other organizational existence with respect to the Borrower and each Material Specified Guarantor, Section 4.1(a);

(b)	solely with respect to power and authority, due authorization, execution and delivery, and enforceability of the Fundamental Documents as to the Borrower and each Material Specified Guarantor, Section 4.1(b);

(c)	Section 4.2(i) and (iii) (in each case, solely with respect to the Borrower and each Material Specified Guarantor);

(d)	Section 4.4 (solely with respect to the Borrower and each Material Specified Guarantor);

(e)	Section 4.6(c);

(f)	Section 4.10;

(g)	Section 4.11;

(h)	Section 4.16; and

(i)	Section 4.22(b)(ii) and (c) (in each case, solely as it relates to the use of proceeds of the Loans to be made on the Closing Date).

“Specified Swap Agreement” shall mean any Interest Rate Agreement or Currency Agreement owing by any Credit Party to any entity that was a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such relevant agreement was entered into or, if later, as of the Closing Date (or, if later, who becomes a Lender or an Affiliate of a Lender within 30 days after the Closing Date), provided that the Borrower may in its sole discretion designate, by delivering a written designation by the Borrower and such counterparty to the Administrative Agent, any agreement by a Restricted Subsidiary which is not a Credit Party which would constitute a “Specified

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Swap Agreement” if such Subsidiary were a Credit Party as (a) constituting a Specified Swap Agreement or (b) only partially constituting a Specified Swap Agreement. Notwithstanding the foregoing, for all purposes of the Fundamental Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Specified Swap Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantors.

“Specified Time” shall mean 11:00 a.m., London time.

“Stated Maturity” shall mean, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Submitting Party” shall have the meaning given to such term in Section 11.12.

“Subordinated Obligation” shall mean any Indebtedness of the Borrower or any Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinated or junior in right of payment to the Loans and the Guarantees under Article 9 pursuant to a written agreement. For the avoidance of doubt, such determination will be made without reference to the presence or absence of security in respect of any such Indebtedness.

“Subsidiary” of any Person shall mean (x) (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company, unlimited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company, unlimited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person, and (y) any corporation, association or other business entity (including any partnership, joint venture, limited liability company, unlimited liability company or similar entity) (1) as to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies thereof, whether through the ownership of voting securities, by contract or otherwise and (2) which is consolidated with such Person pursuant to GAAP. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning given to such term in Section 7.6(a).

“Successor Guarantor” shall have the meaning given to such term in Section 7.6(c).

“Target” shall have the meaning given to such term in the preliminary statements of this Credit Agreement.

“Term A Facility” shall mean the credit facility for the Term A Loans described in Section 2.1(a).

“Term A Lender” shall mean each Lender that holds all or a portion of the Term A Facility.

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“Term A Loan” shall have the meaning given to such term in Section 2.1(a).

“Term A Loan Commitment” shall mean, as to any Lender, the obligation of such Lender to make Term A Loans on the Closing Date pursuant to Section 2.1(a) hereof, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term A Lenders acknowledge and agree that the Term A Loan Commitments of the Term A Lenders aggregate $1,000,000,000 as of the date hereof.

“Term A Loan Percentage” shall mean, for any Term A Lender, the percentage held by such Term A Lender of the aggregate principal amount of all Term A Loans then outstanding.

“Term A Note” shall have the meaning given to such term in Section 2.11(d).

“Term A Termination Date” shall have the meaning given to such term in Section 2.7(a).

“Term B Facility” shall mean the credit facility for the Term B Loans described in Section 2.1(b).

“Term B Lender” means any Lender holding all or a portion of the Term B Facility.

“Term B Loan” shall have the meaning given to such term in Section 2.1(b).

“Term B Loan Commitment” shall mean, as to any Lender, the obligation of such Lender to make Term B Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term B Lenders acknowledge and agree that the Term B Loan Commitments of the Term B Lenders aggregate $2,000,000,000 as of the date hereof.

“Term B Loan Percentage” shall mean, for any Term B Lender, the percentage held by such Term B Lender of the aggregate principal amount of all Term B Loans then outstanding.

“Term B Note” shall have the meaning given to such term in Section 2.11(d).

“Term B Termination Date” shall have the meaning given to such term in Section 2.7(b).

“Term Commitment Increase” shall have the meaning given to such term in Section 2.13(a).

“Term Facilities” shall mean, collectively, the Term A Facility and the Term B Facility.

“Term Loans” shall mean, collectively, the Term A Loans and the Term B Loans.

“Term Loan Percentage” means any or all of the Term A Loan Percentage or the Term B Loan Percentage, as the context requires.

“Termination Date” shall mean the date on which (a) all Revolving Credit Commitments shall have been terminated, (b) the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Fundamental Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and

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(c) all Letters of Credit (other than those subject to an L/C Backstop) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower most recently ended for which financial statements of the Borrower have been (or were required to be) delivered by Section 6.1(a) or 6.1(b) of this Credit Agreement; provided that prior to the first date financial statements are required to be so delivered, the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the Code that is maintained or contributed to by any Credit Party, or any ERISA Affiliate, or with respect to which any Credit Party could otherwise have any liability.

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower.

“Trademark Security Agreement” shall have the meaning given to such term in the Pledge and Security Agreement.

“Trademark Security Agreement Supplement” shall have the meaning given to such term in the Pledge and Security Agreement.

“tranche” shall have the meaning given to such term in Section 2.14(a).

“Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by the Borrower or its Restricted Subsidiaries in connection with the Transactions.

“Transactions” shall mean, collectively, (a) the transactions contemplated by this Credit Agreement and the other Fundamental Documents and the borrowing of Loans hereunder, (b) the Acquisition and the transactions to occur pursuant to or in connection with the Merger Agreement, (c) the issue and sale of the Senior Notes pursuant to the Senior Notes Indenture, (d) the entry into and borrowing of an aggregate principal amount of $150,000,000 under the Bridge Credit Facility, (e) the consummation of the Closing Date Refinancing, (f) the liquidation of FinanceCo immediately following the consummation of the Acquisition and (g) the payment of Transaction Expenses.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents owned by the Borrower or any Restricted Subsidiary which would not appear as “restricted” on a consolidated balance sheet of the Borrower as of such date. For purposes of determining the ability under this Credit Agreement to Incur any Incremental Facility, Incremental Equivalent Debt and any other Indebtedness permitted to be incurred under Section 7.1, the proceeds of any such Incurred Indebtedness shall be disregarded in determining Unrestricted Cash when calculating the Net First Lien Leverage Ratio and/or the Net Leverage Ratio as of such date.

“Unrestricted Subsidiary” shall mean:

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(1)         any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Borrower in the manner provided below; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)         such Subsidiary (or any of its Subsidiaries) does not own any Capital Stock of any Subsidiary which, following such designation, will remain a Restricted Subsidiary, or hold any Lien on any property of the Borrower or any Subsidiary which, following such designation, will remain a Restricted Subsidiary of the Borrower;

(2)         any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of such Subsidiary (or any of its Subsidiaries) shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Borrower or such Restricted Subsidiary and complies with Section 7.1;

(3)         such designation and the Investment of the Borrower in such Subsidiary complies with Section 7.2; and

(4)         such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries.

Any such designation by the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent an Officers’ Certificate giving effect to such designation and certifying that such designation complies with the foregoing conditions.

An Officer of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, (X) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (Y) the Borrower shall be in compliance with the financial ratios set forth in Section 7.9(a) and (b) for the relevant fiscal quarter on a Pro Forma Basis.

For the avoidance of doubt, the Borrower shall be permitted to designate any Subsidiary a Restricted Subsidiary or Unrestricted Subsidiary, in each case, in accordance with the terms of this Credit Agreement, notwithstanding the designation of such Subsidiary under any other agreement, provided, that no Subsidiary may be designated as an Unrestricted Subsidiary or subsequently re-designated as a Restricted Subsidiary unless it is simultaneously so designated or re-designated, as applicable, under the Bridge Credit Facility and/or the Senior Notes, as applicable (and to the extent outstanding).

Notwithstanding the foregoing, as of the Closing Date, the Initial Unrestricted Subsidiaries and each of their Subsidiaries shall be Unrestricted Subsidiaries.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

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“USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as amended, and the rules and regulations thereunder and any successors thereto.

“U.S. Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” shall mean a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly-Owned Subsidiary.

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)       Interpretation. For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the above terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. For purposes hereof, all references herein to “the date hereof” shall mean December 8, 2016.

(c)       GAAP; Change in Accounting Principles. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Fundamental Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall, at no cost to the Borrower, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting

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Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

ARTICLE 2	THE LOANS

Section 2.1.          The Term Loans.

(a)         Subject to the terms and conditions set forth herein, each Term A Lender agrees, severally and not jointly, to, and shall, make a term loan (each individually, a “Term A Loan” and, collectively, the “Term A Loans”) in Dollars to the Borrower on the Closing Date in a principal amount not to exceed such Term A Lender’s Term A Loan Commitment. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the Term A Loans comprising the Borrowing hereunder of Term A Loans be either Base Rate Loans and/or Eurodollar Loans.

(b)         Subject to the terms and conditions set forth herein, each Term B Lender agrees, severally and not jointly, to, and shall, make a term loan (each individually, a “Term B Loan” and, collectively, the “Term B Loans”) in Dollars to the Borrower on the Closing Date in a principal amount not to exceed such Term B Lender’s Term B Loan Commitment. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the Term B Loans comprising the Borrowing hereunder of Term B Loans be either Base Rate Loans or Eurodollar Loans.

(c)         Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.2.          Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time during the period from the Closing Date to the Revolving Credit Termination Date up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, that the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of the total Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Revolving Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof. Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed (i) an amount equal to $150,000,000 to fund Transaction Expenses in connection with the Acquisition plus (ii) an amount equal to $100,000,000 to fund working capital needs in the ordinary course (including the refinancing of existing Indebtedness Incurred for working capital needs in the ordinary course, provided that such Indebtedness was not Incurred in anticipation or in contemplation of the Transactions to occur on the Closing Date).

Section 2.3.          Letters of Credit.

(a)         General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, commencing with the Closing Date, the Issuing Banks shall issue standby and documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account and/or its Subsidiaries’ account (provided that each shall be jointly and severally liable) in an aggregate undrawn

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face amount up to the L/C Sublimit; provided, however, that the sum of the Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time; and provided further that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit issued by such Issuing Bank would exceed the amount stipulated for it in the definition of “Issuing Bank” (such amount, such Issuing Bank’s “Letter of Credit Commitment”). Each Revolving Lender shall be obligated to reimburse the Issuing Banks for such Revolving Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the condition set forth in the last proviso in the first sentence of this Section 2.3(a) shall not be satisfied.

(b)         Applications. At any time after the Closing Date and before the Revolving Credit Termination Date, the Issuing Banks shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the applicable Issuing Bank, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) five (5) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as requested by the Borrower subject to the limitations set forth in clause (a) of this Section 2.3, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the applicable Issuing Bank for the Letter of Credit requested (each an “Application”); provided that any Letter of Credit with a 12-month tenor may provide for the renewal thereof for additional 12-month periods (which shall in no event extend beyond the date referred to in clause (ii) above, unless an L/C Backstop has been provided to the Issuing Bank thereof (it being understood that the Participating Interests of the Participating Lenders shall terminate on the Revolving Credit Termination Date). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(b) hereof, and (ii) if the applicable Issuing Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit as required pursuant to clause (c) of this Section 2.3, the Borrower ’s obligation to reimburse such Issuing Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid to but excluding the date of reimbursement by the Borrower at the rate applicable to Base Rate Revolving Loans (including, if then applicable, Section 2.4(c)).

(c)         The Reimbursement Obligations. Subject to Section 2.3(b) hereof, the Borrower shall reimburse the applicable Issuing Bank for all drawings under a Letter of Credit (a “Reimbursement Obligation”) by no later than (x) 4:00 p.m. (New York time) on the Business Day after the date of such payment by such Issuing Bank under a Letter of Credit, if the Borrower has been informed of such drawing by the applicable Issuing Bank on or before 10:00 a.m. (New York time) on the date of the payment of such drawing, or (y) if notice of such drawing is given to the Borrower after 10:00 a.m. (New York time) on the date of the payment of such drawing, reimbursement shall be made within two Business Days following the date of the payment of such drawing, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the applicable Issuing Bank such amount(s) in like funds; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a Base Rate Revolving Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing (and with interest owing thereon from the date of the respective disbursement). If the

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Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the Issuing Banks and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the Issuing Banks or any Lender, including without limitation (i) any lack of validity or enforceability of any Fundamental Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Fundamental Document; (iii) the existence of any claim of set-off the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the Issuing Banks, any Lender or any other Person, whether in connection with this Credit Agreement, another Fundamental Document, the transaction related to the Fundamental Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an Issuing Bank under a Letter of Credit against presentation to the Administrative Agent or an Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the Administrative Agent’s or an Issuing Bank’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence, bad faith or willful misconduct of the Administrative Agent or an Issuing Bank (as determined by the final, non-appealable judgment of a court of competent jurisdiction); or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.

(d)         The Participating Interests. Each Revolving Lender (other than the Lender acting as Issuing Bank) severally and not jointly agrees to purchase from the Issuing Banks, and each Issuing Bank hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Issuing Banks. Upon the Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if an Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives written notice from such Issuing Bank (with a copy to the Administrative Agent) to such effect, if such notice is received before 12:00 noon, or not later than 12:00 noon the following Business Day, if such notice is received after such time, pay to the Administrative Agent for the account of such Issuing Bank an amount equal to such Participating Lender’s Revolver Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date such Issuing Bank made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date such Issuing Bank made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with each Issuing Bank retaining its Revolver Percentage thereof as a Revolving Lender hereunder.

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The several obligations of the Participating Lenders to the Issuing Banks under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the Issuing Banks, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the Issuing Banks (to the extent not reimbursed by the Borrower and without relieving the Borrower of its obligation to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as a result from any Issuing Bank’s gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction) that such Issuing Bank may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Credit Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)          Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent and the applicable Issuing Bank (or such lesser notice as the Administrative Agent and the Issuing Banks may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the applicable Issuing Bank, in each case, together with the fees called for by this Credit Agreement. The Issuing Banks shall promptly notify the Administrative Agent and the Lenders of the issuance, extension or amendment of a Letter of Credit.

(g)         Conflict with Application. In the event of any conflict or inconsistency between this Credit Agreement and the terms of any Application, the terms of this Credit Agreement shall control.

(h)         Existing Letters of Credit. Letters of credit of the Borrower, the Target and their respective Subsidiaries outstanding on the Closing Date, if any, and set forth on Schedule 2.3 shall be deemed issued under the Revolving Facility to the extent the applicable letter of credit issuer under such facility is an Issuing Bank under the Revolving Facility.

(i)          Replacement of Issuing Bank. An Issuing Bank may be replaced by another Lender at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Credit Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Credit Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

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(j)          Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate one or more additional Lenders as an Issuing Bank, each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional Issuing Bank shall execute a counterpart of this Credit Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(k)         Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit issued under such tranche, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.7(c) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the L/C Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.3(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide an L/C Backstop with respect to any such Letter of Credit in a manner reasonably satisfactory to the applicable Issuing Bank. If, for any reason, such L/C Backstop is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the L/C Sublimit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed by the Borrower with such Revolving Lenders; provided that in no event shall such sublimit be less than the sum of (x) the L/C Exposure with respect to the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Credit Commitments pursuant to clause (i) of the first sentence of this clause (k) (assuming Revolving Loans are repaid in accordance with clause (i)(x)).

(l)          Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

Section 2.4.          Applicable Interest Rates.

(a)         Base Rate Loans. Each Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar

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Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect for Loans of the applicable Class, payable in arrears on each Interest Payment Date.

(b)         Eurodollar Loans. Each Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Eurodollar Rate applicable for such Interest Period for Loans of the applicable Class, payable in arrears on each Interest Payment Date.

(c)         Default Rate. If the Borrower shall default in the payment of any principal of or interest or fees on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Fundamental Document, then, until such defaulted amount shall have been paid in full, the Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on any such overdue amount at a rate per annum at (i) in the case of Loans, 2% in excess of the rate then in effect for each such Loan of the applicable Class and (ii) otherwise, 2% in excess of the rate applicable to Revolving Loans that are Base Rate Loans.

(d)         Applicable Law. Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum rate permitted by Applicable Law.

(e)         Notwithstanding any provision herein to the contrary and without limiting Section 2.4(d), if Canadian law applies to this Credit Agreement or any Fundamental Document or to any payment made hereunder or thereunder, then in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by any Credit Party under this Credit Agreement or any Fundamental Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that Section 347) permitted under that Section and, if any payment, collection or demand pursuant to this Credit Agreement or any such Fundamental Document in respect of “interest” (as defined in that Section 347) is determined to be contrary to the provisions of such Section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Credit Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Credit Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws.

(f)          For the purposes of this Credit Agreement, whenever interest is to be calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

Section 2.5.          Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)         Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans denominated in Dollars and (ii) noon (New York time) on the date the Borrower

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requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice for Loans of such Class. Thereafter, with respect to Base Rate Loans and Eurodollar Loans that are denominated in Dollars, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Loans is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than 1:00 p.m. (New York time) at least three Business Days before the date of the requested continuation or conversion of a Borrowing of Loans that are denominated in Dollars. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the Class of Loans as to which the notice relates, the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans or Eurodollar Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing of Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)         Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)         Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, automatically be converted into a Borrowing of Base Rate Loans (unless such Borrowing is a Borrowing of Term B Loans, in which case such Term B Loans shall be continued as a Eurodollar Loan with an Interest Period of one month). In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing of Loans equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (New York time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Credit Agreement, the Borrower shall be deemed to have requested a Borrowing of Loans that are Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d)         Disbursement of Loans. Not later than 2:00 p.m., New York City time, on the date of any requested advance of a new Borrowing of Loans, subject to Article 5 hereof, each Lender

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shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly credit or wire transfer the proceeds of each new Borrowing of Loans to an account designated by the Borrower in the applicable notice of borrowing; provided, that Borrowings made to finance the reimbursement of a Reimbursement Obligation shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(e)         Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the date (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) the Overnight Bank Funding Rate, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.6 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.6.          Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the applicable Facility shall be in an amount not less than $1,000,000 or such greater amount that is an integral multiple of $500,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $250,000. Without the Administrative Agent’s consent, there shall not be more than twenty (20) Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7.          Maturity of Loans.

(a)         Scheduled Payments of Term A Loans. Subject to Section 2.14, the Borrower shall make principal payments on the Term A Loans in installments on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling on or after the last Business Day of the first full fiscal quarter of the Borrower following the Closing Date, in an aggregate amount equal to the following percentages of the aggregate principal amount of the Term A Loans made on the Closing Date: (i) for the first four (4) quarterly installments, 1.25%; (ii) for the fifth (5th) through eighth (8th) quarterly installments, 1.25%; (iii) for the ninth (9th) through twelfth (12th) quarterly installments, 1.75%; (iv) for the thirteenth (13th) through sixteenth (16th) quarterly installments, 2.50%, and (v) for each quarterly installment after such sixteenth (16th) quarterly installment, 2.50%, (which payments in each case shall be reduced as a result of the application of

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prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term A Loans, shall be due and payable on December 8, 2021 (the “Term A Termination Date”).

(b)         Scheduled Payments of Term B Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Term B Loans in installments on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling on or after the last Business Day of the first full fiscal quarter of the Borrower following the Closing Date, in an aggregate amount equal to 0.25% of the aggregate principal amount of the Term B Loans made on the Closing Date (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term B Loans, shall be due and payable on December 8, 2023 (the “Term B Termination Date”).

(c)         Revolving Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8.          Prepayments

(a)         Voluntary Prepayments of Term Loans.

(i)          The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (subject to the requirements of Section 2.8(a)(ii) below and except as set forth in Section 3.6) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5,000,000 or such greater amount that is an integral multiple of $1,000,000 or, if less, the entire principal amount thereof then outstanding. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each prepayment under this Section 2.8 prior to 1:00 p.m. (New York time) at least one Business Day in the case of Base Rate Loans and three (3) Business Days in the case of Eurodollar Loans prior to the date fixed for such prepayment. Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.

(ii)         In the event that, on or prior to the date that is twelve (12) months after the Closing Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.8(c)(i) that constitutes a Repricing Transaction), or (y) effects any amendment, waiver or other modification of, or consent under, this Credit Agreement resulting in a Repricing Transaction (including in connection with the replacement of any Term B Lender which is replaced pursuant to Section 3.7 as a result of its refusal to consent to an amendment giving rise to such Repricing Transaction), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (A) in the case of clause (x), a premium of 1.00% of the aggregate principal

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amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b)         Voluntary Prepayments of Revolving Loans. The Borrower may prepay without premium or penalty (except as set forth in Section 3.6) and in whole or in part any Borrowing of (i) Revolving Loans that are Eurodollar Loans at any time upon at least three (3) Business Days’ prior notice by the Borrower to the Administrative Agent or (ii) Revolving Loans that are Base Rate Loans at any time upon at least one Business Day’s prior notice by the Borrower to the Administrative Agent (in the case of each of clauses (i) and (ii), such notice must be in writing (or telephone notice promptly confirmed by written notice) and received by the Administrative Agent prior to 2:00 p.m. (New York time) on such date), in each case, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 3.6; provided, however, that the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $250,000, and (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $500,000, except, in each case, in such lesser amount of the entire principal amount thereof then outstanding. Any such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)         Mandatory Prepayments.

(i)          From and after the Closing Date, if the Borrower or any Restricted Subsidiary shall at any time or from time to time incur any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.1 (other than Refinancing Indebtedness, Refinancing Notes and Refinancing Term Loans and Replacement Credit Commitments to the extent the proceeds are used to finance Term Loans)), then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds from the incurrence of such Indebtedness, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds (less any Net Cash Proceeds utilized to repay amounts outstanding under the Bridge Credit Facility). The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class, pro rata, until paid in full.

(ii)         From and after the Closing Date, if the Borrower or any Restricted Subsidiary shall at any time or from time to time make any Asset Sale or shall suffer an Event of Loss resulting in Net Available Cash in excess of $60,000,000 in the aggregate for all such Asset Sales or Events of Loss in any fiscal year of the Borrower, then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Restricted Subsidiary of the Net Available Cash of such Asset Sale or such Event of Loss, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the amount of all such Net Available Cash (less any Net Available Cash utilized to repay amounts outstanding under the Bridge Credit Facility) in excess of the amount specified above; provided that, in the case of each Asset Sale and Event of Loss, if the Borrower or the applicable Restricted Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the later of the date of the applicable Asset Sale or receipt of Net Available Cash from an Event of Loss, the Net Available Cash thereof in Additional Assets, or make capital expenditures that are used or useful in a Related Business or that replace the businesses, properties and/or assets that are the subject of such Asset Sale or Event of Loss (the “Reinvested Deferred Amount”), then the Borrower shall not be required to make a mandatory

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prepayment under this Section in respect of such Reinvested Deferred Amount to the extent such Reinvested Deferred Amount is actually invested or reinvested within such twelve-month period, or the Borrower or a Restricted Subsidiary has committed to so invest or reinvest such Reinvested Deferred Amount during such twelve-month period and such Reinvested Deferred Amount is so reinvested within 180 days after the expiration of such twelve-month period; provided, however, that if any Reinvested Deferred Amount has not been so invested or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Term Loans in the amount of such Reinvested Deferred Amount in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower is required to prepay or offer to repurchase any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Available Cash (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Available Cash on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount)) at such time; provided that the portion of such Net Available Cash allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Available Cash required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Available Cash shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.8(c)(ii) shall be reduced accordingly. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class pro rata, until paid in full.

(iii)        No later than the fifth (5th) Business Day after the date on which financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 6.1(b) (beginning with the first full fiscal year ended after the Closing Date), the Borrower shall prepay the then outstanding Term B Loans by an amount equal to (A) 50% of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal year of the Borrower; provided that the foregoing percentage shall be reduced to 25% when the Net First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 4.50 to 1.00, and 0% when the Net First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 4.00 to 1.00 minus (B) the principal amount of (1) any Term Loans and, to the extent pari passu with the Term Loans in right of payment and with respect to security, Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans and Refinancing Notes and (2) any Revolving Loans and Incremental Revolving Loans (in each case, to the extent accompanied by a permanent reduction of the relevant revolving commitment) voluntarily prepaid pursuant to paragraphs (a) and (b) of this Section 2.8 or purchased by the Borrower or any of its Subsidiaries in cash pursuant to Section 11.3 (with the amount of the deduction pursuant to this subclause (B) for Loans purchased pursuant to Section 11.3 being limited to the amount of cash paid by the Borrower or any of its Subsidiaries in connection therewith) or voluntarily prepaid or purchased during such fiscal year; provided that no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) to the extent financed with long-term Indebtedness. The amount of each such prepayment shall be applied to the outstanding Term B Loans pro rata until paid in full. Any payment under this clause (iii) shall be an “ECF Payment.”

(iv)        The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary after such Revolving Loans have been repaid in full, replace or cause to be cancelled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the Issuing Banks) outstanding Letters of Credit by the

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amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v)         Notwithstanding any provision under this Section 2.8(c) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.8(c)(ii) above shall not be required to be so prepaid to the extent any such Asset Sale is consummated by a Subsidiary or such Net Available Cash in respect of any Event of Loss are received by a Subsidiary, for so long as the repatriation to the United States, Canada or other relevant jurisdiction of any such amounts would be prohibited under any Applicable Law (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) if the Borrower determines in good faith that the repatriating of any amounts required to mandatorily prepay the Loans pursuant to Section 2.8(c)(ii) above would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) (such amount in clauses (A) and (B), a “Restricted Asset Sale Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.8(c)(ii) shall be reduced by the Restricted Asset Sale Amount until such time as it may repatriate such Restricted Asset Sale Amount without incurring such tax liability.

(vi)        Notwithstanding any provision under this Section 2.8(c) to the contrary, for purposes of calculating the amount of the ECF Payment in Section 2.8(c)(iii), “Excess Cash Flow” will be deemed to be reduced by the amount of Excess Cash Flow generated by a Subsidiary (A) that would be prohibited under any Applicable Law (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of directors of the relevant Subsidiaries) from being repatriated to the United States, Canada or other relevant jurisdiction or (B) that the Borrower determines in good faith would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) if repatriated to the United States, Canada or other relevant jurisdiction (the amount of such Foreign Subsidiary Excess Cash Flow in clauses (A) and (B) without duplication, the “Restricted ECF Amount”); provided that such amounts in clause (A) shall only constitute a Restricted ECF Amount for so long as such repatriation to the United States, Canada or other relevant jurisdiction is prohibited under Applicable Laws, and in clause (B) shall only constitute Restricted ECF Amount for so long as such repatriation would result in such tax liability.

(vii)       Notwithstanding the foregoing, each Term B Lender shall have the right to reject its applicable Term Loan Percentage of any mandatory prepayment of the Term Loans pursuant to Section 2.8(c)(i) (other than Refinancing Indebtedness in respect of the Term Loans), (ii) and (iii) above (each such Lender, a “Rejecting Lender”); provided that any amount rejected by a Rejecting Lender shall be offered on a pro rata basis to the Term A Lenders, which they may elect to decline such prepayment, and thereafter any amounts so rejected may be retained by the Borrower.

(viii)      Unless the Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 3.6. Except as otherwise provided in Section 2.8(c)(i), Section 2.8(c)(ii) or Section 2.8(c)(iii), mandatory prepayments of the Term Loans shall be applied to each Class of Term Loans on a pro rata basis. All mandatory

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prepayments shall be applied to the installments of the Term Loans being repaid in the direct order of maturity other than with respect to that portion of any installment held by a Rejecting Lender.

(d)        Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Revolving Loans pursuant to Section 2.8(b) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Revolving Credit Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(e)         The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment under Section 2.8(a) hereof, such prepayment shall be applied to the Class of Term Loans and the remaining amortization payments on such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in the direct order of maturity.

Section 2.9.          Place and Application of Payments.

(a)         Each borrowing of a Class of Loans from the Lenders thereunder shall be made pro rata according to the Percentages of the applicable Lenders of such Class in effect on the date of such borrowing. Except as otherwise provided in this Credit Agreement, each payment on account of any Commitment Fee shall be allocated by the Administrative Agent among the Lenders under the applicable Class in accordance with their respective Percentages. Except as otherwise provided in this Credit Agreement, any reduction of a Class of Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Revolving Lenders pro rata according to the Percentages of the Revolving Lenders with respect thereto. Except as otherwise provided in this Credit Agreement, each payment (including each prepayment) by the Borrower hereunder on account of principal, interest or commitment fees on a Class of its Loans shall be allocated by the Administrative Agent pro rata to the Lenders of such Class according to the respective outstanding principal amounts thereof.

(b)         All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other fees and amounts payable by the Borrower under this Credit Agreement and the other Fundamental Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim, except as provided in Section 10.2. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and

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on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Credit Agreement.

(c)         Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Section 8.2 and Section 8.3 hereof or (y) after written instruction by the Required Lenders or Required RC/TLA Lenders, as applicable, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:

(i)           first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Fundamental Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 11.4 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)         second, to the payment of any outstanding interest and fees due under the Fundamental Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii)        third, to the payment of principal on the Term Loans, Revolving Loans, unpaid Reimbursement Obligations (together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 8.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit), to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the Issuing Bank), any unpaid amounts in respect of Specified Swap Agreements and Specified Cash Management Agreements, the aggregate amount paid to (or held as collateral security for) the Lenders and, in the case of Specified Swap Agreements and Specified Cash Management Agreements, their Affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)        fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(v)         fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 2.10.         Commitment Terminations.

(a)         The Term B Loan Commitments and the Term A Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

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(b)         The Borrower shall have the right at any time and from time to time, upon three Business Days’ prior written notice to the Administrative Agent (which notice may conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $500,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and of L/C Obligations then outstanding; provided further that all Revolving Credit Commitments shall terminate automatically on the Revolving Credit Termination Date. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination (in whole or in part) of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11.         Evidence of Indebtedness.

(a)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)         The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class thereof, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)          The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Loans and interest therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such Loans in accordance with their terms.

(d)         Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Term A Loan and referred to herein as a “Term A Note”), Exhibit C-2 (in the case of its Term B Loan and referred to herein as a “Term B Note”), Exhibit C-3 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term A Notes, Term B Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan or Revolving Credit Commitment, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be represented by one or more Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

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Section 2.12.         Fees.

(a)         Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at a rate per annum equal to the applicable Commitment Fee Rate (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Revolving Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on each Fee Payment Date (commencing on the first such date occurring after the Closing Date).

(b)         Letter of Credit Fees. Quarterly in arrears, on each Fee Payment Date, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Issuing Banks for their own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each outstanding Letter of Credit. Quarterly in arrears, on each Fee Payment Date, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility (computed on the basis of a year of 360 days and the actual number of days elapsed) during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to the Issuing Banks for their own account the Issuing Banks’ standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the Issuing Banks from time to time.

(c)         Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Administrative Agent Fee Letter or otherwise.

(d)         Fees Generally. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the Borrower shall pay the fronting fees directly to the applicable Issuing Bank. Once paid when due and payable, none of the fees shall be refundable under any circumstances.

Section 2.13.         Incremental Credit Extensions.

(a)         At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), pursuant to an Incremental Amendment (“Incremental Amendment”) request to effect (i) one or more additional term loan facilities hereunder or increases in the aggregate amount of any Term Facility (each such increase, a “Term Commitment Increase”) from one or more Additional Term Lenders or (ii) one or more additional revolving credit facilities (each such additional facility, an “Incremental Revolving Credit Facility”) or increases in the aggregate amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and together with any Term Commitment Increase, any Incremental Term Facility and any Incremental Revolving Credit Facility, a “Commitment Increase”) from Additional Revolving Lenders; provided that, unless otherwise provided below, upon the effectiveness of each Incremental Amendment:

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(A)         except as otherwise agreed by the Additional Term Lenders providing an Incremental Facility to finance a Specified Acquisition permitted under this Credit Agreement, (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, and (ii) the representations and warranties made by the Credit Parties pursuant to the Fundamental Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility,

(B)          so long as any Revolving Credit Commitments or Term A Loans are outstanding on such date, on the date of the incurrence or effectiveness of such Incremental Facility (in the case of the incurrence or effectiveness of an Incremental Revolving Credit Facility, assuming such Incremental Revolving Credit Facility has been drawn in full), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial ratios set forth in Section 7.9(a) and (b) for the relevant fiscal quarter;

(C)          each Incremental Term A Facility shall have a final maturity date no earlier than the Term A Termination Date then in effect,

(D)          each Incremental Term B Facility and each other Incremental Term Facility (other than an Incremental Term A Facility) shall have a final maturity date no earlier than the Term B Termination Date then in effect,

(E)          the Average Life of any Incremental Term A Loans shall not be shorter than the Average Life of the Term A Loans then outstanding,

(F)          the Average Life of any Incremental Term B Loans and any other Incremental Term Loans (other than Incremental Term A Loans) shall not be shorter than the Average Life of the Term B Loans then outstanding,

(G)          any Incremental Revolving Loans will mature no earlier than, and will require no scheduled amortization or mandatory reduction of the commitments related thereto prior to, the Revolving Credit Termination Date then in effect and all other terms of any such Incremental Revolving Credit Facility shall be substantially identical to the Revolving Facility,

(H)          the interest rate applicable to any Incremental Term Facility or Incremental Term Loans will be determined by the Borrower and the Additional Lenders providing such Incremental Term Facility or Incremental Term Loans; provided that, in the case of Incremental Term Loans (other than Incremental Term A Loans) or Incremental Term Facilities (other than Incremental Term A Facilities) that are secured pari passu in right of payment and with respect to security with any then existing Term B Loans (the “Relevant Existing Facility”), such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Relevant Existing Facility unless the interest rate with respect to the Relevant Existing Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans or Incremental Term Facility, minus 0.50%; provided, further, that in determining the applicable interest rate under this clause (H): (w) original issue discount or upfront fees paid in connection with the Relevant Existing Facility or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity), shall be included assuming a four year life to maturity, (x) any amendments to or changes in the Applicable Margin with respect to the Relevant Existing Facility that became effective subsequent to the Closing Date but prior to the time of (or concurrently with) the addition of such Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in their respective capacities as such in connection with the

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Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded and (z) if such Incremental Term Facility or Incremental Term Loans include any interest rate floor which is less or greater than that applicable to the Relevant Existing Facility, and a floor is applicable to the Relevant Existing Facility on the date of determination, such lesser or greater amount shall correspondingly reduce or increase interest margin for determining the increase,

(I)           all Incremental Term Facilities shall rank pari passu or junior in right of payment and right of security in respect of the Collateral with the Term Loans or may be unsecured; provided that to the extent any such Incremental Term Facilities are subordinated in right of payment or right of security, or pari passu in right of security and subject to separate documentation, they shall be subject to an Intercreditor Agreement,

(J)           no Incremental Facility shall be guaranteed by any Person which is not a Credit Party,

(K)          any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans that are pari passu in right of payment with any then-existing Term Loans shall be made on a pro rata basis with such then-existing Term Loans (and all other then-existing Incremental Term Loans requiring ratable prepayment), except that the Borrower and the Additional Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis), notwithstanding anything in this Credit Agreement or any other Fundamental Document to the contrary,

(L)          the Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying to the effect set forth in subclauses (A) and (B), if applicable, above, together with, if applicable, reasonably detailed calculations demonstrating compliance with subclause (B) above, and

(M)         to the extent the terms of any Incremental Term Loans are not substantially identical to the terms applicable to the relevant Term Facility (except with respect to pricing and fees and to the extent permitted by the foregoing clauses above and other than any terms which are applicable only after the then-existing maturity date with respect to the relevant Term Facility), such terms shall be reasonably satisfactory to the Administrative Agent.

(b)        Notwithstanding anything to contrary herein, the aggregate principal amount of all Commitment Increases shall not exceed (i) $500,000,000 (less the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 7.1(c)(i)(B) in reliance on this clause (i) of the Incremental Cap) (the “Fixed Dollar Incremental Amount”), plus (ii) an unlimited amount so long as in the case of this clause (ii), the Net First Lien Leverage Ratio does not exceed 4.50 to 1.00, determined on a Pro Forma Basis after giving effect to such Commitment Increase and the application of the proceeds thereof and any related transaction, assuming (x) that all such Indebtedness incurred pursuant to such Commitment Increase (including the Incremental Equivalent Debt) is secured on a first lien basis even if not so secured, and (y) in the case of an Incremental Revolving Credit Facility, such Incremental Revolving Credit Facility has been drawn in full as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) and Section 6.1(b) (such amount under this clause (ii), the “Ratio-Based Incremental Amount”); provided, that any Incremental Facility may be incurred under either clause (i) or clause (ii) as selected by the Borrower in its sole discretion, including by designating any portion of any Incremental Facility in excess of an amount permitted to be incurred under clause (ii) at the time of such

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incurrence as incurred under clause (i), and unless the Borrower otherwise elects, any portion of any Commitment Increase that could be established in reliance on this clause (ii) at the time of incurrence shall be deemed to have been incurred in reliance on the Ratio-Based Incremental Amount without reducing the Fixed Dollar Incremental Amount(the total aggregate amount described under clauses (i) and (ii) hereof, the “Incremental Cap”). Each Commitment Increase shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 million in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Commitment Increases set forth above. No Lender shall be obligated to provide any Commitment Increase unless it so agrees.

(c)        Each notice from the Borrower pursuant to this Section 2.13 shall set forth the requested amount of the relevant Commitment Increase.

(d)        Upon the implementation of any Incremental Revolving Credit Facility or Revolving Credit Commitment Increase pursuant to this Section 2.13, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Additional Revolving Lender, and each relevant Additional Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s Participating Interests such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Additional Revolving Lender’s) Participating Interests shall be held on a pro rata basis on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase), and such other Revolving Lenders (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans of such Class pro rata on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Credit Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)         Effective on the date of each Incremental Revolving Credit Facility the maximum amount of L/C Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Issuing Banks and the Borrower; provided that the L/C Exposure shall not exceed the Revolving Facility Commitment after giving effect to the Incremental Revolving Credit Facility.

(f)         An Incremental Amendment may, subject to Section 2.13(a), without the consent of any other Lenders, effect such amendments to this Credit Agreement and the other Fundamental Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13 (including, in connection with a Revolving Credit Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders).

Section 2.14.         Extensions of Term Loans and Revolving Credit Commitments.

(a)         Notwithstanding anything to the contrary in this Credit Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower after the Closing Date to all Lenders holding Term A Loans or Term B Loans, with a like maturity date or

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Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)          no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii)         except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.3(k) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Extended Revolving Credit Commitments in accordance with their Revolver Percentages (and except as provided in Section 2.3(k), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and reduction or termination of commitments) of Extended Revolving Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments and (z) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, any commitments with respect to any Incremental Revolving Credit Facility and any original Revolving Credit Commitments) that have more than three (3) different maturity dates;

(iii)        except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such extended Term Loans, “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans;

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(iv)        (A) the final maturity date of any Extended Term Loans consisting of Term A Loans shall be no earlier than the Term A Termination Date and (B) the final maturity date of any Extended Term Loans consisting of Term B Loans shall be no earlier than the Term B Termination Date;

(v)         (A) the Average Life of any Extended Term Loans consisting of Term A Loans shall be no shorter than the remaining Average Life of the Term A Loans extended thereby and (B) the Average Life of any Extended Term Loans consisting of Term B Loans shall be no shorter than the remaining Average Life of the Term B Loans extended thereby;

(vi)        any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Term Facility, in each case as specified in the respective Extension Offer, notwithstanding anything in this Credit Agreement or any other Fundamental Document to the contrary;

(vii)       if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)      the Extensions shall be in a minimum amount of $50,000,000;

(ix)         any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x)          all documentation in respect of such Extension shall be consistent with the foregoing.

(b)        With respect to all Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Section 2.8, 2.9, 2.10 or Section 2.11, (ii) the amortization schedules (insofar as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.7 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as required by clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Credit Agreement (including Section 2.8, 2.9, 2.10 or Section 2.11) or any other Fundamental Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.14.

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(c)         No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the Issuing Banks, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Credit Agreement and the other Fundamental Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Credit Agreement and the other Fundamental Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Credit Agreement and the other Fundamental Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14. In addition, if so provided in such amendment and with the consent of the Issuing Banks, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Revolving Credit Termination Date) in respect of the Revolving Credit Commitments shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage entered into in accordance with Section 6.14 that has a maturity date prior to the later of the Final Maturity Date and the Final Revolving Credit Termination Date so that such maturity date is extended to the later of the Final Maturity Date and the Final Revolving Credit Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)         In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14.

Section 2.15.         Refinancing Facilities.

(a)         Notwithstanding anything to the contrary in this Credit Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Credit Agreement (such loans, “Refinancing Term Loans”), all Net Cash Proceeds of which are used to refinance in whole or in part any Class of Term Loans pursuant to Section 2.8(c)(i). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:

(i)          before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 5.2 shall be satisfied;

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(ii)         the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;

(iii)        the Average Life of such Refinancing Term Loans shall be no shorter than the then-remaining Average Life of the refinanced Term Loans;

(iv)        the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith and other fees, costs and expenses relating thereto;

(v)         all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.13(a)(H)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or no less favorable to the Borrower and its Subsidiaries, when taken as a whole, than (as reasonably determined by the Borrower), the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to the Term Loans being refinanced unless less favorable terms are added for the benefit of the existing Lenders);

(vi)        with respect to Refinancing Term Loans secured by Liens on the Collateral, such Liens rank pari passu in right of security to the Term Loans and are subject to a customary Intercreditor Agreement;

(vii)       there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans; and

(viii)      Refinancing Term Loans shall not be secured by any assets of the Borrower and its Subsidiaries other than the Collateral.

(b)         The Borrower may approach any Lender or any other person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Credit Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)         Notwithstanding anything to the contrary in this Credit Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Credit Commitments”), which replace in whole or in part any Class of Revolving Credit Commitments under this Credit Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Credit Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

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(i)          before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Credit Facility Effective Date, each of the conditions set forth in Section 5.2 shall be satisfied;

(ii)         after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Credit Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith and other fees, costs and expenses relating thereto;

(iii)        no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Credit Termination Date for the Revolving Credit Commitments being replaced;

(iv)        all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Credit Commitments), when taken as a whole, shall be substantially similar to, or no less favorable to the Borrower and its Subsidiaries than (as reasonably determined by the Borrower), those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Credit Termination Date in effect at the time of incurrence or added for the benefit of the existing Lenders);

(v)         there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;

(vi)        Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral; and

(vii)       if such Replacement Revolving Facility is secured by Liens on the Collateral, such Liens rank pari passu in right of security to the Revolving Loans and are subject to a customary Intercreditor Agreement.

(d)         The Borrower may approach any Lender or any other person that would be an Eligible Assignee of a Revolving Credit Commitment to provide all or a portion of the Replacement Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Credit Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Credit Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

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(e)         The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Credit Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Credit Agreement and the other Fundamental Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have a Revolving Credit Commitment having the terms of such Replacement Revolving Credit Commitment. Notwithstanding anything to the contrary set forth in this Credit Agreement or any other Fundamental Document (including without limitation this Section 2.15), (i) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Credit Agreement and the other Fundamental Documents that rank equally and ratably in right of security with the Term Loans and other Obligations.

Section 2.16.         Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         Fees shall cease to accrue for such Defaulting Lender pursuant to Section 2.12.

(b)         The Revolving Credit Commitments, Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required RC Lenders or Required RC/TLA Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.12); provided that this Section 2.16(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Credit Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c)         If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i)          Such Defaulting Lender’s L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolver Percentages (but excluding the Revolving Credit Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Revolving Exposure owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Unused Revolving Credit Commitments, (y) the Revolving Exposure owed to any non-Defaulting Lender does not exceed such non-Defaulting Lender’s Revolving Credit Commitment, (z) the representations and warranties of each Credit Party set forth in the Fundamental Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

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(ii)         If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of relevant Issuing Banks such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii)        If the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized by the Borrower;

(iv)        If L/C Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted to reflect such non-Defaulting Lenders’ L/C Exposure as reallocated; and

(v)         If any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to each applicable Issuing Bank until such L/C Exposure is cash collateralized and/or reallocated.

(d)        So long as such Defaulting Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the related L/C Exposure will be 100% covered by the Unused Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.16(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Credit Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the Borrower and each applicable L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Exposure shall be readjusted to reflect the inclusion of such Lender’s unused Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any L/C Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, subject to Section 11.22 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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ARTICLE 3	CHANGES IN CIRCUMSTANCES, TAXES, INDEMNITY

Section 3.1.          Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)         the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(b)         the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

Section 3.2.          Change in Legality.

(a)         Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrower and the Administrative Agent such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder and/or (ii) require that, subject to Section 3.6, all outstanding Eurodollar Loans made by it be converted to Base Rate Loans whereupon all of such Eurodollar Loans shall automatically be converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below. Such Lender’s Percentage of any subsequent Eurodollar Loan shall, instead, be an Base Rate Loan unless such declaration is subsequently withdrawn.

(b)         A notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding Eurodollar Loan; and in all other cases, on the date of receipt of such notice by the Borrower.

Section 3.3.          Change in Circumstances. (a) In the event that any Change in Law shall occur or, with respect to clauses (iii) or (iv) below, after the Closing Date, any changes in conditions shall occur, which in either case shall:

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(i)          subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Loan, or change the basis of taxation of any payment to any Lender of principal of or interest on any Loan or other fees and amounts payable to any Lender hereunder (other than withholding tax imposed by Canada or the United States of America, or any political subdivision or taxing authority thereof or therein, or any other tax, levy, impost, duty, charge, fee, deduction or withholding (x) that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by Canada, the United States of America or by the jurisdiction in which such Lender or Lending Office carries on business, is incorporated, located, managed or controlled, or has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein), (y) that is imposed solely by reason of any Lender failing to make a declaration of, or otherwise to establish, nonresidence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Lender may properly make such declaration or claim or so establish nonresidence or otherwise comply or (z) imposed under FATCA); or

(ii)         impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of such Lender with respect to any Loan; or

(iii)        impose upon such Lender or the London interbank market any other condition with respect to this Credit Agreement;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Eurodollar Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender in connection with any Eurodollar Loan hereunder, or to require such Lender to make any payment in connection with any Eurodollar Loan hereunder, in each case by or in an amount which such Lender in its sole judgment shall deem material, then and in each case, the Borrower agrees to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, such amounts as shall be necessary to compensate such Lender for such cost, reduction or payment.

(b)         If any Lender or an Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the applicable Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank holding company, if any, as a consequence of this Credit Agreement or the Loans made or Letters of Credit issued or participated in by such Lender or such Issuing Bank pursuant hereto to a level below that which such Lender or such Lender’s or such Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower agrees to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered to the extent attributable to this Credit Agreement or the Loans or Letters of Credit issued or participated in made pursuant hereto.

(c)         Each Lender and Issuing Bank shall deliver to the Borrower and to the Administrative Agent from time to time one or more certificates setting forth the amounts due to such Lender or such Issuing Bank under paragraphs (a) or (b) above, the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in

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the absence of manifest error. The Borrower shall pay to the Administrative Agent for the account of each such Lender or such Issuing Bank the amounts shown as due on any such certificate within fifteen (15) Business Days after the Borrower’s receipt of the same. Failure on the part of any Lender or such Issuing Bank to demand compensation under paragraphs (a) or (b) above on any one occasion shall not constitute a waiver of its right to demand such compensation on any other occasion, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to paragraphs (a) or (b) above for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the changes giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefrom. The protection of this Section 3.3 shall be available to each Lender or such Issuing Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender or such Issuing Bank for compensation hereunder.

(d)         Each Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in this Section 3.3 or Section 3.4 or (ii) would require the Borrower to pay an increased amount under this Section 3.3 or Section 3.4, to the extent not inconsistent with such Lender’s internal policies it will use reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 3.3 or Section 3.4 would be materially reduced or the taxes or other amounts otherwise payable under this Section 3.3 or Section 3.4 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

(e)         Each Lender will use reasonable efforts to notify the Borrower, through the Administrative Agent, of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 3.3 or Section 3.4. Other than as set forth in this Section 3.3, no inadvertent failure by any Lender to give (or delay in giving) such notice shall adversely affect such Lender’s rights to such compensation.

(f)         If the Borrower shall receive notice from any Lender that amounts are due to such Lender pursuant to paragraph (c) hereof or that any of the events designated in paragraph (d) hereof have occurred, the Borrower may (but subject in any such case to the payments required by Section 3.1 and Section 3.6), upon at least five (5) Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, identify to the Administrative Agent a lending institution acceptable to the Borrower and the Administrative Agent, which will purchase the Revolving Credit Commitments, the amount of outstanding Loans and any participations in Letters of Credit from the Lender providing such notice, and such Lender shall thereupon assign its Revolving Credit Commitment, any Loans owing to such Lender, any participations in Letters of Credit and the Notes held by such Lender to such replacement lending institution pursuant to Section 11.3.

(g)         This Section shall survive the termination of this Credit Agreement and the payment of the Loans and/or the expiration of any Letter of Credit.

Section 3.4.          Withholding Taxes. (a) Prior to the date of the initial Loans hereunder, and prior to the effective date set forth in the Assignment and Assumption with respect to any

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Lender becoming a Lender after the date hereof, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a Change in Law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender shall provide, if applicable and to the extent a Lender is legally entitled to do so, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Canada Revenue Agency or the Internal Revenue Service of the United States, as applicable, certifying such Lender’s exemption from, or entitlement to a reduced rate of, Canadian or United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under any other Fundamental Document. Where a payment made to a Lender organized under the laws of a jurisdiction outside the United States would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation under any Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) or reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent or the Borrower to comply with their respective obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements, or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(b)         The Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments to a Lender hereunder or under any other Fundamental Document, if and to the extent that the Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of Canada or the United States, including, without limitation, any applicable treaty of Canada or the United States. In the event the Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, they shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, they (i) shall pay to, or deposit with, the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide to each Lender from whom taxes were deducted or withheld, evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by such Lender; and (iii) shall forward to each such Lender any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to Canadian or United States withholding tax (as applicable) or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside Canada or the United States, as the case may be.

(c)        Each Lender agrees (i) to the extent required by applicable law, that as between it and the Borrower or the Administrative Agent, such Lender shall be the Person to deduct and withhold taxes, and shall deduct and withhold taxes on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Credit Agreement to such other Person(s) pursuant to Section 11.3; and (ii) to indemnify the Administrative Agent and any Related Party of the Administrative Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from (a) the

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assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by law with respect to such Lender or (b) the failure of such Lender to comply with the provisions of Section 11.3(d) relating to the maintenance of a Participant Register.

(d)          Each assignee of a Lender’s interest in this Credit Agreement in conformity with Section 11.3 shall be bound by this Section 3.4, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 3.4.

(e)          Notwithstanding the foregoing, in the event that any withholding taxes or additional withholding taxes (other than, for the avoidance of doubt, any such taxes that are Excluded Taxes) shall become payable in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Closing Date or, if later, the date on which such Lender becomes a Lender hereunder (pursuant to an assignment or otherwise) or changes its applicable Lending Office, (i) the sum payable by the Borrower or any Guarantor shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent, shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) the applicable withholding agent shall forward to such Lender or the Administrative Agent (as the case may be) the official tax receipts or other documentation pursuant to Section 3.4(b). In addition, the Borrower shall indemnify each Lender, the Issuing Bank and the Administrative Agent within ten (10) Business Days after written demand, for any additional withholding taxes paid by such Lender, Issuing Bank or the Administrative Agent, as the case may be, in respect of which withholding taxes the Borrower or any Guarantor would have a gross-up obligation pursuant to clause (i) in the immediately preceding sentence, or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional withholding taxes were correctly or legally asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary in this Credit Agreement, the Borrower will not be required to pay any increased amounts or indemnify any Person for Excluded Taxes.

(f)          In the event that a Lender receives a refund of taxes withheld or paid pursuant to clause (e) of this Section, which refund is identified by such Lender as being a result of taxes withheld or paid in connection with sums payable hereunder or under any other Fundamental Document, such Lender shall promptly notify the Administrative Agent and the Borrower and shall, if no Default or Event of Default has occurred and is continuing, remit to the Borrower the amount of such refund allocable to payments made hereunder or under any other Fundamental Document, net of any reasonable out-of-pocket expenses (including taxes) incurred in obtaining such refund.

(g)          Each Lender agrees that after it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (e) of this Section 3.4, it will use reasonable efforts to notify the Borrower of such event and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid by reason of Section 3.4(e) in respect of such Loans would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

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(h)          This Section shall survive the termination of this Credit Agreement and the payment of the Loans.

For purposes of this Section 3.4, the term “Lender” includes the Issuing Banks.

Section 3.5.             Foreign Currency Conversion; Withholding. If the net amount of any payment received by the Administrative Agent hereunder, after such amount has (in the case of an amount received in a currency other than Dollars and/or received outside of the United States) been converted into Dollars and transferred to New York in accordance with normal banking procedures, is less than the amount otherwise then due and owing by the Borrower to the Lenders hereunder, or if the Administrative Agent is unable to immediately convert and transfer any such amount as aforesaid, then the Borrower agrees as a separate obligation to the Lenders to indemnify the Lenders against the loss incurred by reason of such shortfall or delay to the extent but only to the extent such shortfall or delay is due to (i) the application of any exchange controls or similar laws and regulations or (ii) the fact that such amount was received in a currency other than Dollars; and if the amount of Dollars thus received by the Administrative Agent, after such conversion, exceeds the amount otherwise then due and owing, the Administrative Agent shall remit such excess to the Borrower.

Section 3.6.              Indemnity. The Borrower shall reimburse each Lender on demand for any loss (excluding any loss of the Applicable Margin) incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment or conversion (for any reason) of any Eurodollar Loan if such Loan is repaid other than on its last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of advance, continuation or conversion of a Borrowing under Section 2.5 in respect of Eurodollar Loans, such Loan is not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than (I) a suspension or limitation under Section 3.3(b) of the right of the Borrower to select a Eurodollar Loan or (II) a breach by the Lenders of their obligation hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4 hereof (but excluding the Applicable Margin) over (B) the amount realized by such Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan so continued or converted during the period referred to above. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown or such certificate within ten (10) days of the Borrower’s receipt of such certificate.

Section 3.7.             Replacement of Lenders. If any Lender (i) requests compensation under Section 3.3 or Section 3.4, (ii) becomes a Defaulting Lender, (iii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders or all Lenders directly affected thereby, or all the Lenders of the applicable Class is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from the Required Lenders or a majority of all Lenders or all Lenders of the applicable Class, as the case may be, directed affected thereby have otherwise consented), or (iv) refuses to provide or requires the conversion of its Eurodollar Loans pursuant to Section 3.2, then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (x) such Lender shall have received payment of an amount equal to the

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outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and a release of its liability with regard to its Percentage of the L/C Exposure, and (y) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 3.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the affected Lender required to make such assignment need not be a party thereto.

Section 3.8.              Interest Adjustments. If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by Applicable Law with respect to any Loan, the interest payments to that Lender shall be reduced to the extent necessary in order that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by Applicable Law with respect to the Loans.

The amount of any Interest Deficit relating to a Loan and any Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans under the relevant Facility at that time outstanding pursuant to Section 2.8(a) or Section 2.8(b). The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.8(a) or Section 2.8(b) hereof and a termination of the Revolving Credit Commitments under Section 2.10) shall be canceled and not paid.

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES

In order to induce the Administrative Agent, the Issuing Banks and the Lenders to enter into this Credit Agreement and to make the Loans and issue the Letters of Credit provided for herein, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent, the Issuing Banks and the Lenders on the date hereof and on the dates to the extent required pursuant to Section 5.1 and Section 5.2, as applicable, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans and issuance of the Letters of Credit:

Section 4.1.             Existence and Power. (a) Each of the Credit Parties is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where the nature of its properties or business so requires, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

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(b)          Each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents, (iii) in the case of the Borrower, to borrow the Loans hereunder, (iv) to grant to the Administrative Agent, for the benefit of itself and the Secured Parties, a security interest in the Collateral, as contemplated by this Credit Agreement and the other Fundamental Documents to which it is a party; and (v) in the case of the Guarantors, to guarantee the Obligations as contemplated by Article 9 hereof.

Section 4.2.             Authority and No Violation. The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party, by each Credit Party, the grant to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties of the security interest in the Collateral, as contemplated herein and by the other Fundamental Documents and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the Guarantee of the Obligations as contemplated in Article 9 hereof, (i) have been duly authorized by all necessary corporate or company (as applicable) action on the part of each such Credit Party, (ii) will not constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets, (iii) will not violate any provision of the Certificate of Incorporation, By-Laws, limited liability company agreement or any other organizational document of any Credit Party, (iv) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound, (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other instrument, and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever, other than any Permitted Lien, upon any of the properties or assets of any of the Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents, except, in the case of clauses (ii), (iv) and (v) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.3.             Governmental Approval. All material authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC 1 and PPSA financing statements, the publication/registration of the notice with respect to the Hypothec, the Copyright Security Agreement and the Trademark Security Agreement, filings with the UK Companies House, and any other filings necessary for granting any lien or obtaining perfection, in each case which will be delivered to the Administrative Agent on or prior to the Closing Date or otherwise in accordance with the Fundamental Documents, in form suitable for recording or filing with the appropriate filing office) required for the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made, and are in full force and effect, except for such authorizations, approvals, registrations or filings as would not adversely affect the ability of the Borrower or the Guarantors to enter into or perform their obligations under the Fundamental Documents or have a Material Adverse Effect.

Section 4.4.             Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.

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Section 4.5.           Financial Statements.

(a)          The audited consolidated balance sheets of the Borrower and its Subsidiaries at March 31, 2016, March 31, 2015 and March 31, 2014, together with the related statements of income, equity and cash flows and the related notes and supplemental information for the fiscal years then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. Such financial statements fairly present the financial position or the results of operations of the Borrower and its Subsidiaries on a consolidated basis at the dates or for the periods indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(b)          The unaudited condensed balance sheet of the Borrower and its Subsidiaries at September 30, 2016, together with the related statements of income, equity and cash flows and the related notes and supplemental information for the fiscal quarter then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. Such financial statements fairly present the financial position or the results of operations of the Borrower and its Subsidiaries on a consolidated basis at the date or for the period indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(c)          The audited consolidated balance sheets of the Target and its Subsidiaries at December 31, 2015, December 31, 2014 and December 31, 2013, together with the related statements of income, equity and cash flows and the related notes and supplemental information for the fiscal years then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. Such financial statements fairly present the financial position or the results of operations of the Target and its Subsidiaries on a consolidated basis at the dates or for the periods indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(d)          The unaudited condensed balance sheet of the Target and its Subsidiaries at September 30, 2016, together with the related statements of income, equity and cash flows and the related notes and supplemental information for the fiscal quarter then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. Such financial statements fairly present the financial position or the results of operations of the Target and its Subsidiaries on a consolidated basis at the date or for the period indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(e)          The Lenders have been furnished the pro forma consolidated balance sheet of the Borrower and its Subsidiaries (including the Target) as of September 30, 2016 and the related pro forma consolidated statement of income of the Borrower and its Subsidiaries (including the Target) for the twelve-months ended September 30, 2016 (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Acquisition and the Transactions as if such events had occurred on such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, it being understood that any projections and estimates contained in such Pro Forma Financial Statements are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize.

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Section 4.6.           No Material Adverse Change; No Default; Solvency. (a) There has been no material adverse change with respect to the business, assets, properties, management, operations, or financial condition of the Credit Parties taken as a whole since March 31, 2016.

(b)          No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Fundamental Document.

(c)          As of the date hereof, immediately after giving effect to the consummation of the Transactions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

Section 4.7.           Ownership of Subsidiaries, etc. (a) The outstanding shares or other equity interests of the Restricted Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable, except as would not reasonably be expected to have a Material Adverse Effect. The outstanding shares or other Capital Stock of each Restricted Subsidiary that are owned directly or indirectly by the Borrower, are owned free and clear of any lien, charge, encumbrance, hypothec, security interest, restriction on voting or transfer or any other claim of any third party, other than (i) Permitted Liens or (ii) any restrictions on transfer under applicable securities laws.

(b)          Annexed hereto as Schedule 4.7(b) is a correct and complete list of all Unrestricted Subsidiaries as of the date hereof.

Section 4.8.           Title to Properties.

(a)          Except as would not reasonably be expected to result in a Material Adverse Effect, the Credit Parties have good title to each of the properties and assets owned thereby and all such properties and assets are free and clear of Liens, except Permitted Liens.

(b)          The Borrower and its Restricted Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, provincial, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Borrower nor any of its Restricted Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or

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authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except as would not have a Material Adverse Effect.

(c)          The Borrower and its Restricted Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except for the lack of which would not have, individually or in the aggregate, a Material Adverse Effect; and the conduct of their respective businesses does not conflict in any material respect with any such rights of others, and the Borrower and its Restricted Subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others that, if determined adversely to the Borrower or any of its Restricted Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

Section 4.9.          Litigation. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator or arbitration panel, or any Governmental Authority (including, but not limited to, matters relating to environmental liability) or any investigation by any Governmental Authority of the affairs of, or to the best of each Credit Party’s knowledge, threatened action, suit or other proceeding against any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (B) exists on the Closing Date (or on the date of any Credit Extension after the Closing Date to the extent that the applicable action, suit, proceeding or investigation is brought by the Borrower or any of its subsidiaries) and challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Fundamental Documents to which it is a party, or the validity or enforceability of any Fundamental Document or any action taken thereunder. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default would reasonably be expected to have a Material Adverse Effect.

Section 4.10.         Federal Reserve Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any other purpose violative of Regulations T, U and X of the Board.

Section 4.11.         Investment Company Act. No Credit Party is, or will be after giving effect to the making of the Loans on the Closing Date, an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.12.         Taxes. Each Credit Party has filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except in any case in which the failure to so pay or file would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.13.         Compliance with ERISA; Labor Disputes. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) except with respect to Multiemployer Plans, each Qualified Plan has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service, and nothing has occurred that would cause the loss of such qualification or tax-exempt status; (ii) each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and its terms, including the timely filing of all reports required under the Code or ERISA; (iii) neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any

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amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Pension Plan; and (iv) no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan that would subject any Credit Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with unfunded pension liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

(c)          Except as disclosed to the Lenders on or prior to the Closing Date, no labor disturbance by or dispute with employees of the Borrower or any of its Subsidiaries exists or, to the knowledge of the Borrower and each of the Guarantors, is contemplated or threatened and neither the Borrower nor any Guarantor is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Borrower’s or any of the Borrower’s Subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

Section 4.14.         Non-U.S. Plan Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Plan, neither any Credit Party nor any Restricted Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Credit Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. No Non-U.S. Plan is a “registered pension plan” within the meaning of section 147.1 of the Income Tax Act (Canada) and no Credit Party or any Restricted Subsidiaries have ever maintained, sponsored or contributed to any such “registered pension plan”.

Section 4.15.         Agreements. (a) There exists no default by any Credit Party in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party which would reasonably be expected to result in a Material Adverse Effect.

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(b)          Schedule 4.15 is a true and complete listing as of the date hereof of all credit agreements, indentures, and other agreements or instruments of indebtedness for borrowed money of any Credit Party (including all credit agreements related to production loans, which are identified as such on such Schedule), other than the Fundamental Documents.

Section 4.16.         Creation, Validity and Perfection of Security Interest. The execution and delivery of this Credit Agreement and the Collateral Documents is effective to create and grant to the Administrative Agent for the benefit of itself and the other Secured Parties, a valid and enforceable security interest in the Collateral. Upon (i) the filing of UCC-1 and PPSA financing statements and the publication/registration of the notice with respect to the Hypothec pursuant to CCQ, the Copyright Security Agreement and the Trademark Security Agreement in the appropriate filing offices, (ii) the delivery of the Pledged Collateral (as defined in the Pledge and Security Agreement) with appropriate stock powers and instruments of endorsement to the Administrative Agent and (iii) with respect to the Initial Lux/UK Guarantors, the completion of the actions referred to in Section 6.17 (including for the avoidance of doubt, upon completion of any perfection formalities applicable), the Collateral Documents shall be effective to create a fully perfected (to the extent that perfection can be achieved by the actions described in the foregoing clauses (i), (ii) or (iii), as applicable) Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Liens), subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency or reorganization or similar laws affecting creditors’ rights generally and to principles of equity.

Section 4.17.         Disclosure. All information furnished in writing to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Banks and the Lenders by any Credit Party in connection with the transactions contemplated hereby (other than any projections, forward-looking information and information of a general economic or industry nature), at the time it was furnished or delivered, did not contain any untrue statement of a material fact regarding the Credit Parties or, when taken together with all such other agreements, documents, certificates and statements, omit to state a material fact necessary under the circumstances under which it was made in order to make the statements contained herein or therein not misleading.

Section 4.18.         Distribution Rights. Except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party has sufficient right, title and interest in each item of Product to enable it (i) to enter into and perform all of the Distribution Agreements to which it is a party and other agreements generating accounts receivable reflected on the most recent balance sheet delivered to the Lenders pursuant hereto, and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder. Each Credit Party is not in breach of any of its obligations under any such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches would reasonably be expected to have a Material Adverse Effect.

Section 4.19.         Environmental Liabilities. (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and (ii) to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question violated

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any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(b)          To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which would reasonably be expected to have a Material Adverse Effect and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which would reasonably be expected to have a Material Adverse Effect, which in the case of clauses (i) or (ii) have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such would reasonably be expected to have a Material Adverse Effect.

Section 4.20.         Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which would not have a Material Adverse Effect.

Section 4.21.         Real Property. Except as set forth on Schedule 4.21, as of the Closing Date, each Credit Party does not have any ownership interest in real property.

Section 4.22.         OFAC, FCPA, etc.

(a)          None of the Credit Parties or any of their Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 and Annex A of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages, in any dealings or transactions prohibited by executive order, or is otherwise associated with any such person in any manner violative of such executive order, (iii) appears on any list maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of persons with whom U.S. persons are prohibited from dealing, including OFAC’s Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, or is subject to the limitations or prohibitions under any other OFAC regulation or executive order, or (iv) is a person subject to the limitations or prohibitions under any other economic or trade sanctions issued by regulation or executive order of the U.S. Department of State, the U.S. Department of Commerce, or the Canadian federal government (including the Special Economic Measures Act (SEMA)).

(b)          Each Credit Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.

(c)          No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in

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order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) for the purpose of financing the activities of any person currently the subject of sanctions administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or the Canadian federal government; or (iii) for the purpose of financing any transactions or dealings with the governments of, or with any person resident in, Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine.

Section 4.23.         Use of Proceeds.

(a)          The proceeds of the Revolving Loans, and Letters of Credit to be issued, will be used (A) on the Closing Date, to (i) to fund Transaction Expenses in connection with the Acquisition in an aggregate amount not to exceed $150,000,000, (ii) for working capital purposes in an aggregate amount not to exceed $100,000,000, and (iii) to replace, backstop or cash collateralize letters of credit of the Borrower and its Subsidiaries outstanding on the Closing Date; and (B) after the Closing Date, for working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions and Investments permitted hereunder.

(b)          The proceeds of the Term Loans will be used on the Closing Date to finance all or a portion of the purchase price for the payment of the Acquisition, the Closing Date Refinancing and/or the payment of Transaction Expenses.

ARTICLE 5	CONDITIONS PRECEDENT

Section 5.1.          Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction in full of the following conditions precedent:

(a)          Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:

(i)          a copy of the articles or certificate of incorporation or other organizational document of each Credit Party, duly certified by the Secretary of such Credit Party;

(ii)         to the extent available, a certificate of the Secretary of State or other appropriate governmental official of each Credit Party’s jurisdiction of incorporation or organization, dated as of a recent date as to the good standing of each Credit Party;

(iii)        a certificate of the Secretary of each Credit Party, dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws, articles or limited liability company agreement, as the case may be, of such party as in effect on the date of such certification;

(B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such party authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by such Credit Party and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral, and in the case of the Borrower, the borrowings hereunder, and that

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such resolutions have not been amended, rescinded or supplemented and are currently in effect;

(C) either (I) that the certificate of incorporation or organization or other similar organizational document of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate governmental official furnished pursuant to clause (i) above or (II) that attached thereto is a true and complete copy of such certificate or other organizational document including all amendments thereto; and

(D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document;

(b)          Credit Agreement. The Administrative Agent shall have received executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, all of the Credit Parties and all of the Lenders.

(c)          Opinion of Counsel. The Administrative Agent shall have received the written opinions of (i) Dentons Canada LLP, Canadian counsel to the Credit Parties, (ii) Wachtell, Lipton, Rosen & Katz, special New York counsel to the Credit Parties, and (iii) Wayne Levin, Esq., General Counsel and California counsel for the Credit Parties and addressed to the Administrative Agent and the Lenders which opinions shall be in form and substance satisfactory to the Administrative Agent.

(d)          Security and Other Documentation. The Administrative Agent shall have received fully executed copies of (i) the Pledge and Security Agreement, executed by each Credit Party party thereto; (ii) a Copyright Security Agreement executed by each Credit Party party thereto; (iii) a Trademark Security Agreement executed by each Credit Party party thereto; (iv) a Parent Security Agreement executed by each Credit Party party thereto; (v) a Hypothec (and all related agreements and instruments) executed by each Credit Party domiciled in the Province of Québec and each Credit Party where Collateral with respect to such Credit Party is located therein, or perfection of a Lien in such Collateral is required under the Applicable Laws of the Province of Québec or under any applicable PPSA; and (vi) appropriate UCC-1 and PPSA financing statements (or CCQ financing statements or comparable documents, if and as applicable) relating to the Collateral.

(e)          Financial Statements. The Administrative Agent shall have received all financial statements referred to in Section 4.5.

(f)          Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by the chief financial officer of the Borrower.

(g)          Payment of Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and invoiced out-of-pocket expenses required to be paid on the Closing Date, in the case of expenses, to the extent invoiced at least three business days prior to the Closing Date shall, upon the initial Credit Extension, have been paid (which amounts may be offset against the proceeds of the initial Credit Extension).

(h)          UCC/PPSA Searches. The Administrative Agent shall have received UCC, PPSA, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Liens) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a UCC or

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PPSA filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in the Collateral.

(i)          USA Patriot Act. The Administrative Agent shall have received at least three Business Days prior to the Closing Date any information requested at least ten Business Days prior to the Closing Date by the Administrative Agent that such Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(j)          Notice. The Administrative Agent shall have received a notice with respect to the Credit Extension to be made on the Closing Date as required by Section 2.5 hereof.

(k)          Notes. The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender that has requested such a Note.

(l)          No Company Material Adverse Effect. Since June 27, 2016, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(m)          Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the initial Credit Extension to be made on the Closing Date, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto by the Borrower or Merger Sub or any of their affiliates (other than, for the avoidance of doubt, the Target or any of its affiliates) that are material and adverse to the Lenders or the Arrangers in their capacities as such without the prior consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is understood and agreed that (i) any increase in the purchase price of not more than 20% in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers (provided that such increases are funded with equity), (ii) any increase in purchase price that is not funded by any incurrence of Indebtedness shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers and (iii) any reduction in the purchase price shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers; provided that any such reduction of the purchase price shall be allocated to a reduction of the Facilities (other than the Revolving Facility) on a pro rata basis.

(n)          Merger Agreement Representations and Specified Representations. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects taken as a whole, provided that, notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Fundamental Document, to the extent any Specified Representation would not be true and correct due to the failure by the Borrower or any Guarantor to provide any lien search, guaranty or any Collateral (or to create or perfect of any security interest therein) on the Closing Date (other than (x) execution and delivery of a customary guaranty (in the case of Guarantors organized in the United States or Canada or any state or province thereof, other than Québec) and personal property security agreement (in the case of the Borrower and all Guarantors organized in the United States or Canada or any state thereof), (y) delivery of stock or other equity certificates of subsidiaries of the Borrower or a Guarantor organized in the United States or Canada or any state or province thereof, other than Québec, that are Material Specified Guarantors to the extent such equity securities are owned by the Borrower or any Guarantor organized in the United States, Canada or any state or province thereof, other than Québec (with respect to the Target and its subsidiaries, to the extent received from the Target after the Borrower has used commercially reasonable efforts to obtain them on the Closing Date) and (z) the perfection of security interests in assets with respect to which a lien may be

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perfected by the filing of a financing statement under the Uniform Commercial Code (or, with respect to Canada, the Personal Property Security Act (but not, for the avoidance of doubt, the Civil Code of Québec))) after the Borrower’s use of commercially reasonable efforts to do so, the accuracy of such Specified Representation shall not be a condition precedent to the availability of any Credit Extension on the Closing Date.

(o)          Closing Date Refinancing. The Closing Date Refinancing shall have been consummated substantially concurrently with the initial Credit Extension to be made on the Closing Date.

Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Fundamental Document, to the extent any lien search, guaranty or any Collateral (or the creation or perfection of any security interest therein) is not or cannot be provided and/or perfected on the Closing Date (other than (x) execution and delivery of a customary guaranty (in the case of Guarantors organized in the United States or Canada or any state or province thereof, other than Québec) and personal property security agreement (in the case of the Borrower and all Guarantors organized in the United States or Canada or any state thereof), (y) delivery of stock or other equity certificates of subsidiaries of the Borrower or a Guarantor organized in the United States or Canada or any state or province thereof, other than Québec, that are Material Specified Guarantors to the extent such equity securities are owned by the Borrower or any Guarantor organized in the United States, Canada or any state or province thereof, other than Québec (with respect to the Target and its subsidiaries, to the extent received from the Target after the Borrower has used commercially reasonable efforts to obtain them on the Closing Date) and (z) the perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (or, with respect to Canada, the Personal Property Security Act (but not, for the avoidance of doubt, the Civil Code of Québec))) after the Borrower’s use of commercially reasonable efforts to do so, then the provision of such lien search, guaranty or Collateral (or the creation or perfection of any security interest therein) shall not constitute a condition precedent to the availability of any Credit Extension on the Closing Date, but instead shall be required to be delivered within 60 days after the Closing Date (or such later date as may be agreed by the applicable Administrative Agent, in its sole discretion).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Credit Agreement shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date.

Section 5.2.          Conditions to Each Subsequent Credit Extension. The obligation of each Lender to make a Credit Extension hereunder after the Closing Date is subject to satisfaction in full of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Credit Party in or pursuant to the Fundamental Documents shall be true and correct in all material respects (or in all respects, if qualified by a materiality threshold) on and as of such date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date).

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(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)          Revolving Credit Availability. After giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans and L/C Obligations under this Credit Agreement shall not exceed the aggregate Revolving Credit Commitments.

(d)          Other. (i) In the case of Loans, the Administrative Agent shall have received the notice required by Section 2.5 hereof, (ii) in the case of the issuance of any Letter of Credit the applicable Issuing Bank shall have received a duly completed Application, and/or (iii) in the case of an extension or increase in the amount of a Letter of Credit, the applicable Issuing Bank shall have received a written request therefor in a form reasonably acceptable to the applicable Issuing Bank.

Each Borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6	AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Revolving Credit Commitments shall be in effect, any Loan shall remain outstanding, or L/C Exposure shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied (other than with respect to a Specified Swap Agreement or Specified Cash Management Agreement):

Section 6.1.           Financial Statements and Other Information.

(a)          Within 45 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall deliver to the Administrative Agent (for delivery to the Lenders) the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income, and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, and setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)          Within 90 days after the close of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending after the Closing Date), the Borrower shall deliver to the Administrative Agent (for delivery to the Lenders) a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of

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such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern”, other than solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness incurred under this Credit Agreement occurring within one year from the time such opinion is delivered).

(c)          Within 90 days after the commencement of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent (for delivery to the Lenders) an annual budget for the Borrower and its Subsidiaries for such fiscal year in a form customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet and consolidated statements of income and capital expenditures as of the end of and for such fiscal year).

(d)          The Borrower shall deliver to the Administrative Agent (for delivery to the Lenders) (i) within 45 days after the close of each of the first three (3) fiscal quarters of the Borrower, a customary management discussion and analysis of the Borrower’s and its Subsidiaries’ financial performance for that fiscal quarter and a comparison of financial performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year and (ii) within 90 days after the close of each fiscal year, a management discussion and analysis of the Borrower’s and its Subsidiaries’ financial performance for that fiscal year and a comparison of financial performance for that fiscal year to the prior year.

(e)          For purposes of this Section 6.1, the Borrower and the Guarantors will be deemed to have furnished the reports and other information to the Lenders as required by this Section 6.1 if the Borrower has filed such reports with the SEC via the EDGAR or any successor filing system and such reports are publicly available.

(f)          The Borrower will also hold a conference call each quarter to discuss such results of operations for the relevant reporting period, which conference call may be with Lenders only or may be with investors generally (including, for the avoidance of doubt, earnings calls consistent with past practice).

Section 6.2.           Compliance Certificate and Other Information.

(a)          At the time of the delivery or making available of the annual and quarterly financial statements pursuant to Section 6.1(a) and Section 6.1(b), the Borrower shall deliver to the Administrative Agent (for delivery to the Lenders) a Compliance Certificate signed by the chief financial officer or other financial or accounting Officer of the Borrower (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) to the extent the Revolving Facility or Term Loan A Facility remains outstanding, showing the Borrower’s compliance with the financial ratios set forth in Section 7.9(a) and (b) and (y) solely in connection with the delivery of financial statements pursuant to Section 6.1(b) for any fiscal year beginning with the first full fiscal year ended after the Closing Date and solely to the extent the Term B Facility remains outstanding, if the Net First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of such fiscal year is greater than 4.00:1.00, calculating Excess Cash Flow for such fiscal year.

(b)          The Borrower shall provide to the Administrative Agent, within 10 days after receiving knowledge of the occurrence thereof, (i) written notice of any events which would constitute a Default, their status and what action the Borrower is taking or proposing to take in respect thereof, (ii) written notice of the commencement of, or threat in writing of, any action, suit or proceeding, whether at

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law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which would reasonably be expected to result in a Material Adverse Effect, and (iii) any other event which would reasonably be expected to result in a Material Adverse Effect.

(c)          The Borrower shall provide to the Administrative Agent, from time to time, such other information or documents (financial or otherwise) as the Administrative Agent may reasonably request (for itself or on behalf of any Lender); provided that the Administrative Agent may request such information in its capacity as Administrative Agent only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent.

Information and documents required to be delivered pursuant to Section 6.1 or this Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.

Section 6.3.          Taxes. The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.4.          Corporate Existence. Except as (i) permitted by Section 7.6 or (ii) with respect to clause (a) (other than the Borrower and LGEI (but, for the avoidance of doubt, not the Restricted Subsidiaries thereof, other than LGEI)) or (b), would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and the corporate, partnership, limited liability company, unlimited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries necessary to the conduct of its business or the business of any of its Restricted Subsidiaries.

Section 6.5.          Maintenance of Properties and Insurance.

(a)          The Borrower will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Borrower may be necessary so that the business of the Borrower and its Restricted Subsidiaries may be properly conducted at all times; provided that nothing in this Section 6.5 prevents the Borrower or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal (i)(A) is, in the judgment of the Borrower, desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole or (B) would not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith opinion of the Borrower, is adequate and appropriate for the conduct of the business of the Borrower and its Restricted Subsidiaries.

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Section 6.6.          Books and Records. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiary, as the case may be.

Section 6.7.          Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or during the occurrence and continuation of any Event of Default, any Lender solely if accompanying the Administrative Agent), to visit and inspect any tangible property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request; provided that (i) reasonable prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.7 more often than one time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one inspection and examination by the Administrative Agent during any calendar year, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.7 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.8.          Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with all Applicable Laws, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.9.          Compliance with Agreements. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Restricted Subsidiary to duly observe and perform all material terms and conditions of all agreements with respect to the production, distribution and/or exploitation of items of Product and diligently protect and enforce the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements.

Section 6.10.         ERISA Event Notice. Promptly following receipt thereof, the Borrower shall furnish copies of (i) any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA with respect to any Title IV Plan or any Multiemployer Plan provided to or received by any Credit Party or any ERISA Affiliate; provided, that if the relevant Credit Parties or ERISA Affiliates have not requested or received such documents or notices, as applicable, from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Credit Party or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof. As soon as possible upon becoming aware of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in material liability to any Credit Party, the Borrower shall furnish Administrative Agent a written notice specifying the nature thereof, what action the Credit Party or any of

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their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guarantee Corporation with respect thereto; and (ii) with reasonable promptness, and upon the Administrative Agent’s request, furnish copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any of the Credit Parties or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Title IV Plan.

Section 6.11.         Non-U.S. Plan Compliance and Reports.

(a)          Each Credit Party and each of their applicable Subsidiaries shall cause all Non-U.S. Plans administered by it, or into which it is required to make payments, obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do so would not result in a Material Adverse Effect.

(b)          The Borrower shall furnish to the Administrative Agent as soon as possible, and in any event within twenty (20) Business Days after receipt, copies of any notices received by any Credit Party or any of their Subsidiaries with respect to any Non-U.S. Plan with respect to which there would reasonably be expected to result in a Material Adverse Effect.

Section 6.12.         Environmental Laws.

(a)          The Borrower shall promptly notify the Administrative Agent upon any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other actual or pending violations or liabilities under any Environmental Laws would reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

Section 6.13.         Additional Guarantors.

(a)          The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, to the extent that as of such date the Net Total Leverage Ratio is greater than 4.00 to 1.00, permit the Credit Parties, taken as a whole, to represent less than (A) 70% of the consolidated revenue (calculated on a Pro Forma Basis) for the then-ended Test Period or (B) 70% of the total assets as of such date, in each case of the Borrower and the Restricted Subsidiaries (other than any Special Purpose Producer which is not a Guarantor pursuant to clause (l) of the definition of Excluded Subsidiary) on a consolidated basis.

(b)          Promptly (i) after formation or acquisition of any new Wholly-Owned Subsidiary other than an Excluded Subsidiary after the Closing Date, (ii) to the extent required to comply with the provisions of Section 6.13(a), after the delivery of the most recent financial statements delivered or required to be delivered pursuant to Section 6.1 or (iii) after any Restricted Subsidiary that is not a Credit Party Guarantees any Material Indebtedness of the Borrower, the Credit Parties shall cause such new or additional Restricted Subsidiary (and, without limiting the foregoing, the Borrower may, in its sole discretion, cause any other Restricted Subsidiary including any Excluded Subsidiary which is organized in an Approved Jurisdiction), to execute and deliver to the Administrative Agent a Joinder Agreement to this Credit Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose pursuant to which such Restricted Subsidiary will agree to be a Guarantor

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under this Credit Agreement and be bound by the terms of this Credit Agreement applicable to Guarantors, including, but not limited to, Article 9.

Section 6.14.         Further Assurances.

(a)          If (i)(A) property (other than Excluded Assets) is acquired by the Borrower or a Guarantor (other than property acquired by a Guarantor which is organized outside of the United States or Canada and which is not of the type covered by the Collateral Documents governed by the law of such Guarantor’s jurisdiction then outstanding), or (B) property that is owned by the Borrower or a Guarantor which had been an Excluded Asset ceases to be an Excluded Asset, and in either case such property is not automatically subject to a perfected security interest under the Collateral Documents or (ii) a Subsidiary of the Borrower becomes a Guarantor under this Credit Agreement, then the Borrower or such Guarantor will, as soon as reasonably practical (and in any event within 20 Business Days, or such longer period as (1) provided in the second-to-last sentence of this Section 6.14(a), (2) provided in Section 6.14(b) below with respect to owned real property or (3) otherwise agreed to by the Administrative Agent) after such property’s acquisition or its no longer being an Excluded Asset or such Subsidiary’s becoming a Guarantor, as applicable, provide security over such property or the assets of such Guarantor in favor of the Administrative Agent on a basis that would provide a perfected Lien on such terms, in each case, consistent with the Collateral Documents, and take such additional actions (including any of the actions described in this Section 6.14) as the Administrative Agent may deem reasonable and appropriate or advisable to create and fully perfect in favor of the secured parties under the Collateral Documents a valid and enforceable security interest in such Collateral. To the extent that any Collateral Document provides that, as to any property or asset, the Borrower or the Guarantors shall have greater than 20 Business Days to grant or perfect a security interest, or that the Borrower or the Guarantors need only use commercially reasonable efforts to grant or perfect a security interest, or otherwise limits the obligations of the Borrower or the Guarantors to comply with this Section 6.14(a), the provisions of such Collateral Document shall control.

(b)          Within 90 days of the purchase by the Borrower or the Guarantors of any owned real property which is not an Excluded Asset, the Borrower shall (i) furnish and deliver to the Administrative Agent an executed mortgage with respect to such real property and (ii) use commercially reasonable efforts to furnish and deliver to the Administrative Agent a title insurance policy for the benefit of the Administrative Agent in the amount of 120% of the Fair Market Value of such real property with extended coverage covering the real property as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Administrative Agent. If any portion of any mortgaged property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Guarantor to (A) prior to the delivery of any such executed mortgage for such property, deliver to the Administrative Agent (for further distribution to the Lenders) advance notice of the location of any such property as required to permit the Administrative Agent and the Lenders to determine whether such property is located in any such special flood hazard area, (B) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and other-wise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (C) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance, provided that, notwithstanding this clause (b), (i) no such security interest

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shall be granted by the applicable Credit Party nor accepted by the Administrative Agent until the Administrative Agent has received confirmation that each Lender under the Term A Facility and Revolving Facility has completed its flood insurance due diligence to its reasonable satisfaction (it being understood that such satisfactory due diligence of such Lenders shall be deemed completed to the extent the Administrative Agent has not received written notice to the contrary within ten (10) Business Days after notice of location of such property has been made available to the Lenders), and (ii) to the extent real property which is not an Excluded Asset is acquired by any Guarantor organized outside of the United States or Canada, such Guarantor may (I) comply with this clause (b), (II) provide security over such real property pursuant to documentation and procedures customary in its jurisdiction as reasonably agreed between the Borrower and the Administrative Agent or (III) if agreed to by the Administrative Agent in its sole discretion, not provide any security over such real property.

(c)          Upon the reasonable request of the Administrative Agent, the Borrower and each of the Guarantors will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, UCC, CCQ and PPSA financing statements, mortgages, hypothecs, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys and reports), and take such other actions, as may be required under Applicable Law or as the Administrative Agent may deem reasonably appropriate or advisable to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Collateral Documents, all at the Borrower’s expense; provided that, notwithstanding anything herein or in any other Fundamental Document to the contrary, under no circumstances will the Borrower or any Guarantor be obligated to enter into any pledgeholder, laboratory access or similar arrangements or deposit account control agreements, securities account control agreements, or other lockbox or control agreements, or to obtain bailee agreements or landlord or mortgagee waivers, or to send any notices to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing. Additionally, notwithstanding anything in this Agreement or in any other Fundamental Document to the contrary, under no circumstances will the Borrower or any Guarantor be obligated to (i) enter security agreements or pledge agreements or similar agreements governed under the laws of any non-U.S. or non-Canadian jurisdiction or (ii) take any other actions in any non-U.S. or non-Canadian jurisdiction to create or perfect any security interests, except in each case to the extent the Borrower elects to add any Guarantor organized outside of the U.S. or Canada, in which case the Borrower will cause such Guarantor to enter into customary security and pledge agreements consistent with the terms of this Agreement governed by the law of such jurisdiction, and the Administrative Agent (with the cooperation of such Guarantor) may take customary actions to create and perfect security interests on the assets of such Guarantor in such jurisdiction.

Section 6.15.         OFAC, FCPA.

(a)          The Borrower will use the proceeds of each Extension of Credit in accordance with Section 4.22(c) and Section 4.23.

(b)          The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the provisions of Section 4.22.

Section 6.16.         Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating, in the case of Moody’s or (ii) an issuer credit rating, in the case of S&P, for the Borrower and (b) credit ratings for the Facilities from Moody’s and S&P, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.

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Section 6.17.         Post-Closing Actions.

The Borrower and each other Credit Party shall take each action set forth on Schedule 6.17 within the period set forth on such Schedule 6.17 for such action; provided that, in each case, the Administrative Agent may, in its sole reasonable discretion, grant extensions of the time periods set forth on such Schedule 6.17 and, each representation or warranty which would be true, each covenant or agreement which would be complied with, and each condition which would be satisfied, in each case as set forth in any Fundamental Document, but for an action set forth on Schedule 6.17 not having been completed, will be deemed true, complied with, or satisfied, as the case may be, unless such action is not completed within the period set forth in Schedule 6.17 for such action (as such period may be extended by the Administrative Agent).

Section 6.18.         ERISA Matters. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that would result in the imposition of an ERISA Lien or (ii) an ERISA Event to the extent such ERISA Event or ERISA Lien, either alone or together with all such other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

ARTICLE 7	NEGATIVE COVENANTS

From the date hereof and for so long as the Revolving Credit Commitments shall be in effect, any Loan shall remain outstanding, or L/C Exposure shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied (other than with respect to a Specified Swap Agreement or Specified Cash Management Agreement):

Section 7.1.          Limitations on Indebtedness.

(a)          The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Secured Funded Indebtedness; provided, however, that the Borrower and the Guarantors may Incur Secured Funded Indebtedness if on the date thereof and after giving effect thereto and to the application of the proceeds thereof on a Pro Forma Basis: (i) the Net First Lien Leverage Ratio is not greater than 4.50 to 1.00; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring such Secured Funded Indebtedness or the application of the proceeds thereof.

(b)          The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Borrower and the Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto and to the application of the proceeds thereof on a Pro Forma Basis: (i) the Net Total Leverage Ratio is not greater than 6.00 to 1.00; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring such Indebtedness or the application of the proceeds thereof.

(c)          The foregoing Section 7.1(a) and (b) will not prohibit the Incurrence of the following Indebtedness:

(i)          (A) Indebtedness Incurred under this Credit Agreement (including any Guarantee under Article 9 of this Credit Agreement), including Indebtedness Incurred pursuant to Section 2.13, Section 2.14 or Section 2.15, (B) any Incremental Equivalent Debt incurred in lieu of Incremental Facilities, and (C) any Refinancing Notes;

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(ii)         (A) Indebtedness of the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, Target and the Restricted Subsidiaries thereof) in existence on the Closing Date (other than Indebtedness described in clauses (i), (iii), (iv) and (vi) of this Section 7.1(c)), (B) the Senior Notes in an aggregate principal amount not to exceed $520,000,000 and (C) the Bridge Credit Facility in an aggregate principal amount not to exceed $150,000,000;

(iii)        Guarantees by (A) the Borrower or the Guarantors of Indebtedness permitted to be Incurred by the Borrower or a Guarantor in accordance with the terms of this Credit Agreement, provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Loans or the Guarantees under Article 9 of this Credit Agreement, as the case may be, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantees under Article 9 of this Credit Agreement, as applicable, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the terms of this Credit Agreement;

(iv)        Indebtedness of the Borrower owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Wholly-Owned Subsidiary; provided, however,

(A)         if the Borrower is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations under this Credit Agreement;

(B)         if a Guarantor is the obligor on such Indebtedness and the Borrower or a Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor under Article 9 of this Credit Agreement; and

(C)         (1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower and (2) any sale, assignment, transfer, conveyance, exchange or other disposition of any such Indebtedness of any such Indebtedness to a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be.

(v)         Indebtedness (A) of the Borrower or any Restricted Subsidiary Incurred to finance the acquisition of or a merger, amalgamation or consolidation with another Person (or a line of business of any Person) or (B) of any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged, amalgamated or consolidated into, the Borrower or any Restricted Subsidiary; provided, however, that at the time such Person or line of business is acquired or merged, amalgamated or consolidated, after giving effect thereto and to the Incurrence of such Indebtedness pursuant to this clause (v) and the use of the proceeds thereof on a Pro Forma Basis, (1) either (I) the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 7.1(b) above or (II) the Net Total Leverage Ratio would be no greater than it was immediately prior to such transaction and (2) in the event that such Indebtedness is secured on a pari passu basis with the Obligations, the Borrower would have been able to Incur $1.00 of Secured Funded Indebtedness pursuant to Section 7.1(a) above.

(vi)        Indebtedness under Hedging Obligations that are Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness not prohibited by this Credit Agreement; (B) for the purpose of fixing or hedging currency exchange rate risk; or (C) for the purpose of fixing or hedging commodity price risk;

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(vii)       Indebtedness (including Capitalized Lease Obligations) of the Borrower or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Borrower or such Restricted Subsidiary, whether through the direct purchase of such property, plant or equipment or the purchase of Capital Stock of any Person owning such property, plant or equipment (but no other material assets), in a principal amount outstanding not to exceed, at the time of Incurrence thereof, together with all other outstanding (x) Indebtedness incurred under this clause (vii) and (y) Refinancing Indebtedness incurred under clause (xi) in respect of Indebtedness previously incurred under this clause (vii), the greater of (A) $250,000,000 and (B) 3.0% of Total Assets;

(viii)      Indebtedness Incurred by the Borrower or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid surety and similar bonds and Completion Guarantees (not for borrowed money) provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

(ix)         Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(x)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xi)         the Incurrence or issuance by the Borrower or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance or defease any Indebtedness Incurred as permitted under Section 7.1(a) or (b) above and clauses (i)(B), (i)(C), (ii), (v), (vii), (xix) and this clause (xi) of this Section 7.1(c) or any Indebtedness issued to so refund, refinance or defease such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Borrower, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

(xii)        Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Special Purpose Producer which is non-recourse to the Borrower or any Restricted Subsidiary other than such Special Purpose Producer, except to the extent that a Negative Pick-up Obligation, Program Acquisition Guarantee or short-fall guarantee would be considered recourse Indebtedness of the Borrower or any of its Restricted Subsidiaries;

(xiii)       (A) to the extent constituting Indebtedness pursuant to the definition thereof, any Permitted Slate Financing and (B) any Indebtedness incurred by any ProdCo to the extent not prohibited by the definition of “Permitted Slate Transaction”;

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(xiv)      Replication Advances not to exceed $100,000,000 outstanding in the aggregate at the time of Incurrence thereof, which are otherwise entered into in the ordinary course of business and on terms and conditions substantially no less favorable in any material respect, taken as a whole, to the Borrower as similar transactions entered into by the Borrower or its Subsidiaries prior to the Closing Date; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Loans, to secure any such Replication Advances will not be considered to be less favorable to the Borrower;

(xv)       Indebtedness secured solely by liens on tax credits which is otherwise non-recourse to the Borrower and any Restricted Subsidiary, other than customary representations and warranties;

(xvi)      liabilities relating to profit participations, revenue participations, talent participations, deferments and guild residuals, and music royalties, collection agencies and tribunals (e.g., ASCAP), arising in the ordinary course of business in connection with the production, acquisition and/or distribution of Product;

(xvii)     unsecured liabilities (including without limitation Guarantees) or liabilities (including without limitation Guarantees) secured solely by the related rights related to the acquisition, production or distribution of Product or acquisitions of rights incurred in the ordinary course of business (including co-productions, co-ventures and other co-financing arrangements), which are not otherwise prohibited hereunder, in an amount no greater than $30,000,000 outstanding in the aggregate at the time of Incurrence thereof;

(xviii)    Negative Pick-up Obligations, Program Acquisition Guarantees and direct or indirect guarantees (including minimum guarantees) related to the acquisition or production of items of Product in the ordinary course of business; and

(xix)       in addition to the items referred to in clauses (i) through (xviii) above, Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed, at the time of Incurrence thereof, together with all other outstanding (x) Indebtedness incurred under this clause (xix) and (y) Refinancing Indebtedness incurred under clause (xi) in respect of Indebtedness previously incurred under this clause (xix), the greater of (a) $250,000,000 and (b) 3.0% of Total Assets;

(d)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 7.1:

(i)          subject to clause (ii) and (vi) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 7.1(a), (b) and (c) above, the Borrower, in its sole discretion, may classify such item (or portion) of Indebtedness on the date of Incurrence and may later re-divide or reclassify such item (or portion) of Indebtedness in any manner that complies with this covenant;

(ii)         Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii)        if obligations in respect of letters of credit are Incurred pursuant to a credit facility and are being treated as Incurred pursuant to Section 7.1(a) or Section 7.1(b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

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(iv)        the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be, subject to the next succeeding paragraph, equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)         subject to clause (vi) below, Indebtedness permitted by this Section 7.1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.1 permitting such Indebtedness;

(vi)        (A) Indebtedness under this Credit Agreement (including any Guarantee under Article 9 of this Credit Agreement), including Indebtedness Incurred pursuant to Section 2.13, Section 2.14 or Section 2.15, (B) any Incremental Equivalent Debt incurred in lieu of Incremental Facilities, and (C) any Refinancing Notes, shall in any event be deemed to be Incurred solely under Section 7.1(c)(i)(A), (B) or (C), as applicable; and

(vii)       the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e)          Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.1. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f)          If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 7.1, the Borrower shall be on such date in Default under this Section 7.1).

(g)          For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that the Borrower or the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the

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currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 7.2.          Limitations on Restricted Payments.

(a)          The Borrower will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i)          declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Borrower’s or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Borrower or any of its Restricted Subsidiaries) other than:

(A)         dividends or distributions by the Borrower payable solely in Capital Stock (other than Disqualified Stock) of the Borrower;

(B)         dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Borrower or Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution; or

(C)         cash payments made to (or on behalf of) current and former officers, directors and employees of the Borrower and its Subsidiaries to pay tax liabilities incurred by such Persons upon the vesting of equity interests of any kind held thereby, including restricted stock units;

(ii)         purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock)), including in connection with any merger, amalgamation or consolidation;

(iii)        make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment, or scheduled maturity, any Subordinated Obligations, other than:

(A)         Indebtedness permitted under Section 7.1(c)(iv); or

(B)         the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv)        make any Restricted Investment in any Person;

(all such payments and other actions referred to in the foregoing clauses (i) through (iv) (other than any exception thereto) shall be collectively referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)         no Default shall have occurred and be continuing (or would result therefrom);

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(B)         in the case of a Restricted Payment of the type referred to in clauses (i) through (iii) of this Section 7.2(a), the Borrower shall be in compliance with the financial ratios set forth in Section 7.9(a) and (b) for the relevant fiscal quarter on a Pro Forma Basis; and

(C)         the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) and (xiv) of Section 7.2(b)) would not exceed the sum of (without duplication):

(1)	100% of Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the period (treated as one accounting period) from the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements have been delivered or were required to be delivered pursuant to Section 6.1(a) and Section 6.1(b) less 1.4 times the Consolidated Applicable Interest Charge of the Borrower and its Restricted Subsidiaries for the same period; plus

(2)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of any property other than cash received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date, (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Excluded Contributions; plus

(3)	the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness of the Borrower or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower upon such conversion or exchange); plus

(4)	the amount equal to the net reduction in Restricted Investments made by the Borrower or any of the Restricted Subsidiaries in any Person resulting from:

(A)         repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary; or

(B)         the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary,

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which amount in each case under this clause (4) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (4) to the extent it is already included in Adjusted EBITDA; plus

(5)         $150,000,000.

(b)          The foregoing Section 7.2(a) will not prohibit:

(i)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower or contributions to the equity capital of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 7.2(a)(iv)(C)(2) above;

(ii)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Borrower or any Guarantor that, in each case, is permitted to be Incurred under Section 7.1 and that, in each case, constitutes Refinancing Indebtedness;

(iii)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred under Section 7.1 and that, in each case, constitutes Refinancing Indebtedness;

(iv)        any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent the Borrower has complied with its obligations to prepay all Term Loans to the extent required by Section 2.8(c)(ii) prior to such purchase or redemption;

(v)         dividends or distributions paid within 60 days after the date of declaration if at such date of declaration such dividends or distributions would have complied with this provision;

(vi)        the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any direct or indirect parent of the Borrower, or cash dividends distributed to any direct or indirect parent of the Borrower for the purpose of consummating such purchase, redemption or other acquisition, cancellation or retirement for value; provided that such redemptions or repurchases pursuant to this clause (vi) will not exceed $75,000,000 in the aggregate during any fiscal year; provided further that (x) such amount, if not so expended in the fiscal year for which it is permitted, may be carried forward in the next fiscal year and (y) redemptions or repurchases made pursuant to this clause (vi) during any fiscal year shall be deemed made first in respect of amounts carried over from the prior fiscal year and second in respect of amounts permitted for such fiscal year as provided above;

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(vii)       the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower permitted to be Incurred pursuant to Section 7.1 of this Credit Agreement;

(viii)      repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(ix)         the declaration and payment of cash dividends, distributions, loans or other transfers by the Borrower to any direct or indirect parent of the Borrower, directly or indirectly, in amounts required for such other parent entity to pay, in each case without duplication:

(A)         federal, provincial or local income taxes payable to the extent that such income taxes are directly attributable to the income of the Borrower and its Subsidiaries (rather than the income of such parent entity resulting from distributions of property from the Borrower or any Subsidiary) and only to the extent such taxes are not offset by applicable tax credits, tax losses or other assets; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, provincial, state and local taxes for such fiscal year were the Borrower and its Subsidiaries to pay such taxes separately from any such parent entity;

(B)         franchise taxes and other fees required to maintain such parent entity’s legal existence; and

(C)         corporate overhead expenses Incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both such parent entity and the Borrower, provided that the amount available under this clause (C) in any fiscal year shall not exceed the greater of $20,000,000 and 3.0% of Adjusted EBITDA of the Borrower for such fiscal year;

(x)          payments on the Existing Convertible Notes or the purchase of call options to hedge the Borrower’s or any Restricted Subsidiary’s exposure in connection with the issuance of the Existing Convertible Notes, which call options are to be settled on a net (not cash) basis;

(xi)         Restricted Payments that are made with the proceeds of Excluded Contributions;

(xii)        other Restricted Payments made in an aggregate amount (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) from the Closing Date not to exceed $150,000,000;

(xiii)       other Restricted Payments of the type referred to in clauses (i) or (ii) of Section 7.2(a), provided, however, that at the time of and after giving pro forma effect to any such Restricted Payment, the Net Total Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis; and

(xiv)      other Restricted Payments of the type referred to in clauses (iii) or (iv) of Section 7.2(a), provided, however, that at the time of and after giving pro forma effect to any such Restricted Payment, the Net Total Leverage Ratio is not greater than 4.50 to 1.00 on a Pro Forma Basis;

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provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under the foregoing clauses (iv), (vi), (xi), (xii), (xiii) and (xiv), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(d)          As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries, except for the Initial Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or, in the discretion of the Borrower, Investments, in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment (and/or Permitted Investment) in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Credit Agreement.

Section 7.3.          Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Closing Date or acquired after that date, which Lien secures any Indebtedness.

Section 7.4.          Limitation on Restrictions on Distribution from Restricted Subsidiaries.

(a)          The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on any other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock); or

(ii)         make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances).

(b)          The foregoing Section 7.4(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)          contractual encumbrances or restrictions pursuant to an agreement in effect on the Closing Date (including, for the avoidance of doubt agreements of Target and the Restricted

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Subsidiaries thereof), including without limitation, the Senior Notes, the Bridge Credit Facility and the Existing Convertible Notes (and related documentation) in effect on such date;

(ii)         this Credit Agreement and the Collateral Documents;

(iii)        any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(iv)        any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in Section 7.4(a)(ii); provided, however, that any encumbrances or restrictions contained in any such amendments, restatements, modifications, renewals, supplements, refundings, replacements, or refinancings are, in the good faith judgment of the Borrower, no less favorable in any material respect, taken as a whole, to the Lenders than the encumbrances and restrictions contained in the agreements or arrangement so amended, restated, modified, renewed, supplemented, refunded, replaced or refinanced;

(v)         purchase money obligations and Capitalized Lease Obligations permitted under this Credit Agreement;

(vi)        customary restrictions on cash or other deposits or net worth imposed by customers or by co-production partners, Joint Venture partners or similar parties under contracts;

(vii)       any customary provisions in Joint Venture agreements and other similar agreements;

(viii)      any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary;

(ix)         encumbrances or restrictions arising or existing by reason of Applicable Law or any applicable rule, regulation or order;

(x)          any restriction with respect to the Borrower or a Restricted Subsidiary or any asset or line of business thereof imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Borrower or such Restricted Subsidiary or any asset or line of business thereof pending the closing of such sale or disposition;

(xi)         imposed by any agreement relating to Indebtedness or Investments, as applicable, permitted to be Incurred in accordance with Section 7.1, 7.2 or the definition of “Permitted Investment,” in each case, if such restrictions or conditions apply only to the property or assets securing such Indebtedness or Investments and/or only to the Restricted Subsidiary incurring such Indebtedness or in which such Investments are made, or its Subsidiaries;

(xii)        other Indebtedness, Disqualified Stock or Preferred Stock of Borrower or any Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Borrower’s or any Guarantor’s ability to make anticipated principal or interest payments on the Loans (in each case, as determined in good faith by Borrower), provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred pursuant to Section 7.1; and

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(xiii)       any restrictions or encumbrances imposed on Special Purpose Producers or ProdCos, or otherwise in connection with any Permitted Slate Financing or Permitted Slate Transaction, in each case which are customary for slate or production financing or similar transactions.

Section 7.5.          Limitation on Affiliate Transactions.

(a)          The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease, exchange or other disposition of any property or asset or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving consideration in excess of $30,000,000 unless:

(i)          the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Borrower or such Restricted Subsidiary in a comparable transaction with a Person that is not an Affiliate; and

(ii)         in the event such Affiliate Transaction involves an aggregate consideration in excess of $60,000,000 (or with respect to transactions involving any item of Product, $90,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above).

(b)          The preceding Section 7.5(a) will not apply to:

(i)          (A) transactions between or among the Borrower and any of its Restricted Subsidiaries, and (B) any merger, amalgamation, or consolidation of the Borrower and any direct parent of the Borrower, provided, however that such parent shall have no Indebtedness other than Indebtedness that would be permitted to be Incurred by the Borrower at the time of such merger, amalgamation, or consolidation and such merger, amalgamation, or consolidation is otherwise not prohibited by the terms of this Credit Agreement;

(ii)         any Restricted Payment permitted to be made under Section 7.2 or any Permitted Investments;

(iii)        any loan or issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees;

(iv)        the payment of reasonable and customary fees and reimbursement of expenses paid to and indemnity provided on behalf of, directors of the Borrower or any Restricted Subsidiary;

(v)         any agreement as in effect as of the Closing Date (including, for the avoidance of doubt, agreements of Target and the Restricted Subsidiaries thereof) , as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole than the terms of the agreements in effect on the Closing Date;

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(vi)        any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, amalgamated or consolidated into the Borrower or a Restricted Subsidiary; provided, that such agreement was not entered into in contemplation of such acquisition or merger, amalgamation, or consolidation , or any amendment thereto (so long as any such agreement is not disadvantageous to the Lenders in the good faith judgment of the Borrower when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger, amalgamation, or consolidation);

(vii)       transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services (including, without limitation, licensing, production, co-production, services (e.g., shared services agreements), advertising, distribution, promotional or delivery agreements), in each case in the ordinary course of the business of the Borrower and the Restricted Subsidiaries and otherwise in compliance with the terms of this Credit Agreement; provided that in the reasonable determination of the Borrower, such transactions are on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(viii)      any issuance or sale of Capital Stock (other than Disqualified Stock) to affiliates of the Borrower and the granting of registration and other customary rights in connection therewith;

(ix)         the entering into of any tax sharing agreement or arrangement and the performance thereunder;

(x)          any contribution to the capital of the Borrower, or any sale of Capital Stock of the Borrower (other than Disqualified Stock);

(xi)         transactions permitted by, and complying with, the provisions of Section 7.6;

(xii)        pledges of Capital Stock of Unrestricted Subsidiaries;

(xiii)       any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xiv)      any distribution, license, participation, sale, lease, production, reproduction or co-financing agreement, guarantee, negative pick-up or other acquisition agreement, or other similar agreement to any of the foregoing, entered into in the ordinary course of business and on an arm’s length basis; and

(xv)       any Permitted Slate Transaction.

Section 7.6.          Limitation on Mergers and Consolidations.

(a)          The Borrower will not merge, amalgamate or consolidate with or into (whether or not the Borrower is the surviving corporation), or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

(i)          the Borrower is the surviving person or the resulting, surviving or transferee Person (the “Successor Borrower”) is a corporation organized and existing under the laws of

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Canada, any Province of Canada, the United States of America, any State of the United States or the District of Columbia;

(ii)         the Successor Borrower (if not the Borrower) will expressly assume, by documentation executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under this Credit Agreement and the Collateral Documents (as applicable) and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Borrower, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(iii)        immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Subsidiary of the Successor Borrower as a result of such transaction as having been Incurred by the Successor Borrower or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv)        immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Borrower (including any Successor Borrower) shall be in compliance with the financial ratios set forth in Section 7.9(a) and (b) for the relevant fiscal quarter on a Pro Forma Basis;

(v)         each Guarantor (unless it is the other party to the transactions above, in which case the next succeeding paragraph shall apply) shall have by documentation in form and substance satisfactory to the Administrative Agent, confirmed that its Guarantee under Article 9 of this Credit Agreement shall apply to such Person’s obligations in respect of this Credit Agreement and shall have by written agreement confirmed that its obligations under the Collateral Documents Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant provinces, states or jurisdictions; and

(vi)        the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger, amalgamation, consolidation, conveyance or transfer and such supplemental documentation (if any) comply with the terms of this Credit Agreement and any other documentation and other information about the Successor Borrower as shall have been reasonably required by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation, including the Patriot Act.

(b)          Notwithstanding clauses (iii) and (iv) of the preceding Section 7.6(a):

(i)          any Restricted Subsidiary may merge with, amalgamate with, consolidate with or into or transfer all or part of its properties and assets to the Borrower so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Borrower or another Restricted Subsidiary; and

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(ii)         the Borrower may merge with, amalgamate with or consolidate with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in Canada, a Province of Canada or a State or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges, amalgamates or consolidates into the Borrower, the Borrower will not be required to comply with Section 7.6(a)(iv).

(c)          The Borrower will not permit any Guarantor to merge, amalgamate or consolidate with or into (whether or not the Borrower or such Guarantor is the surviving corporation), or convey, transfer or lease all or substantially all of its properties and assets to any Person (other than with or into, or to, the Borrower or a Guarantor) unless:

(i) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of Luxembourg, any country within the United Kingdom, Canada, a Province of Canada, the United States of America, any State of the United States or the District of Columbia or the jurisdiction of organization of such Guarantor and shall assume by written agreement all the obligations of such Guarantor under the Collateral Documents (as applicable) and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant states, provinces or jurisdictions in each case in a form reasonably satisfactory to the Administrative Agent;

(ii) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Credit Agreement and its Guarantee under Article 9 hereof pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate stating that such consolidation, merger, winding up or disposition and such supplemental documentation (if any) comply with the terms of this Credit Agreement.

Except as otherwise described in this Credit Agreement, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Credit Agreement and the Guarantee of such Guarantor.

Notwithstanding this Section 7.6(c), without complying with any of clauses (i)-(iv) of this Section 7.6(c), any Guarantor may merge, amalgamate or consolidate with or into or transfer all or part of its properties and assets (A) to another Guarantor or the Borrower or (B) to any other Person in a transaction permitted by Section 7.6 or by the definition of the term “Asset Sale”.

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Additionally, notwithstanding this Section 7.6(c), any Guarantor may merge, amalgamate or consolidate with a Restricted Subsidiary of the Borrower solely for the purpose of reincorporating the Guarantor federally, in a Province of Canada or a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.

(d)          The Borrower or a Guarantor, as the case may be, will be released from its obligations under this Credit Agreement and its Guarantee under Article 9 hereof, as the case may be, and the Successor Borrower or Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Borrower or a Guarantor, as the case may be, under this Credit Agreement, the Guarantee under Article 9 hereof and the Collateral Documents; provided that, in the case of a lease of all or substantially all its assets, the Borrower will not be released from the obligation to pay the principal of and interest on the Loans and a Guarantor will not be released from its obligations under Article 9 hereof.

Section 7.7.          Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than a Related Business.

Section 7.8.          Limitation on Sales of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make any Asset Sale, unless:

(i)          the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale;

(ii)         at least 75% of the consideration from such Asset Sale received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iii)        the Net Available Cash from such Asset Sale is applied by the Borrower or such Restricted Subsidiary in accordance with Section 2.8(c)(ii).

For the purpose of this Section 7.8 and for no other purpose, the following will be deemed to be cash:

(I)         any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or the Guarantees under Article 9 of this Credit Agreement) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing;

(II)        any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale;

(III) consideration consisting of Indebtedness of the Borrower (other than Subordinated Obligations) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary, and

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(IV) any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.8(IV) that is at that time outstanding, not to exceed the greater of $100,000,000 and 1.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 7.9.          Financial Covenant. Solely with respect to the Revolving Facility and the Term A Facilities:

(a)          Net First Lien Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the Net First Lien Leverage Ratio to be greater than:

From and Including	To but Excluding	The Net First Lien Leverage Ratio Shall Not Be Greater Than
March 31, 2017	March 31, 2018	5.25 to 1.00
March 31, 2018	March 31, 2019	4.75 to 1.00
March 31, 2019	All periods thereafter	4.50 to 1.00

(b)          Interest Coverage Ratio: The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Interest Coverage Ratio to be less than 2.75 to 1.00.

(c)          Notwithstanding the foregoing, compliance with (a) and (b) of this Section 7.9 shall commence as of the last day of the fiscal quarter of the Borrower ending on March 31, 2017, provided that, to the extent any provision under this Credit Agreement requires the Borrower to be in pro forma compliance with the financial ratios set forth in this Section 7.9 prior to such date, such provision shall be satisfied to the extent that the Borrower is in compliance as of such date of determination with the financial ratios set forth in this Section 7.9 for the most recent Test Period on a Pro Forma Basis.

ARTICLE 8	EVENTS OF DEFAULT

Section 8.1.          Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a)          default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Credit Agreement) of all or any part of the principal of any Loan or Reimbursement Obligation or (ii) in the payment when due of interest on any Loan, any fee, or any other amount payable hereunder or under any other Fundamental Document and such default shall continue unremedied for a period of five (5) Business Days; or

(b)          default in the observance or performance of any covenant set forth in Section 6.2(b)(i), Section 6.4 (with respect to the Borrower) or Article 7 hereof; provided that no breach or default by the Borrower under Section 7.9 shall constitute an Event of Default with respect to the Term B Facility, unless and until the Required RC/TLA Lenders have accelerated the Revolving Loans and/or Term A Loans and/or terminated the Revolving Credit Commitments; or

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(c)          failure by the Borrower or any Guarantor to comply for 30 days after notice as provided below with any of its other agreements contained in the Fundamental Documents; or

(d)          any representation or warranty made by the Borrower or any Guarantor herein or in any other Fundamental Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Credit Agreement or any other Fundamental Document shall prove to have been inaccurate in any material respect on or as of the date made; or

(e)          default under any mortgage, indenture, agreement or instrument, in each case governing Indebtedness for money borrowed by any Guarantor or the Borrower or any of the Restricted Subsidiaries (or the payment of which is guaranteed by any Guarantor or the Borrower or any of the Restricted Subsidiaries), other than Indebtedness owed to any Guarantor or the Borrower or a Restricted Subsidiary, and other than Indebtedness incurred by a Special Purpose Producer that is non-recourse to the Borrower or any Restricted Subsidiary other than such Special Purpose Producer (for the avoidance of doubt, an outstanding Negative Pick-up Obligation of the Borrower or a Restricted Subsidiary shall be considered recourse Indebtedness of the Borrower or such Restricted Subsidiary), whether such indebtedness or guarantee now exists, or is created after the Closing Date, which default:

(i)          is caused by a failure to pay principal of such Indebtedness prior to the expiration of the final maturity date provided in such Indebtedness unless such Indebtedness is discharged (“payment default”); or

(ii)         results in the acceleration of such Indebtedness prior to its maturity; or

(iii)        which default causes, or permits the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), with all applicable grace or cure periods having expired, to cause any such Indebtedness to become due or required to be prepaid, repurchased, defeased or redeemed prior to its stated maturity;

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or such other default or the maturity of which has been so accelerated, aggregates $75,000,000 or its foreign currency equivalent or more; or

(f)          the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)          commences proceedings to be adjudicated bankrupt or insolvent;

(ii)         consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law (including, for the avoidance of doubt, the filing of a notice of intention under the Bankruptcy and Insolvency Act (Canada) or of an application under the Companies’ Creditors Arrangement Act (Canada) or any proposal to compromise, arrange or reorganize any of its debts or obligations under Section 192 of the Canada Business Corporations Act or any similar provision of Canadian federal or provincial corporate law, or any applicable Bankruptcy Law in Luxembourg or England);

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(iii)        consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv)        makes a general assignment for the benefit of its creditors; or

(g)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)          is for relief against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Borrower, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)         appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary;

(iii)        orders the liquidation, dissolution or winding up of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iv)        orders the presentation of any plan or arrangement, compromise or reorganization of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h)          failure by the Borrower or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $75,000,000 or its foreign currency equivalent (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or

(i)          (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Plan; (iii) the PBGC shall institute proceedings to terminate any Plan; (iv) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any

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other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

(j)          (i) any of the Fundamental Documents shall, for any reason, not be or shall cease to be in full force and effect or shall be declared null and void or (ii) the validity or enforceability of the Liens granted or purported to be granted by any Collateral Document on any material portion of the Collateral shall cease to be valid and perfected, or shall be contested by any Credit Party, except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, or to file Uniform Commercial Code continuation statements or other similar statements (so long as such failure does not result from the breach or non-compliance with the Fundamental Documents by any Credit Party); or

(k)          a Change of Control shall occur.

Section 8.2.          Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required RC Lenders, terminate the remaining Revolving Credit Commitments, and if so directed by the Required Lenders, terminate all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Fundamental Documents without further demand, presentment, protest or notice of any kind; (c) after a breach or default by the Borrower under Section 7.9, if so directed by the Required RC/TLA Lenders, terminate the remaining Revolving Credit Commitments and declare the principal of and the accrued interest on all outstanding Revolving Loans and Term A Loans to be forthwith due and payable, and thereafter, if so directed by the Required RC/TLA Lenders, terminate all other obligations of the Revolving Lenders and Term A Lenders hereunder on the date stated in such notice (which may be the date thereof) and (d) if so directed by the Required Revolving Lenders, demand that the Borrower immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under each or any Letter of Credit, whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 8.3.          Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Fundamental Documents without presentment, demand, protest or notice of any kind, the Revolving Credit Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under all outstanding Letters of Credit, whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4.          Collateral for Undrawn Letters of Credit.

(a)          If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(c)(iv) or under Section 8.2 or Section 8.3

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above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)          All amounts prepaid pursuant to clause (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Issuing Banks, and to the payment of the unpaid balance of any other Obligations in respect of any Letter of Credit. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the Issuing Banks. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the Issuing Banks, the Administrative Agent or the Lenders in respect of any Letter of Credit; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in clause (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 8.5.          Right to Realize on Collateral and Enforce Guarantees. Anything contained in any of the Fundamental Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Fundamental Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 11.6 in the manner set forth therein, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 8.6.          Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1 or Section 8.2 or otherwise, for purposes of determining whether an Event of Default under Section 7.9 has occurred, the cash proceeds of any equity contribution in the form of common equity, “qualified” preferred or other equity on terms acceptable to the Administrative Agent made to, and actually received by, the Borrower during the period commencing after the last day of any fiscal quarter and ending fifteen (15) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (such period, the “Equity Cure Period”), if requested in writing by the Borrower, shall be deemed to increase Adjusted EBITDA for purposes of determining compliance with Section 7.9 at the end of such fiscal quarter and applicable

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subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (i) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than four (4) Specified Equity Contributions may be made in the aggregate during the term of this Credit Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with Section 7.9 for any applicable period and (iv) the Specified Equity Contributions shall be counted solely for the purposes of compliance with Section 7.9 and shall not be included for any other purposes including availability or amount of any covenant “baskets”, Excess Cash Flow and, whether or not used to prepay indebtedness, there shall be no reduction in indebtedness or netting of cash in connection with the proceeds of any Specified Equity Contributions for determining compliance with any financial ratio during any fiscal quarter in which it is included in Adjusted EBITDA. Upon receipt by the Administrative Agent of such written request from the Borrower prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.2 on the basis of any failure to comply with Section 7.9 until the expiration of the Equity Cure Period. For the avoidance of doubt, no Revolving Lender shall be obligated to fund any Revolving Loan during such Equity Cure Period.

ARTICLE 9	GUARANTEE

Section 9.1.          Guarantee. (a) Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Banks and the other Secured Parties the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guarantee notwithstanding any extension or renewal of any Obligation.

(b)          Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent, the Issuing Banks or any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent, the Issuing Banks or any Secured Party to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent, the Issuing Banks or any Secured Party to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against either Borrower or other Credit Party, any change in the corporate existence, structure, ownership or control of either Borrower or other Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 11.7 hereof), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.

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(c)          Each Guarantor further agrees that this Guarantee is a continuing guarantee, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or others may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guarantee constitutes a guarantee of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Banks or any Secured Party to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Issuing Banks or any Secured Party in favor of the Borrower or any Guarantor, or to any other Person.

(d)          Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the ability of the Borrower to perform under this Credit Agreement.

(e)          Each Guarantor’s obligations under the Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guarantee. The Administrative Agent, the Issuing Banks and the Secured Parties make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

Section 9.2.          No Impairment of Guarantee, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Issuing Banks or any Secured Party to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full.

Section 9.3.          Continuation and Reinstatement, etc.

(a)          Each Guarantor further agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Banks or the Secured Parties upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent, the Issuing Banks or the Secured Parties may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself, the Issuing Banks and/or the Secured Parties, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself, the Issuing Banks and/or the Lenders

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(as applicable) in cash an amount equal to the unpaid amount of all the Obligations with interest thereon at a rate of interest equal to the rate specified in Section 2.4 hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself, the Issuing Banks and the Secured Parties with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

(b)          All rights of a Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Banks and/or the Secured Parties or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor (other than a Luxembourg Guarantor) for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent, the Issuing Banks and/or the Secured Parties to be credited and applied to the Obligations, whether matured or unmatured. If any amount shall be paid to a Luxembourg Guarantor for the account of the Borrower, such Luxembourg Guarantor will hold such amount for and on behalf of the Administrative Agent.

Section 9.4.          Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account. In addition, to the extent that any Person becomes a Guarantor of this Credit Agreement and such Person is organized outside of the United States or Canada, the Guarantee by such Person of the Obligations hereunder may be subject to such other limitations as are customary in such Guarantor’s jurisdiction as reasonably agreed by the Administrative Agent and the Borrower.

Section 9.5.          Voluntary Arrangements.

(a)          Without prejudice to the Administrative Agent's, the Issuing Banks’ and the Secured Parties' rights to recover such sums under the Guarantee and indemnity under Section 9.1, on the approval of any company voluntary arrangement in respect of the Borrower (or the implementation of any compromise or scheme of arrangement or any analogous procedure to any of the foregoing in any other jurisdiction) under which the Borrower's obligations to the Administrative Agent, the Issuing Banks and the Secured Parties are compromised in any way, each Guarantor shall as principal obligor be liable to the Administrative Agent, the Issuing Banks and the Secured Parties for, and hereby undertakes to the Administrative Agent, the Issuing Banks and the Secured Parties (as a separate and additional covenant) immediately on demand from time to time to pay to the Administrative Agent, the Issuing Banks and the Secured Parties, amounts equal to the sums that would have been payable to the Administrative Agent, the Issuing Banks and the Secured Parties by the Borrower, or any guarantor of the Borrower, had such compromise not occurred, and so that payment shall be made by a Guarantor to the Administrative Agent, the Issuing Banks and the Secured Parties under this Section in the amounts and at the times at which but for the said compromise the Borrower would have been obliged to make payment to the Administrative

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Agent, the Issuing Banks and the Secured Parties. Each Guarantor's liability under Section 9.1 and this Section 9.5 shall not be affected in any way by the Administrative Agent and the Lenders voting in favor of (if the Administrative Agent, the Issuing Banks and the Secured Parties chooses to do so) any company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower.

(b)          If and to the extent that any right is or may be held by a Guarantor as against the Borrower, the existence or exercise of which may affect the right or ability of the Administrative Agent, the Issuing Banks and the Secured Parties to obtain the full benefit of this Guarantee and indemnity from a Guarantor if a company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower is approved, each Guarantor hereby waives such right. In the event of any inconsistency between this Section and any other provision of the Credit Agreement this Section shall prevail.

Section 9.6.          Release of Guarantees.

(a)          A Guarantor shall be automatically and unconditionally released and discharged from its obligations under its Guarantee, this Credit Agreement and the Fundamental Documents to which it is a party, and no further action by such Guarantor, the Borrower or the Administrative Agent shall be required for the release of such Guarantor’s Guarantee, upon:

(i)          any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or any sale, assignment, transfer, conveyance, exchange or other disposition of all or substantially all the assets of such Guarantor (other than by lease); provided that, in each of the foregoing cases, (x) such sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with this Credit Agreement, including Section 7.6 and 7.7 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 2.8(c) is to be applied in accordance therewith at such time) and (y) all the obligations of such Guarantor under all Consolidated Indebtedness of the Borrower terminate upon consummation of such transaction;

(ii)         the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(iii)        in the case of any Guarantor which has provided a Guarantee in the Borrower’s discretion and which does not or, substantially contemporaneously with the release, will not Guarantee any Material Indebtedness of the Borrower, the Borrower’s delivering notice to the Administrative Agent of its election to release such Guarantor from its Guarantee;

(iv)        in the case of any Guarantor which meets the definition of an Excluded Subsidiary, delivery to the Administrative Agent of an Officer’s Certificate certifying thereto, and requesting the release of the Guarantees provided by such Guarantor; and

(v)         the Termination Date.

Section 9.7.          Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 9.9), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Credit Agreement or any other Fundamental Document or related agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the

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person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Collateral Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 9.8.          Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 9.9) that, in the event a payment shall be made by any other Guarantor hereunder or under any other Fundamental Document or related agreement, in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9.7, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the Fair Market Value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto after the date hereof, the date such Guarantor becomes a party).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 9.8 shall be subrogated to the rights of such Claiming Guarantor under Section 9.7 to the extent of such payment.

Section 9.9.          Subordination. (a) Notwithstanding any provision of this Credit Agreement to the contrary, all rights of the Guarantors under Section 9.7 and 9.8 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 9.7 and 9.8 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b)          The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

Section 9.10.         Luxembourg Guarantors. (a) Notwithstanding any other provision of this Credit Agreement, the maximum liability of any Guarantor incorporated under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Section 9.10 for the Obligations of any obligor (including, but not limited to, the Borrower) which is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall be limited to the sum of:

(i)          an amount equal to the aggregate (without double-counting) of (A) all moneys received by the Luxembourg Guarantor or its direct or indirect present of future Subsidiaries under the Fundamental Documents and (B) the aggregate amount directly or indirectly made available to the Luxembourg Guarantor or its direct or indirect present or future Subsidiaries by other members of the Group that has been financed by a borrowing under the Fundamental Documents;

plus

(ii)         an amount equal to 95% of the greater of (a) the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in annex I to the grand ducal regulation dated December 18, 2015 defining the form and content of the presentation of balance sheet and profit and loss account implementing Articles 34, 35, 46 and 47 of the Luxembourg law dated December 19, 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings as amended (the “Regulation”) as increased by the amount of any Intra Group Liabilities, each as reflected

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in the Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the date of this Credit Agreement or (B) the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in the Regulation as increased by the amount of any Intra Group Liabilities, each as reflected in the Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the time the Guarantee is called.

For the purposes of this paragraph, “Intra Group Liabilities” means all existing liabilities owed by the Luxembourg Guarantor to the Borrower or any Guarantor that have not been financed, directly or indirectly, by a borrowing under the Fundamental Documents.

Where for the purpose of the determination of the Luxembourg Guarantor’s own funds under paragraph (ii) above, no duly established and approved annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of the determination to be made under (ii) above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) the relevant Luxembourg Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Luxembourg Guarantor’s own funds and Intra Group Liabilities will be determined. If the relevant Luxembourg Guarantor fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 Business Days as from the request of the Administrative Agent, the Administrative Agent may appoint an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall undertake the determination of the relevant Guarantor’s own funds and Intra Group Liabilities. In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank shall take into consideration such available elements and facts at such time, including without limitation, the latest annual accounts of its Subsidiaries, any recent valuation of the assets of such Luxembourg Guarantor and its subsidiaries (if available), the market value of the assets of such Luxembourg Guarantor and its subsidiaries as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.

The limitation set out in this Section 9.10 does not apply to any security granted by any Luxembourg Guarantors under the Collateral Documents (excluding any personal or corporate guarantee).

(b)          Notwithstanding any other provision of this Credit Agreement to the contrary, in this Credit Agreement where it relates to the Borrower (to the extent organized under the laws of Luxembourg), any Guarantor organized under the laws of Luxembourg, or any other party which is organized under the laws of Luxembourg, a reference to:

(i)          a winding-up, administration, liquidation, bankruptcy, general assignment for the benefit of creditors, receivership, insolvency, reorganization or dissolution includes bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation voluntaire ou judiciare), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

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(ii)         a receiver, receiver and manager, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)        a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)        attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt);

(v)         by-laws includes its articles of association (statuts); and

(vi)        a “set-off” includes, for purposes of Luxembourg law, legal set-off.

ARTICLE 10	THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS

Section 10.1.          Administration by the Administrative Agent. (a) The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein (including by way of an express instruction given to the Administrative Agent by the Required Lenders, Required RC Lenders or Required RC/TLA Lenders, as applicable under the circumstances), each of the Lenders and the Issuing Banks hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

(b)          The Lenders and the Issuing Banks hereby authorize the Administrative Agent (without the consent of any Lender or Issuing Bank, who hereby irrevocably authorize any such action pursuant to this clause (b)):

(i)          to release any Lien on the Collateral or any Guarantor from its guarantee in accordance with the terms of this Credit Agreement or any other applicable Fundamental Document;

(ii)         to determine that the cost to the Borrower or another Credit Party is disproportionate to the benefit to be realized by the Administrative Agent, the Issuing Banks and the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of itself, the Issuing Banks and the Lenders);

(iii)        to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Banks and the Lenders);

(iv)        in connection with an item of Product being produced by a Credit Party, the principal photography of which is being done outside the United States, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials (as

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defined in the Pledge and Security Agreement) of such item of Product in a production laboratory located outside the United States;

(v)         to enter into and perform its obligations under the other Fundamental Documents;

(vi)        to enter into intercreditor, subordination, non-disturbance and/or attornment agreements, or any similar or comparable agreement, with (A) any union and/or guild with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements, (B) Persons who have been granted Liens which are permitted pursuant to this Credit Agreement, (C) any licensee, licensor, co-financier or co-producer having any rights to any item of Product, (D) Persons providing any services in connection with any item of Product, or (E) any other lessor to or lessee of the Borrower or any Subsidiaries, or any other counterparty of the Borrower or any or its Subsidiaries, at the request of the Borrower;

(vii)       upon the request of the Borrower, if any additional Indebtedness permitted to be incurred under this Credit Agreement is secured by first priority Liens or junior Liens on the Collateral and permitted to be incurred under this Credit Agreement (including any Permitted Slate Financing or Permitted Slate Transaction), the Administrative Agent shall, at the request of the Borrower, enter into an (or amend any existing) Intercreditor Agreement with such other secured creditor(s), as necessary to accommodate the additional Indebtedness; and

(viii)       upon the request of the Borrower, to enter into amendments, replacements, extensions, restatements, modifications and supplements of or to any Intercreditor Agreements then in existence.

(c)          It is understood and agreed that the use of the term “agent” herein or in any other Fundamental Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2.          Sharing of Setoffs. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Obligations (which term, for purposes of this Section 10.2 only, shall refer solely to those Obligations referred to in clause (a) of the definition of “Obligations”) as a result of which the unpaid portion of its Obligations is proportionately less than the unpaid portion of Obligations of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Obligations of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Obligations and its participation in Obligations of the other Lenders shall be in the same proportion to the aggregate unpaid amount of all remaining Obligations as the amount of its Obligations prior to the obtaining of such payment was to the amount of all Obligations prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note or Letter of Credit may exercise

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any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon or was the issuer of the Letter of Credit, in the amount of such participation. Notwithstanding the foregoing, a Defaulting Lender shall not be entitled to share in any benefit contemplated by this Section 10.2 realized by a non-Defaulting Lender until all the Obligations owed to the non-Defaulting Lenders have been paid in full and the Revolving Credit Commitments have been terminated. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not be construed to apply to any payment made by or on behalf of the Borrower or any Subsidiary thereof pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, including the Borrower or any Subsidiary thereof.

Section 10.3.          Notice to the Lenders. (a) Upon receipt by the Administrative Agent or the Issuing Banks from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent or an Issuing Bank of any Event of Default, the Administrative Agent or such Issuing Bank will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

(b)          The Administrative Agent or the Issuing Banks shall not be deemed to know of any Default or Event of Default unless a Responsible Officer of the Administrative Agent or the Issuing Banks has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Administrative Agent or the Issuing Banks at its address for notices set forth in Section 11.1, and such notice references the existence of a Default or Event of Default and this Credit Agreement.

Section 10.4.          Liability of the Administrative Agent, Issuing Banks. (a) The Administrative Agent, or the Issuing Banks, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents, or employees and neither the Administrative Agent, the Issuing Banks nor their respective officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent, the Issuing Banks and their Related Parties shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to: (i) instructions received by it from the Required Lenders, Majority Facility Lenders, Required RC Lenders or Required RC/TLA Lenders, as applicable or (ii) in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent, the Issuing Banks, nor any of its Related Parties shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b)          None of the Administrative Agent (in its capacity as agent for the Lenders), the Issuing Banks or any of their Related Parties shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related

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agreement or document or in connection herewith or therewith. No Lender nor any of its Related Parties shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c)          The Administrative Agent, as agent for the Lenders hereunder and the Issuing Banks in such capacity, shall be entitled to rely on any communication, instrument, or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

(d)          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through one or more sub-agents. The exculpatory provisions of this Article shall apply to any such sub-agent and to any respective Related Parties of the Administrative Agent or the Issuing Banks and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Credit Agreement as well as activities as Administrative Agent or the Issuing Banks. The Administrative Agent and the Issuing Banks shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Issuing Bank, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

(e)          None of the provisions of this Credit Agreement shall require the Administrative Agent or the Issuing Banks to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

Section 10.5.          Reimbursement and Indemnification.

(a)          Each of the Lenders agrees (i) to reimburse the Administrative Agent and the Issuing Banks for such Lender’s applicable Percentage of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower and (ii) to indemnify and hold harmless the Administrative Agent, any of its Related Parties and the Issuing Banks, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any of them in any way relating to or arising out of any Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from their gross negligence or willful misconduct). To the extent indemnification payments made by the Lenders pursuant to this Section 10.5 are subsequently recovered by the Administrative Agent, or the Issuing Banks from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders. Notwithstanding the foregoing, if there are at the time of computation of a reimbursement and/or indemnity obligation one or more Defaulting Lenders which have not fulfilled their obligations under this Section 10.5, the obligations of such non-performing Defaulting Lenders shall be reallocated among the other Lenders (including performing Defaulting Lenders), in proportion to the percentage of such Lender

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to the aggregate percentage of all Lenders (other than that of the non-performing Defaulting Lender or Defaulting Lenders).

(b)          The provisions of Section 10.5(a) are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Credit Parties and may not be asserted by any of the Credit Parties as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.

Section 10.6.          Rights of Administrative Agent. (a) It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent, of the Lenders under this Credit Agreement and the other Fundamental Documents.

(b)          The Administrative Agent may consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

Section 10.7.          Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans and participate in the Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent nor the Issuing Banks shall bear any responsibility therefor.

Section 10.8.          Agreement of Required Lenders. Except as otherwise expressly stated herein, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, Majority Facility Lenders, Required RC Lenders or Required RC/TLA Lenders, as required under this Credit Agreement, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of such Required Lenders, Majority Facility Lenders, Required RC Lenders or Required RC/TLA Lenders, as applicable, and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 11.12 hereof.

Section 10.9.          Notice of Transfer. The Administrative Agent and the Issuing Banks may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans and participations in Letters of Credit for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 11.3 hereof.

Section 10.10.         Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Such resignation shall become effective upon the earlier to occur of (i) 30 days from the date of such notice and (ii) acceptance by a successor agent of its appointment pursuant hereto (the “Resignation Effective Date”). Upon the Resignation Effective Date, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Fundamental Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Fundamental Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). Upon any such resignation, the Required Lenders shall promptly appoint a successor agent from among the Lenders which successor

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shall be experienced and sophisticated in entertainment industry lending, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Borrower; provided, however, that such approval by the Borrower shall not be required at any time when an Event of Default is continuing. If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided that such successor is experienced and sophisticated in entertainment industry lending and reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $500,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and Article 11 shall inure to such retiring Administrative Agent, its sub-agents and their respective Related Parties’ benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 10.11.         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or insolvency proceeding or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Fundamental Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel.

Section 10.12.         Québec Security. For the purposes of holding any security granted by or to be granted by any of the Credit Parties pursuant to the laws of the Province of Québec, each of the parties hereto hereby appoints and designates JPMorgan Chase Bank, N.A. as the hypothecary representative (within the meaning of Article 2692 of the CCQ) for the Administrative Agent, the Issuing Banks, and all present and future Lenders and their Affiliates and the other Secured Parties. By executing an Assignment and Assumption, any future Lender (and their Affiliates) shall be deemed to ratify the appointment as hypothecary representative granted to JPMorgan Chase Bank, N.A. hereunder for and on behalf of the Administrative Agent, the Issuing Banks, all present and future Lenders and their Affiliates and the other Secured Parties. JPMorgan Chase Bank, N.A. agrees to act in such capacity. The execution prior to the date hereof by JPMorgan Chase Bank, N.A. in its capacity as hypothecary representative of any security pursuant to the laws of the Province of Québec is hereby ratified and confirmed. For greater

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certainty, JPMorgan Chase Bank, N.A., acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as prescribed in favour of the Administrative Agent in this Credit Agreement, which shall apply mutatis mutandis. In the event of the resignation or replacement and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the hypothecary representative unless a hypothecary representative is otherwise appointed.

Section 10.13.         Other Agent Titles. Other than the title “Administrative Agent,” any title accorded to any Person on the cover page hereof including Joint Bookrunner, Joint Lead Arranger or any other title containing the word “Agent,” is granted for recognition only and any such Person granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Persons as such. Without limiting the foregoing, no such Person shall have or be deemed to have any fiduciary relationship with any other Lender or the Credit Parties. Each Lender acknowledges that it has not relied, and will not rely, on any Person having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Person in any capacity or purported capacity inferred from any such title, such Person shall have the benefit of Section 11.5 to the same extent as the Administrative Agent.

ARTICLE 11	MISCELLANEOUS

Section 11.1.          Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic photocopy (i.e., “PDF” or “TIFF”) format sent by electronic mail, as follows, (a) if to the Administrative Agent or JPMorgan Chase Bank, N.A., to it at (i) JPMorgan Chase Bank, N.A., 2029 Century Park East, 38th Floor, Los Angeles, CA, 90067, Attention: David Shaheen, Phone No.: 310-860-7241, Facsimile No.: 310-860-7260 or (b) if to any Credit Party to it at Lions Gate Entertainment Inc., 2700 Colorado Avenue, Santa Monica, CA, 90404, Attn: Wayne Levin and James Gladstone , Facsimile No.: 310-452-8934, E-mail: wlevin@lionsgate.com, jgladstone@lionsgate.com, or (c) if to a Lender or an Issuing Bank, to it at its address set forth on the signature pages hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. Notwithstanding the foregoing, any notification made by the Borrower to the Administrative Agent from time to time with respect to the identity of the Disqualified Lenders shall be sent by electronic mail to: JPMDQ_Contact@jpmorgan.com. Any failure of the Administrative Agent, an Issuing Bank or a Lender giving notice pursuant to this Section 11.1, to provide a courtesy copy to a party as provided herein, shall not affect the validity of such notice. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the fifth (5th) Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt by such party, if by any telegraphic or facsimile communications equipment or electronic mail, in each case addressed to such party as provided in this Section 11.1 or in accordance with the latest unrevoked written direction from such party.

Section 11.2.          Termination, Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, Issuing Banks and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans and the issuance of the Letters of Credit herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by

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the Administrative Agent, the Issuing Banks or the Lenders or on their behalf and shall continue in full force and effect until the Termination Date. This Credit Agreement and each other Fundamental Document will terminate and be of no further force and effect on the Termination Date, except with respect to those sections hereof or thereof which expressly survive.

Section 11.3.          Successors and Assigns; Syndications; Loan Sales; Participations.

(a)           Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as permitted by Section 7.6 of this Credit Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations under any Fundamental Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 11.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 11.3. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)          Assignments by Lenders.

(i)          Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement with respect to all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or less than $1,000,000, in the case of any assignment in respect of any Term Facility (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds) unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Facility or the Revolving Credit Commitment assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

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(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent and completed by such Eligible Assignee; and

(D)         the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 3.4(a) prior to the assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall become a Lender hereunder and have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.3, Section 3.4, 11.4 and 11.5 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, notwithstanding anything to the contrary elsewhere in this Credit Agreement, immediately upon receipt by the Borrower of any Loans and/or Revolving Credit Commitments the same shall be deemed cancelled and no longer outstanding for any purpose under this Credit Agreement, including without limitation, Section 11.12, and in no event shall the Borrower have any rights of a Lender under this Credit Agreement or any other Fundamental Document.

(c)          Register.

(i)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(ii)         The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) and (b) above have been met. No assignment shall be effective unless it has been recorded in the Register.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Disqualified Lender) (each, a “Participant”) in all or a portion of

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such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 11.12. Subject to clause (e) of this Section 11.3, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.3, Section 3.4 and Section 3.6 (subject to the requirements and limitations therein (including the requirements under Section 3.4, it being understood that the documentation required to be provided under Section 3.4 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.3. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.2 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 11.3(d), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Credit Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or other Obligations under any Fundamental Document) to any Person except to the extent such disclosure is necessary in connection with a tax audit or other proceeding to establish that any such Obligations are in registered form for U.S. federal income tax purposes.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (other than to any Disqualified Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 11.3 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(g)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)          Assignments to the Borrower and its Subsidiaries. The Borrower or its Subsidiaries may purchase by way of open market purchases or auction or otherwise, and become an Assignee with respect to Term B Loans at any time and from time to time from Lenders in accordance with Section 11.3(b) hereof, subject to the following limitations:

(i)          under no circumstances, whether or not a Credit Party is subject to bankruptcy or other insolvency proceeding, shall the Borrower or such Subsidiary be entitled to exercise any voting rights or other privileges with respect to Term B Loans under this Credit Agreement and the other Fundamental Documents;

(ii)         the Borrower or such Subsidiary shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings by the Administrative Agent and the Lenders and their advisors;

(A) the Revolving Facility shall not be utilized to fund the purchase or assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of such purchase or assignment; and

(iii)        all Term B Loans acquired by the Borrower or any of its Subsidiaries shall be immediately and automatically cancelled.

Notwithstanding anything to the contrary herein, this Section 11.3(h) shall supersede any provisions in Section 10.2 to the contrary.

(i)          If the Borrower wishes to replace the Loans or Revolving Credit Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Revolving Credit Commitments to be replaced, to (i) require the Lenders under such Facility to assign all such Loans or Revolving Credit Commitments under such Facility to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.12 (with such replacement, if applicable, deemed to have been made pursuant to Section 2.15). Pursuant to any such assignment, all Loans and Revolving Credit Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Revolving Credit Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment by the Borrower of any accrued interest and fees thereon and any amounts owing pursuant to Section 11.4 to the extent demanded in writing prior to the date of such assignment. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Revolving Credit Commitments under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit F and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (i) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

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Section 11.4.          Expenses; Documentary Taxes. The Borrower agrees to pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the performance of due diligence, the syndication of the credit facility contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans and the issuance of the Letters of Credit, the Collateral or any Fundamental Document, including but not limited to, the verification of financial data and the transactions contemplated hereby, including the reasonable fees and disbursements of one firm of outside counsel to the Administrative Agent and, if reasonably necessary, one firm of special or local counsel in each applicable jurisdiction, and (b) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies thereof in connection with this Credit Agreement, the other Fundamental Documents, the Letters of Credit or the Notes, or as a result of any transaction, action or non-action arising from any of the foregoing, including but not limited to, the reasonable fees and disbursements of one firm of outside counsel for the Administrative Agent, the Issuing Banks or the Lenders and, if reasonably necessary, one firm of special or local counsel in each applicable jurisdiction. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter promptly upon on demand. The Borrower agrees that it shall indemnify the Administrative Agent, the Issuing Banks and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the issuance of the Letters of Credit, but, in each case, only if and to the extent that the Administrative Agent, the Issuing Banks and the Lenders comply with all reasonable requests of the Borrower to comply with applicable reporting requirements (which requirements would not subject the Administrative Agent, the Issuing Banks or Lenders to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to the Administrative Agent, Issuing Banks or Lenders, as applicable) as may be necessary to reduce or eliminate such documentary taxes, assessments or charges. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement and the payment of the Loans and/or the expiration of any Letter of Credit.

Section 11.5.          Indemnification of the Administrative Agent, the Issuing Banks and the Lenders. The Borrower agrees (a) to indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders and their respective Related Parties (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever nature, and (b) to pay to the Indemnified Parties an amount equal to the amount of all reasonable and documented out-of-pocket costs and expenses of investigation or defense, including reasonable legal fees of one firm of outside counsel for all Indemnified Parties taken as a whole, and, if reasonably necessary, one firm of special or local counsel in each applicable jurisdiction (or, in the event of an actual or perceived conflict of interest, one additional firm of counsel for such Indemnified Parties so conflicted) and disbursements, and with regard to both (a) and (b) in connection with or resulting from any litigation, investigation or other proceedings relating to the Collateral, this Credit Agreement and the other Fundamental Documents and the Letters of Credit, the making of the Loans, the Acquisition or any other Transaction (regardless of whether such Indemnified Party is a party thereto, and whether or not such proceedings are brought by a Credit Party, their equity holders, Affiliates, creditors or any other third Person) but excluding therefrom all claims, demands, losses, judgments, liabilities, costs and expenses arising out of or resulting from (i) the gross negligence, willful misconduct, or material breach of its obligations under this Credit Agreement or any Fundamental Document by an Indemnified Party, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) litigation or claims among Indemnified Parties in connection with the Fundamental Documents or in any way relating to the transactions contemplated hereby not involving an act or omission by a Credit Party (other than disputes involving claims against the Administrative Agent or Arranger or any Person with another titled capacity or similar role in its capacity as such), (iii) claims

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asserted or litigation commenced against any Indemnified Party by a Credit Party in which the Credit Party is the prevailing party, and (iv) an act or omission that does not involve a Credit Party and is not a claim against an Indemnified Party. The foregoing indemnity agreement includes any reasonable out-of-pocket costs incurred by any Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by any Indemnified Party, or by any other Person either against the Lenders or in connection with which any officer, director, agent or employee of any Indemnified Party is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of outside counsel to the Administrative Agent (subject to the limitations described in this clause (b) on number and type of counsel), and any out-of-pocket costs incurred by any Indemnified Party in appearing as a witness or in otherwise complying with legal process served upon them.

All indemnities contained in this Section 11.5 shall survive the expiration or earlier termination of this Credit Agreement and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans and Revolving Credit Commitments as to any actions taken or omitted to be taken by it while it was a Lender.

Section 11.6.          Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.7.          CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA; PROVIDED THAT, NOTWITHSTANDING ANY GOVERNING LAW PROVISION OF THE FUNDAMENTAL DOCUMENTS, (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF EITHER THE BORROWER OR ITS APPLICABLE AFFILIATE HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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Section 11.8.          WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

Section 11.9.          WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ISSUING BANKS NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.10.         No Waiver. No failure on the part of the Administrative Agent or any Lender or the Issuing Banks to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document or with regard to any Letter of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 11.11.         Extension of Payment Date. Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

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Section 11.12.         Amendments, etc.

(a)          Except as provided (X) in Section 2.13 with respect to any Incremental Facility, Section 2.14 with respect to any Extension and Section 2.15 with respect to any Refinancing Term Loans or Replacement Revolving Facility, (Y) Section 10.1 or (Z) as otherwise expressly provided herein or in any Fundamental Document, (a) no provision of this Credit Agreement or the other Fundamental Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders, (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (iv) if the rights or duties of the Issuing Banks are affected thereby, the Issuing Banks; provided that:

(A)         no amendment, modification, supplement or waiver pursuant to this Section 11.12 shall:

(i) increase any Revolving Credit Commitment or extend the expiry date of any such Revolving Credit Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Revolving Credit Commitment);

(ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of any Loan or of any Reimbursement Obligation or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; or

(iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;

(B)         no amendment, modification, supplement or waiver pursuant to this Section 11.12 shall, unless signed by each Lender:

(i) change the definition of “Required Lenders” in a manner that reduces the voting percentages set forth therein;

(ii) change the provisions of this Section 11.12;

(iii) release all or substantially all of the Collateral (except as expressly provided in the Fundamental Documents) or all or substantially all of the value of the guarantees provided by the Guarantors (except as expressly provided in the Fundamental Documents);or

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(iv) change or waive Section 10.2;

(C)         no amendment, modification, supplement or waiver pursuant to this Section 11.12 shall amend or otherwise modify Section 2.8 or any other provisions of any Fundamental Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of the Majority Facility Lenders of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered); and

(D)         no amendment, modification, supplement or waiver pursuant to this Section 11.12 shall amend or modify the provisions of Section 2.3 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

Notwithstanding anything to the contrary herein:

(v) except as set forth in clause (A) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent;

(w) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Credit Agreement and the other Fundamental Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.8(d), 2.13, 2.14, 2.15, Section 7.6 or as contemplated by Section 10.1;

(x) intercreditor agreements, guarantees, collateral or security documents and other related documents executed by the Borrower or any of its Subsidiaries in connection with this Credit Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, restated, supplemented or waived without the consent of any Lender;

(y) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Credit Agreement or any other Fundamental Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(z) in connection with the addition of any Guarantor from an Approved Jurisdiction, the Borrower and the Administrative Agent may, without the consent of any Lender, amend, modify or supplement any Fundamental Documents, in order to include provisions which are reasonably required as to Guarantors organized in the applicable jurisdiction, including customary limitation language for such jurisdictions.

Notwithstanding the foregoing, (i) only the consent of the Required RC/TLA Lenders shall be required in respect of amendments, modifications or waivers of the financial covenants set forth in Section 7.9 (or any component definition thereof to the extent applicable thereto) and (ii) only the

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consent of the Required RC Lenders shall be required with respect to waivers of any conditions to the Borrowing of any Revolving Loans, and any such amendment, modification or waiver may be made without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders).

In addition, notwithstanding the foregoing, this Credit Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Credit Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Credit Agreement and the other Fundamental Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required RC/TLA Lenders, the Required RC Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.

(b)          Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Revolving Credit Commitments.

Section 11.13.         Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14.         SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH PARTY HERETO (EACH, A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE LETTERS OF CREDIT), THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT, AN ISSUING BANK OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF

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PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 11.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANKS OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

Section 11.15.         Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

Section 11.16.         Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Section 11.17.         USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties and their investors, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.

Section 11.18.         Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.

Section 11.19.         Confidentiality.

(a)          Each of the Administrative Agent, the Issuing Banks and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and (iii) to

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any credit insurance provider relating to the Borrower and the Obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.19, or (y) becomes available to the Administrative Agent, the Issuing Banks or any Lender on a non-confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 11.19, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Banks or any Lender on a non-confidential basis prior to disclosure by such Credit Party and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.20.         Judgment Currency.

(a)          If for the purpose of obtaining or enforcing judgment against the Borrower or any other Credit Party which is incorporated or organized under the laws of Canada or any province thereof in any court in any jurisdiction, it becomes necessary to convert into Canadian currency an amount due in United States Dollars under this Credit Agreement or any other Fundamental Document, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)          the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of British Columbia or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)         the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 11.20(a)(ii) being hereinafter in this Section 11.20 referred to as the “Judgment Conversion Date”).

(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.20(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional or lesser amount as may be necessary to ensure that the amount paid in Canadian currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Canadian dollars stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)          Any amount due from the Borrower or any other Credit Party under the provisions of Section 11.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Credit Agreement or any other Fundamental Document.

(d)          The term “rate of exchange” in this Section 11.20 means the noon rate of exchange based on Canadian interbank transactions in United States dollars and Canadian dollars published or quoted by the Bank of Canada for the day in question.

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Section 11.21.         Lender Obligations Several. The respective obligations of the Lenders under this Credit Agreement and the other Fundamental Documents are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder and thereunder.

Section 11.22.         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Fundamental Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Fundamental Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(1)         a reduction in full or in part or cancellation of any such liability;

(2)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Fundamental Document; or

(3)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER:

LIONS GATE ENTERTAINMENT CORP.

By	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	General Counsel and Chief Strategic Officer

[Signature Page to Credit and Guarantee Agreement]

GUARANTORS:

100 Plus Productions, Inc.
Alibi Productions, LLC
Alternate Universe, LLC
American Lion Productions, Inc.
Amnesia Productions, LLC (f/k/a Exterior Productions, LLC)
Artisan Entertainment Inc.
Artisan Home Entertainment Inc.
Artisan Pictures LLC
Atom Productions, Inc.
Awaken Productions Corp.
Awaken Productions, Inc.
Blair Witch Films, LLC
Blue Mountain State Productions Corp.
Boss Kane Productions, Inc.
Bottled Vines Productions Inc. (f/k/a Phat Vines Productions Inc.)
Caller Productions, Inc.
Casual Productions, Inc.
CATX Certain Slant 12 Productions, Inc.
CATX Exorcism 12 Productions, Inc.
CATX Reawakening 12 Productions, Inc.
CATX Ricky 12 Productions, Inc.
CATX Time After Time 12 Productions, Inc.
CATX Two Eyes 12 Productions, Inc.
CATX Wee 12 Productions, Inc.
CBLG Productions, LLC
Chains Productions, Inc.
Condemned Productions, Inc.
Cooper Productions Louisiana, LLC
Covered Moon Productions, LLC
Crash Television Productions, Inc.
Crushed Productions, Inc.
Dancing Productions, Inc.
Davyco Productions, LLC
DD1 Productions Canada Inc.
DD1 Productions, LLC
DD2 Acquisition Corp.
Dead Zone Production Corp.
Debmar/Mercury, LLC
Debmar/Mercury (WW) Productions LLC
Debmar Studios, Inc.
Delish Projects, LLC
Delish Television Development, LLC
DHW Productions, LLC
Diable Productions, Inc.
DJM Services, Inc.
Donor Productions, Inc.

[Signature Page to Credit and Guarantee Agreement]

Drawback Productions, LLC
Driving All the Way Productions, LLC
Elah Productions, LLC
Film Holdings Co.
Find Series Productions, LLC
Friends Financing, Inc.
Full Moon Productions, LLC
GC Films, Inc.
Get Some Productions, LLC
GOE Productions, LLC
Go For Broke Productions, Inc. (f/k/a Cuckoo Productions, Inc.)
Good Evel Productions, Inc.
Graves Productions, Inc.
Grindstone Entertainment Group, LLC
Guilt Productions, Inc.
HGMJ Productions Canada Inc./Les Productions HGMJ Canada Inc.
Highchair Productions, Inc.
Higher Post LLC
Houdini Productions, Inc.
House Row Productions, LLC
HSKL Productions Canada Inc. (f/k/a Pyramania Productions Canada, Inc.)
HSKL Productions, Inc.
Invisible Casting Inc.
Jardinero Productions, LLC
Jessabelle Productions, Inc.
Just Rewards Productions, Inc.
Johnson Goode, LLC
JV1 Delish, LLC
Kill Pit Productions Inc.
Knowing Domestic Rights, LLC
Knowing Productions, LLC
Landscape Entertainment Corp.
LG Capital Corporation
LG Horror Channel Holdings, LLC
LG JV Servicing Company, LLC
LG Leopard GP Canada Inc.
LG-Max LLC
LGAC 1, LLC
LGAC 3, LLC
LGAC International LLC
Lions Gate Digital Projects, Inc.
Lions Gate Entertainment Inc.
Lions Gate Exhibition, Inc.
Lions Gate Films Inc.
Lions Gate Films Holdings Company #1, Inc.
Lions Gate Films Holdings Company #2, Inc.

[Signature Page to Credit and Guarantee Agreement]

Lions Gate India Inc.
Lions Gate International Sales, LLC
Lions Gate Mandate Financing Vehicle Inc.
Lions Gate Music Corp.
Lions Gate Music, Inc.
Lions Gate Music Publishing LLC
Lions Gate Online Shop Inc.
Lions Gate Pennsylvania, Inc.
Lions Gate Records, Inc.
Lions Gate Releasing LLC
Lions Gate Spirit Holdings, LLC
Lions Gate Television Development LLC
Lions Gate Television Inc.
Lions Gate Television International- Latin America, Inc.
Lions Gate X Productions, LLC
Lions Gate X Productions Corp.
Lionsgate LBE, Inc.
Love Lessons Productions, Inc.
Lucky 7 Productions Corp.
LWH Productions, LLC
Mandate Films, LLC
Mandate Pictures, LLC
Manifest Entertainment, LLC
MK Animated, LLC
MOAL, LLC
Mort Productions US, Inc.
Mother Productions Corp.
MQP, LLC
NGC Films, Inc.
Niche Productions, LLC
NR Productions, Inc.
Nurse Productions Inc.
NYSM2 Productions, LLC
Old Hickory Productions, Inc.
Orion Arm Holding Co., LLC
P2 Productions U.S., LLC
Peeples Productions, Inc.
PGH Productions, Inc.
Power Mongering Despot, Inc.
Preach Productions, Inc.
Presidential Productions, Inc.
Production Management Inc.
Profiler Productions, Inc.
Psycho Productions Services Corp.
PWG Productions, Inc.
PX1 Productions Corp.
PX1 Productions, Inc.
R & B Productions, Inc.
Rabbit Productions, Inc.

[Signature Page to Credit and Guarantee Agreement]

Red 2 US Productions, LLC
RG Productions, Inc.
RHO Productions, LLC
Royals Productions, Inc.
RRR Productions, LLC
Saint Productions, Inc.
Screening Room, Inc.
SDI Productions, Inc.
See Me Louisiana, L.L.C.
SELP, LLC
Silent Development Corp.
South Shore Productions, Inc.
Spoken Productions, Inc. (f/k/a CATX Tape4 12 Productions, Inc.)
Stanton Productions, LLC
Step Up 5 Productions Canada, Inc.
SU4, LLC
SU5 Productions, Inc. (f/k/a CATX Addicted 12 Productions, Inc.)
Summit Distribution, LLC
Summit Entertainment Development Services
Summit Entertainment, LLC
Summit Guaranty Services, LLC
Summit International Distribution, Inc.
Summit Productions, LLC
Summit Signature, LLC
TCT Productions, Inc.
Term Productions, Inc.
Terrestrial Productions Corp.
Tiny Horse Productions, Inc.
TSBD Louisiana, L.L.C.
TSBD Productions, LLC
TWA Productions, Inc.
Twilight Domestic Rights, LLC
Twilight Productions, LLC
United Fandom, LLC
UNZ Productions, Inc.
U.R.O.K. Productions, Inc.
Verdict Productions, Inc.
Verona Productions, LLC
Vestron Inc.
Wallflower, LLC
White Famous Productions, Inc.
Wikal Productions, LLC
Wilde Kingdom Productions Corp.
Women in Comedy Documentary, LLC

By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	Authorized Person

[Signature Page to Credit and Guarantee Agreement]

Starz Acquisition LLC
Starz, LLC
Aries Pictures LLC
Namor Productions, LLC
Starz Investments, LLC (fka SEG Investments, LLC)
Starz Entertainment, LLC
Starz Nu Documentary Productions, LLC
Starz Ballet Productions, LLC
Starz Pirates Productions, LLC
Starz Power Productions, LLC
Starz Remorse Productions, LLC
Starz Evil Productions, LLC
Starz Finance Corp.
Starz Independent, LLC
Starz Media Group, LLC
Starz Media, LLC
Anchor Bay Entertainment, LLC
Overture Films, LLC

By:	/s/ Timothy A. Sweeney
	Name:	Timothy A. Sweeney
	Title:	Authorized Person

[Signature Page to Credit and Guarantee Agreement]

Iniquity Productions Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

Lions Gate China (UK) Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

Lions Gate International Media Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

Lions Gate International (UK) Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

Lions Gate Pictures International (UK) Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

[Signature Page to Credit and Guarantee Agreement]

NYSM2 Productions Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

RHO Productions Limited

By:	/s/ Zygmunt Jan Kamasa
Name: Zygmunt Jan Kamasa
Title: Director

[Signature Page to Credit and Guarantee Agreement]

ENTERTAINMENT CAPITAL HOLDINGS S.À R.L.
société à responsabilité limitée
13-15, avenue de la Liberté
L-1931 Luxembourg
RCS number B 180844

By:	/s/ Ludovic Trogliero
Name: Ludovic Trogliero
Title: Manager B and Authorized Signatory

ENTERTAINMENT CAPITAL HOLDINGS II S.À R.L.
société à responsabilité limitée
13-15, avenue de la Liberté
L-1931 Luxembourg
RCS number B 195833

By:	/s/ Ludovic Trogliero
Name: Ludovic Trogliero
Title: Manager B and Authorized Signatory

LIONS GATE INTERNATIONAL MOTION PICTURES S.À R.L.
société à responsabilité limitée
13-15, avenue de la Liberté
L-1931 Luxembourg
RCS number B 185480

By:	/s/ Ludovic Trogliero
Name: Ludovic Trogliero
Title: Manager B and Authorized Signatory

[Signature Page to Credit and Guarantee Agreement]

LIONS GATE INTERNATIONAL HOLDINGS S.À R.L.,
société à responsabilité limitée
13-15, avenue de la Liberté
L-1931 Luxembourg
RCS number B 193597

By:	/s/ Ludovic Trogliero
Name: Ludovic Trogliero
Title: Manager B and Authorized Signatory

LIONS GATE INTERNATIONAL SLATE INVESTMENT S.A.,
société anonyme
13-15, avenue de la Liberté
L-1931 Luxembourg
RCS number B 193789

By:	/s/ Ludovic Trogliero
Name: Ludovic Trogliero
Title: Manager B and Authorized Signatory

[Signature Page to Credit and Guarantee Agreement]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as a Lender

By	/s/ Lynn M. Braun
Name: Lynn M. Braun
Title: Executive Director

Address for Notices:

JPMorgan Chase Bank, N.A.
2029 Century Park East, 38th Floor
Los Angeles, CA 90067
Attention: David Shaheen
Facsimile: (310) 860-7260

[Signature Page to Credit and Guarantee Agreement]

BANK OF AMERICA, N.A.
as a Lender

By	/s/ Matthew Koenig
Name: Matthew Koenig
Title: Senior Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH
as a Lender

By	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By	/s/ Ryan Corning
Name: Ryan Corning
Title: Director

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

ROYAL BANK OF CANADA
as a Lender

By	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Signatory

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender

By	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

SUNTRUST BANK
as a Lender

By	/s/ J. Matthew Rowand
Name: J. Matthew Rowand
Title: Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as a Lender

By	/s/ Anthony Beaudoin
Name: Anthony Beaudoin
Title: Managing Director

Address for Notices:

The Bank of Tokyo-Mitsubichi UFJ, LTD. Harborside Financial Center, Suite 500 Plaza III Jersey City, NJ. 07311 Attention: Ligia Castro Facsimile: 201-521-2304

[Signature Page to Credit and Guarantee Agreement]

BARCLAYS BANK PLC
as a Lender

By	/s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Assistant Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

WELLS FARGO BANK, N.A.
as a Lender

By	/s/ Bryan Milinovich
Name: Bryan Milinovich
Title: Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

BNP PARIBAS
as a Lender

By	/s/ James McHale
Name: James McHale
Title: Managing Director

By	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

COMERICA BANK
as a Lender

By	/s/ Adam J. Korn
Name: Adam J. Korn
Title: Senior Vice President

Address for Notices:

entloanrequestsmail@comerica.com On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

FIRST REPUBLIC
as a Lender

By	/s/ Charles Heaphy
Name: Charles Heaphy
Title: Senior Managing Director

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

EAST WEST BANK
as a Lender

By	/s/ Jodi Chong
Name: Jodi Chong
Title: Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

BANK HAPOALIM
as a Lender

By	/s/ Martin Greenberg
Name: Martin Greenberg
Title: Senior Vice President Deputy Chief Credit Officer Head of Asset Based Lending

By	/s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

CIT
as a Lender

By	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Managing Director

Address for Notices:

On record with the Administrative Agent

[Signature Page to Credit and Guarantee Agreement]

Schedule 1.1

Schedule of Commitments

Initial Lender	Revolving Facility	Term A Facility	Term B Facility

Total Commitment	$1,000,000,000	$1,000,000,000	$2,000,000,000